Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF DECEMBER 13, 2018

by and among

NEW SENIOR INVESTMENT GROUP INC.,

AS THE BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS THE AGENT,

AND

KEYBANC CAPITAL MARKETS INC.,

AS LEAD ARRANGER

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	FORM OF JOINDER AGREEMENT

Exhibit B	FORM OF REVOLVING CREDIT NOTE

Exhibit C	FORM OF SWING LOAN NOTE

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	FORM OF LETTER OF CREDIT REQUEST

Exhibit F	FORM OF LETTER OF CREDIT APPLICATION

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF BORROWING BASE CERTIFICATE

Exhibit I	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibits J	FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.3	INITIAL BORROWING BASE PROPERTIES

Schedule 4.3	ACCOUNTS

Schedule 5.3	BORROWING BASE QUALIFICATION DOCUMENTS

Schedule 6.3	TITLE TO PROPERTIES

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX STATUS

Schedule 6.14	CERTAIN TRANSACTIONS

Schedule 6.20(a)	SUBSIDIARIES OF BORROWER

Schedule 6.20(b)	UNCONSOLIDATED AFFILIATES OF BORROWER AND ITS SUBSIDIARIES

Schedule 6.21	LEASES

Schedule 6.22	PROPERTY

Schedule 6.24	OTHER DEBT

Schedule 6.33	MATERIAL CONTRACTS OF BORROWING BASE PROPERTIES

Schedule 6.37	HEALTHCARE REPRESENTATIONS

Schedule 7.13	MANAGEMENT AGREEMENTS

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of December 13, 2018, by and among NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18, and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”).

R E C I T A L S

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility to the Borrower; and

WHEREAS, the Agent and the Lenders are willing to provide such revolving credit facility to the Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Acknowledgments. The Acknowledgments executed by a Guarantor in favor of the Agent, acknowledging the pledge of Equity Interests in such Guarantor to the Agent, such Acknowledgments to be in form and substance satisfactory to the Agent, as the same may be modified, amended or restated.

Additional Commitment Request Notice. See §2.11(a).

Additional Guarantor. Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.4.

Adjusted Consolidated EBITDA. On any date of determination, the sum of Consolidated EBITDA for the four (4) fiscal quarters most recently ended plus (b) non-recurring charges of the Borrower and its Subsidiaries not otherwise added back in the calculation of Consolidated EBITDA less (c) the Capital Reserve for all Real Estate of the Borrower and its Subsidiaries. The calculation of Adjusted Consolidated EBITDA shall be adjusted by Borrower on a pro forma basis reasonably satisfactory to Agent to remove the impact of the Holiday Lease Termination.

Adjusted Funds from Operations. With respect to Borrower and its Subsidiaries for a given period, Net Income (or Loss) of such Person computed in accordance with GAAP, excluding (i) gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, (ii) gains (losses) on extinguishment of debt, (iii) acquisition, transaction and integration expenses, (iv) gains (losses) on lease terminations, (v) non-cash income or expenses and (vi) extraordinary and/or nonrecurring income or expenses, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof relative to funds from operations promulgated by the National Association of Real Estate investment Trusts or its successor. The calculation of Adjusted Funds from Operations shall be adjusted by Borrower on a pro forma basis reasonably satisfactory to Agent to remove the impact of the Holiday Lease Termination and to adjust for any Indebtedness of Borrower and its Subsidiaries that is refinanced in the fourth (4th) calendar quarter of 2018.

Adjusted Net Operating Income. On any date of determination (a) with respect to Borrowing Base Properties that are not subject to a Triple Net Lease, Net Operating Income from such Borrowing Base Properties determined under clause (a) of the definition of Net Operating Income for the twelve (12) months ended as of the most recently ended fiscal quarter less the Capital Reserve applicable to such Borrowing Base Properties for such period, less the Management Fees for such period for such Borrowing Base Properties, and (b) with respect to any Borrowing Base Properties subject to a Triple Net Lease, the Net Operating Income from such Borrowing Base Properties determined under clause (b) of the of the definition of Net Operating Income for the twelve (12) months ended as of the most recently ended fiscal quarter.

Advisor. FIG LLC, a Delaware limited liability company.

Advisor Agreement. The Management and Advisory Agreement dated as of November 6, 2014, among Borrower and Advisor.

Affected Lender. See §4.14.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by the Agent.

Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

ALF. An assisted living facility. An assisted living facility may include memory care beds.

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Margin. On any date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be a percentage per annum as set forth below:

Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
2.50%	1.50%

Appraisal. A Member of the Appraisal Institute appraisal reasonably acceptable to the Agent of the value of Real Estate, determined on an “as-is” value basis, performed by an independent appraiser selected by the Agent who is not an employee of Borrower or its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate, obtained pursuant to §2.12, §5.2, §5.3 or §10.12; subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment.

Arranger. KCM.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Interests. Collectively, each of the Collateral Assignments of Interests executed by the Borrower or a Subsidiary Guarantor in favor of the Agent, each such agreement to be substantially in the form of the Collateral Assignment of Interests delivered by Borrower and one or more Subsidiary Guarantors to the Agent on the Closing Date (it being acknowledged that the Collateral Assignment of Interests delivered on the Closing Date shall not include a pledge of Borrower’s interest in SNR Operations LLC).

Assignment of Leases and Rents. Each of the assignments of leases and rents from a Subsidiary Guarantor that is an owner of a Borrowing Base Property (including the applicable TRS Lessee) to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of such Subsidiary Guarantor(s) as lessor with respect to all leases of all or any part of each Borrowing Base Property (to which such Subsidiary Guarantor(s) is a lessor), each such assignment entered into after the date hereof to be substantially in the form as the initial Assignment of Leases and Rents executed and delivered by each of the Subsidiary Guarantors on the Closing Date, with such changes thereto as Agent may reasonably require as a result of state law or practice.

Authorized Officer. Any of the following Persons: David Smith and Bhairav Patel, and such other Persons as the Borrower shall designate in a written notice to the Agent.

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date. September 30, 2018.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its ”prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, and (c) LIBOR for an Interest Period of one (1) month plus one percent (1.0%). The Base Rate is a reference rate used by the lender acting as Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the lender acting as the Agent or any other lender on any extension of credit to any debtor. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, (a) the Revolving Credit Loans bearing interest calculated by reference to the Base Rate and (b) the Swing Loans.

Beneficial Ownership Certification. As to Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the Administrative Agent or any Lender requesting the same.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

Borrower. As defined in the preamble hereto.

Borrowing Base Availability. The Borrowing Base Availability shall be as of any date of determination the lesser of:

(a) the aggregate Borrowing Base Value of all Borrowing Base Properties multiplied by 0.65; and

(b) The maximum principal amount of Loans and Letter of Credit Liabilities that would not cause the Implied Debt Service Coverage Ratio to be less than:

For the period:	Implied Debt Service Coverage Ratio:
From the Closing Date through and including June 30, 2020	1.25 to 1
From July 1, 2020 through and including December 13, 2021	1.30 to 1
From the commencement of the Extension Period and thereafter	1.35 to 1

Notwithstanding the foregoing, if the Borrowing Base Availability attributable to a Borrowing Base Property that is encumbered by a Mortgage increases after such property first becomes a Borrowing Base Property, such increased value shall not be included in the calculation of Borrowing Base Availability until Borrower increases the coverage under the Title Policy for such Borrowing Base Property (and any tie-in endorsements included in the Title Policies for the other Borrowing Base Properties) to 100% of such increased Borrowing Base Availability.

Borrowing Base Certificate. See §7.4(c).

Borrowing Base Property or Borrowing Base Properties. The Real Estate owned by a Subsidiary Guarantor and, if applicable, leased by a Subsidiary Guarantor pursuant to an Operating Lease, that is security for the Obligations pursuant to the Mortgages.

Borrowing Base Qualification Documents. See Schedule 5.3 attached hereto.

Borrowing Base Value. For each Borrowing Base Property included in the calculation of Borrowing Base Availability, the Appraised Value of such Borrowing Base Property.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

Building. With respect to any Real Estate owned or leased by the Borrower or any Subsidiary Guarantor, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve. For any period, an annual amount equal to (a) the sum of (i) $350 per unit for ALFs and ILFs, plus (ii) for any Real Estate that is not an ALF or ILF, a reserve determined by Agent. Capital Reserves shall not apply to Real Estate that is subject to a Triple Net Lease.

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Collateral Agreement. The Cash Collateral Account Agreement, by and among the Borrower, the Subsidiary Guarantors, each Additional Subsidiary Guarantor that may hereafter become a party thereto and Agent, in its capacity as administrative agent and depository, providing for the deposit of revenues from the Borrowing Base Properties into the Collection Account, and the granting of a security interest in and control of such account and any other accounts subject thereto to Agent for the benefit of the Lenders, such agreement to be in form and substance reasonably satisfactory to Agent.

CCRC. A continuing care retirement community.

CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of Borrower equal to at least thirty-five percent (35%); or

(b) as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of Borrower consists of individuals who were not either (i) directors or trustees of Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of Borrower of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of Borrower which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above; or

(c) the Borrower consolidates with, is acquired in whole by, or merges into or with any Person (other than a merger permitted by §8.4); or

(d) [Reserved]; or

(e) prior to the Internalization, the Advisor fails to be the external manager of the Borrower; or

(f) prior to the Internalization, if at any time Fortress Investment Group LLC fails to own, directly or indirectly, at least one hundred percent (100%) of the economic, voting and beneficial interest of the Advisor; or

(g) the Borrower fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than any Lien of the Agent granted pursuant to the Loan Documents), one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor; or (ii) hold all management and decision-making powers (without the required approval or consent of any other Person) over the business and affairs of the Subsidiary Guarantors (including without limitation, all decisions with respect to investment, financing, leasing and disposition).

Closing Date. The date of this Agreement.

CMS. The U.S. Centers for Medicare and Medicaid Services.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral. All of the property, rights and interests of the Borrower or the Guarantors which are or are intended to be subject to the security interests, liens and mortgages created by the Security Documents, including, without limitation, the Borrowing Base Properties.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Collection Account. A deposit account maintained at Agent more particularly described in the Cash Collateral Agreement, or any successor deposit accounts approved by Agent.

Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s commitment to make or maintain Loans to the Borrower and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase. An increase in the Total Commitment to not more than $300,000,000.00 pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Communications. See §7.4.

Compliance Certificate. See §7.4(c).

CON. A certificate of need or similar certificate, license or approval issued by the State Regulator for a Borrowing Base Property.

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such compensation, awards, damages, judgments and proceeds.

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. For any period, for the Borrower and its Subsidiaries on a consolidated basis (and without double-counting), (a) Net Income (or Loss) of Borrower and its Subsidiaries for such period determined on a consolidated basis (excluding any income or losses from minority interests in the case of the Borrower), in accordance with GAAP excluding acquisition related costs, and exclusive of the following (but only to the extent included in the determination of such Net Income (Loss)): (i) depreciation and amortization expense; (ii) interest expense and amortization of deferred financing costs; (iii) income tax expense; (iv) acquisition, transaction and integration expenses; (v) non-cash impairment of long lived assets; (vi) non-cash income or expenses; (vii) extraordinary or non-recurring income or expenses; and (viii) extraordinary or non-recurring gains and losses; plus (b) such Person’s pro rata share of Consolidated EBITDA determined pursuant to clause (a) above of its Unconsolidated Affiliates. Consolidated EBITDA shall be adjusted to remove any impact from straight line rent adjustments required under GAAP and amortization of deferred market rent into income pursuant to Statement of Financial Accounting Standards number 141.

Consolidated Interest Expense. As of any date of determination and for any applicable period, with respect to Borrower and its Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of Borrower and its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capitalized Leases and amounts attributable to interest incurred under Derivatives Contracts, but excluding, to the extent non-cash, amortization of financing costs and charges), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of the foregoing items for the Unconsolidated Affiliates and non-Wholly-Owned Subsidiaries of Borrower and its Subsidiaries. Consolidated Interest Expense shall not include capitalized interest funded under a construction loan by an interest reserve.

Consolidated Tangible Net Worth. As of any date of determination, for the Borrower and its Subsidiaries, the sum of (a) the shareholder equity of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus (b) accumulated depreciation and amortization expense, minus (c) the following (to the extent reflected in determining Shareholder Equity of the Borrower and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as “goodwill” under GAAP, all determined on a consolidated basis.

Construction in Progress. Any Real Estate Asset which does not have buildings or other improvements located thereon, but which is under development for the construction of buildings or improvements which will qualify as or will constitute Healthcare Facilities upon completion (or, to the extent any buildings or improvements are located thereon, such buildings or other improvements are under construction and are non-operational, and no certificate(s) of occupancy have been issued with respect thereto), and/or the budgeted costs associated with the acquisition and construction of such Real Estate Asset, including, but not limited to, the cost of acquiring such Real Estate Asset as reasonably determined by Borrower in good faith, as the context may require.

Contractual Obligation. As to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Contribution Agreement. The Contribution Agreement dated as of even date herewith among the Borrower and the Subsidiary Guarantors that are a party thereto as of the Closing Date, and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Default. See §12.1.

Default Rate. See §4.11.

Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Issuing Lender, any Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect unless with respect to this clause (b), such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three (3) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) is the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender), but in no event shall be less than zero.

Designated Person. See §6.31.

Directions. See §14.14.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding. Distributions from any Subsidiary of the Borrower to, directly or indirectly, the Borrower shall be excluded from this definition.

Documented. Documentation showing fees, costs, expenses or other amounts due, provided that any such documentation may exclude any confidential or privileged information as determined by the Person submitting such documentation.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date, as applicable, is converted in accordance with §4.1.

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic System. See §7.4.

Eligible Real Estate. Real Estate:

(a) which is located within the continental United States;

(b) which is improved by an operating income-producing Healthcare Facility as to which all improvements have been completed and for which a certificate of occupancy or the equivalent has been issued;

(c) as to which all of the representations set forth in §6 of this Agreement concerning the subject Borrowing Base Property are true and correct in all material respects;

(d) as to which the Agent and the Required Lenders, as applicable, have received and approved all Borrowing Base Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Borrowing Base Property; and

(e) as to which, notwithstanding anything to the contrary contained herein, the Agent and the Required Lenders have approved for inclusion in the Borrowing Base Availability.

Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreement.

Environmental Reports. See §6.19.

EPA. See §6.19(b).

Equity Interests. With respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and sale after the Closing Date by Borrower or any of its Subsidiaries of any equity securities of such Person (other than equity securities issued to Borrower or any one or more of its Subsidiaries in their respective Subsidiaries), and the contribution of additional equity capital to Borrower.

Equity Percentage. The aggregate ownership percentage of Borrower or its Subsidiaries in each Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary, which shall be calculated as the greater of (a) such Person’s nominal relative direct and indirect ownership interest (expressed as a percentage) in the Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary, and (b) such Person’s relative direct and indirect economic interest (expressed as a percentage) in the Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary, determined in each case in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Person.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with Borrower or its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default. See §12.1.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Subsidiary. Any Subsidiary of the Borrower which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing Secured Indebtedness permitted by this Agreement or (ii) a provision of such Subsidiary’s organizational documents, which provision is included as a condition to the extension of such Secured Indebtedness.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or the Lender’s Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Extension Period. See §2.12.

Extension Request. See §2.12(a).

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fixed Charges. As of any date of determination for any applicable period for Borrower and its Subsidiaries, determined on a consolidated basis, an amount equal to the sum (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower, the Guarantors and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary principal prepayments (provided that any such regularly scheduled principal payments that are not payable monthly shall, for purposes of this definition, be treated as if such payment were payable in equal monthly installments commencing on such payment date to and including the month immediately prior to the date of the next such scheduled payment or, if there is no such next scheduled payment, the maturity date therefore), plus (c) all Preferred Distributions paid during such period, plus (d) the Borrower or its Subsidiaries pro rata share (based upon their Equity Percentage in such Unconsolidated Affiliate) of all Fixed Charges from any non-Wholly-Owned Subsidiary and Unconsolidated Affiliate of Borrower and its Subsidiaries. The calculation of Fixed Charges shall be adjusted by Borrower on a pro forma basis satisfactory to Agent to adjust for any Indebtedness of Borrower and its Subsidiaries that is refinanced in the fourth (4th) calendar quarter of 2018.

Foreign Lender. A Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, each Subsidiary Guarantor and each Additional Guarantor, and individually any one of them.

Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by the Subsidiary Guarantors that are a party thereto as of the Closing Date, and each Additional Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance reasonably satisfactory to the Agent.

Hazardous Substances. As defined in the Indemnity Agreement.

Headquarters Office Lease. That certain Agreement of Lease dated November 30, 2018 between 55W46 Condo Owner LLC as landlord and Borrower as tenant.

Healthcare Facility. Facilities consisting of ALFs, ILFs, CCRCs or other healthcare facilities approved by Agent and the Required Lenders in their sole discretion.

Healthcare Investigations. Any inquiries, investigations, probes, audits, reviews or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of the Borrower, any Subsidiary Guarantor or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit, reviews or proceedings initiated by any Fiscal Intermediary/Medicare Administrator Contractor, any Medicaid Integrity Contractor, any Recovery Audit Contractor, any Program Safeguard Contractor, any Zone Program Integrity Contractor, any Medical Fraud Control Unit, any Attorney General, any Department of Insurance, the Office of Inspector General, the Department of Justice, the CMS or similar governmental agencies or contractors for such agencies).

Healthcare Laws. All applicable federal, state, municipal or other Governmental Authority statutes, codes, ordinances, orders, rules, regulations, and guidance relating to seniors housing facilities (including ILFs, ALFs and CCRCs), patient healthcare and/or patient healthcare information, including, without limitation, and as applicable, HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; quality and safety standards, accepted professional standards (including those applicable to professionals providing services), accreditation standards, requirements of state departments of health, the establishment, construction, additions, physical structure, environment, ownership, operation, management, leasing, licensure, use or occupancy of the Borrowing Base Properties or any part thereof as a healthcare or seniors housing facility, as the case may be, and, as applicable, all conditions of participation pursuant to Medicare and/or Medicaid certification; Medicaid Regulations and Medicare Regulations; billing, fraud and abuse, including without limitation, Public Law No. 111-148 (2010) (Patient Protection and Affordable Care Act, as amended, (commonly referred to as the “PPACA”), Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Sections

1320a-7, 1320a-7a and 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Law”, Section 1128A of the Social Security Act, as amended, 42 U.S.C. Section 1320q-7(a) (Civil Monetary Penalties), commonly referred to as the “Civil Monetary Penalties Law”, and 31 U.S.C. Section 3729-33, commonly referred to as the “False Claims Act”.

Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

HIPAA. The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder. Any reference to HIPAA shall also include applicability of the Health Information Technology for Economic and Clinical Health (HITECH) Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 and any and all rules or regulations promulgated thereunder.

HIPAA Compliance Date. See §7.24(b).

HIPAA Compliance Plan. See §7.24(b).

HIPAA Compliant. See §7.24(b).

Holiday Lease Termination. That certain Lease Termination Agreement, dated as of May 9, 2018, by and among Holiday AL Holdings LP, a Delaware limited partnership, Holiday AL Management Sub LLC, a Delaware limited liability company, NCT Master Tenant LLC, a Delaware limited liability company, NCT Master Tenant II, a Delaware limited liability company and the Landlords identified therein.

ILF. Independent living facility.

Implied Debt Service. At any time determined by Agent, an amount equal to the annual principal and interest payment sufficient to amortize in full over a thirty (30) year period a loan amount equal to the aggregate principal balance of all Loans and Letter of Credit Liabilities calculated using a per annum interest rate equal to the greater of (i) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two hundred (200) basis points (2.00%), and (ii) six and one-quarter percent (6.25%). The determination of the Implied Debt Service and the components thereof by the Agent shall be conclusive and binding absent demonstrable error.

Implied Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income from the Borrowing Base Properties included in the calculation of Borrowing Base Availability, divided by the Implied Debt Service.

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business which is not more than one hundred twenty (120) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations, contingent or otherwise, of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock); (h) net obligations under any Derivatives Contract in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate or non-Wholly-Owned Subsidiary of such Person. Indebtedness of a Person shall include Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venture to the extent of such Person’s Equity Percentage of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Equity Percentage of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). For the avoidance of doubt, if a Person has guaranteed Indebtedness of an Unconsolidated Affiliate or non-Wholly-Owned Subsidiary, the greater of the Indebtedness guaranteed or the Equity Percentage of such Indebtedness shall be included in Indebtedness. Indebtedness shall be adjusted to remove any impact of intangibles pursuant to Financial Accounting Standard 141, as issued by the Financial Accounting Standards Board in June of 2001. The obligations of Borrower under the Headquarters Office Lease shall not be considered Indebtedness.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials made by the Borrower and Guarantors, in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which each of the Borrower and the Guarantors agrees to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.

Information Materials. See §7.4.

Initial Borrowing Base Properties. The Initial Borrowing Base Properties shall include those properties described on Schedule 1.3 hereto.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Borrowing Base Property, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such insurance, proceeds, damages and claims.

Insurer. Any non-individual Person, other than a Governmental Authority, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO. “Insurer” shall include insurance companies issuing health, personal injury, workmen’s compensation or other types of insurance.

Interest Hedge. See §7.22.

Interest Payment Date. As to each Loan, the first day of each calendar month during the term of such Loan, in arrears, the date of any prepayment of such Loan or portion thereof and on the Maturity Date.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one (1), two (2) or three (3) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii) if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Internalization. Any transaction or series of related transactions pursuant to the Termination and Cooperation Agreement, whereby Borrower subsequently is to perform all or some of the duties previously performed by the Advisor.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (x) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (y) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty, the Contribution Agreement, the Indemnity Agreement and the Cash Collateral Agreement to be executed and delivered pursuant to §5.4 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.

KCM. KeyBanc Capital Markets Inc.

KeyBank. As defined in the preamble hereto.

Land Assets. Land to be used as a Healthcare Facility (such as an ALF or ILF) with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Lease. Each lease entered into or assumed by a Guarantor (or a Manager on behalf of a Subsidiary Guarantor) with respect to a Borrowing Base Property, as amended, extended or restated. A lease shall not include agreements permitting individual residents to occupy a Healthcare Facility (such as an ALF or ILF) in the ordinary course of business or the Headquarters Office Lease or any of Borrower’s satellite administrative offices.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to this Agreement (but not including any participant as described in §18). The Issuing Lender shall be a Lender, as applicable. The Swing Loan Lender shall be a Lender.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Commitment. An amount equal to Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of

Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under §2.10.

Letter of Credit Request. See §2.10(a).

LIBOR. For any LIBOR Rate Loan for any Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) or a comparable or successor rate which is approved by the Agent as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Those Loans bearing interest calculated by reference to LIBOR.

LIBOR Termination Date. See §4.15.

Licenses. All certifications, permits, licenses and approvals, including certificates of completion, certificates of occupancy, and food and beverage licenses, required for the legal use, occupancy and operation of a Borrowing Base Property as used at the time at which it is added to the Borrowing Base Property and from time to time thereafter.

Lien. See §8.2.

LLC Division. In the event Borrower or any Guarantor is a limited liability company, (i) the division of Borrower or any such Guarantor into two or more newly formed limited liability companies (whether or not Borrower or any such Guarantor is a surviving entity following any such division) pursuant to, in the event Borrower or any such Guarantor is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event Borrower or any such Guarantor is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan and a Swing Loan (or Loans)), as the case may be, in the maximum principal amount of the Total Commitment. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10.

Loan Documents. This Agreement, the Notes, the Guaranty, each Letter of Credit Request, the Security Documents, the Subordinations of Management Agreement, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan Request. See §2.7.

Major Tenant. A tenant of the Borrower or any Subsidiary Guarantor under a Triple Net Lease, an Operating Lease, any other tenant which leases space in a Borrowing Base Property pursuant to a Lease which entitles it to occupy thirty-five percent (35%) or more of the Net Rentable Area of such Borrowing Base Property, or any property sublessee under a sublease of thirty-five percent (35%) or more of the Net Rentable Area of such Borrowing Base Property. Agent may in its discretion aggregate any and all Leases or subleases to Affiliates to determine whether such tenant or subtenant should be treated as a Major Tenant.

Management Agreements. An agreement entered into by any Subsidiary Guarantor pursuant to which it engages a Manager to manage and operate a Healthcare Facility.

Management Fees. For any Real Estate for any period of determination, a deemed base management fee in an amount equal to five percent (5%) of the gross revenues from such Real Estate for such period.

Manager. The management company that manages and operates a Healthcare Facility pursuant to the Management Agreement for such Healthcare Facility.

Mandatorily Redeemable Stock. With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests).

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise), or results of operations of Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; (c) the compliance of a Borrowing Base Property with any Requirement or License, including any Primary License, or participation in any Third-Party Payor Program; (d) the value or condition of a Borrowing Base Property; (e) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any Liens of the Agent in the Collateral; or (f) the rights or remedies of the Agent or the Lenders thereunder.

Material Contract. Collectively, each Operating Lease, each Triple Net Lease, each Management Agreement and each other Lease at a Borrowing Base Property (other than resident leases or occupancy agreements entered into with individual natural persons in the ordinary course of business or commercial leases for beauticians and hair salons entered in the ordinary course of business).

Material Subsidiary. Material Subsidiaries shall mean (i) any Wholly-Owned Subsidiary of Borrower that directly or indirectly owns or leases an interest in a Borrowing Base Property and (ii) any Wholly-Owned Subsidiary of Borrower which is not an Excluded Subsidiary.

Maturity Date. December 13, 2021, as the same may be extended as provided in §2.12, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Medicaid. The medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.

Medicaid Regulations. Collectively, (a) all federal statutes set forth in Title XIX of the Social Security Act affecting Medicaid, (b) all applicable provisions of all federal rules, regulations, and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state statutes for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, and orders of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above.

Medicare. The health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.

Medicare Regulations. Collectively, all federal statutes set forth in Title XVIII of the Social Security Act affecting Medicare, together with all applicable provisions of all rules, regulations, and orders having the force of law of all applicable Governmental Authorities (including Health and Human Services (“HHS”), CMS, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law.

Mezzanine Loan. A loan which is secured by a first priority pledge of the Equity Interests in an owner of a completed and operating Healthcare Facility.

Moody’s. Moody’s Investor Service, Inc., and any successor thereto.

Mortgage Note Receivables. A first priority mortgage loan on a completed and operating Healthcare Facility of the type permitted by §8.3(n), and which Mortgage Note Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument.

Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from a Subsidiary Guarantor (including the applicable TRS Lessee) to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), as the same may be modified or amended, pursuant to which a Subsidiary Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or with respect to a TRS Lessee, its leasehold interest under the Operating Lease and its other assets) of a Borrowing Base Property as security for the Obligations, each such mortgage entered into after the date hereof to be substantially in the form of the initial Mortgages executed and delivered by the Subsidiary Guarantors on the Closing Date, with such changes thereto as Agent may reasonably require as a result of state law or practice.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The total gross cash proceeds received by Borrower or any of its Subsidiaries as a result of an Equity Offering or as a result of receipt of any contribution of capital less the customary and reasonable costs, expenses and discounts paid by Borrower or such Subsidiary in connection therewith.

Net Operating Income. (a) For any Real Estate not leased to an unaffiliated third party under a Triple Net Lease and for a given period, an amount equal to the sum of (i) the gross revenues for such Real Estate for such fiscal period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of the tenants’ obligations for rent), minus (ii) all operating expenses incurred with respect to such Real Estate for such fiscal period (including, for properties not under a Triple Net Lease, an appropriate accrual for property taxes, insurance and other expenses not paid quarterly, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses); and (b) for any Real Estate leased to a unaffiliated third party under a Triple Net Lease and for a given period, an amount equal to the lesser of (i) the sum of (A) the gross revenues for such Real Estate for such fiscal period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of the tenants’ obligations for rent), minus (B) all operating expenses incurred with respect to such Real Estate for such fiscal period not paid by the tenant under the Triple Net Lease, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses, minus (C) without duplication of the foregoing, rental payments made by the Borrower or Guarantors or any Affiliate thereof, and (D) minus all revenues received from tenants in default of payment or other material obligations under their Lease or other occupancy agreement, or with respect to Leases or other occupancy agreements as to which the tenant or any guarantor thereunder is subject to any bankruptcy or other insolvency event or proceeding, and (ii) the Tenant EBITDAR for such Real Estate for the trailing twelve (12) month period most recently ended. Notwithstanding the foregoing, for Real Estate not subject to a Triple Net Lease, the calculation of Net Operating Income shall ignore the payment of rent or other amounts among Borrower, Guarantors or any Affiliate thereof.

Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or other improvements available for leasing to tenants determined in accordance with the most recent Rent Roll received by the Agent for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise reasonably approved by the Agent.

Non-Consenting Lender. See §18.8.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document) or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness solely of such Person (except for guarantees of Non-Recourse Exclusions by another Person).

Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or whether arising before or after any bankruptcy or insolvency proceeding, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.

Off-Balance Sheet Obligations. Liabilities and obligations of Borrower or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act, which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

Operating Lease. The operating lease of a Borrowing Base Property between the applicable Subsidiary Guarantor that owns such Borrowing Base Property and the applicable TRS Lessee that leases such Borrowing Base Property, as each may be amended, restated, supplemented or otherwise modified from time to time.

Operator(s). Each Manager of a Borrowing Base Property, Borrower or any Guarantor (if applicable), each Major Tenant, or any other manager of a Borrowing Base Property under any Management Agreement, Lease or other similar agreement regarding the management and operation of a Borrowing Base Property between a Borrower or any Subsidiary thereof, on the one hand, and such other Person, on the other hand. Notwithstanding the foregoing, the inclusion of any Person in the definition of Operator shall not be deemed to be an approval of such Person being a Manager, tenant under a Lease, a sublessee or the like, any approval thereof being determined as expressly provided in this Agreement.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register. See §18.4.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any governmental authority.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Potential Collateral. Any Real Estate which is not at the time included in the Collateral and which Real Estate, consists of (i) Eligible Real Estate and the related rights under an Operating Lease, if applicable, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders and the related rights under the Operating Lease, if applicable, and the completion and delivery of Borrowing Base Qualification Documents as required by the Agent and the related rights under an Operating Lease.

Preferred Distributions. With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Borrower or any of its Subsidiaries, whether now issued and outstanding or hereafter issued and outstanding, and including Distributions made by the Borrower in such period for the purpose of paying Distributions on Preferred Securities issued by the Borrower. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to the Borrower or any of its Subsidiaries.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Primary Licenses. With respect to any Borrowing Base Property or Person operating all or a portion of such Borrowing Base Property, as the case may be, the CON, permit or license to operate as a medical office or other health care or seniors housing facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement, if applicable.

Project Approvals. See §6.22(a)(v).

Real Estate. A parcel of real property, together with all improvements (if any) thereon (including all tangible personal property owned by the Person with a fee or leasehold interest in such real property and used in connection with such fee or leasehold interest in such real property), owned in fee simple or leased pursuant to a ground lease by any Person.

Recipient. The Agent and any Lender, as applicable.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Borrower or any Guarantor, other than the Obligations hereunder. Recourse Indebtedness shall not include Non-Recourse Exclusions, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto.

Register. See §18.2.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than (i) storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws and (ii) any isolated and de minimis spills or other dispositions of Hazardous Substances which do not give rise to any obligation to notify or report to any Governmental Authority and which do not violate any Environmental Law) of Hazardous Substances.

Renovations. Any renovations, remodeling, expansion, refurbishment or other capital improvements to a Healthcare Facility.

Rent Roll. A report prepared by the Borrower showing for each Borrowing Base Property, owned or leased by the Borrower or the Subsidiary Guarantors, its occupancy, lease expiration dates, lease rent and other information, including, without limitation, identification of vacant units, market rents and residents subsidized by Medicare and Medicaid, in substantially the form presented to the Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent; provided that for single-tenant properties leased under Triple Net Leases, the applicable lease shall constitute the rent roll for such Real Estate and no separate report shall be required.

Representative. See §14.16.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided further that if there are two (2) or more Non-Defaulting Lenders, then Required Lenders shall mean at least two (2) Non-Defaulting Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment.

Requirements. See §6.22.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of the Total Commitment to be made by the Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Notes. See §2.1(b).

S&P. S&P Global, Inc.

Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of State, the Office of the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

SEC. The federal Securities and Exchange Commission.

Secured Indebtedness. With respect to Borrower and its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons outstanding at such date and that is secured in any manner by a first mortgage (or similar instrument) or any other Lien.

Securities Act. The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

Security Documents. Collectively, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Cash Collateral Agreement, the Assignment of Interests, the Acknowledgments, the Indemnity Agreement, the Guaranty, the UCC-1 financing statements, any deposit account control agreements, any deposit account instructions and services agreements (if applicable), and any further collateral assignments or security agreements to the Agent for the benefit of the Lenders.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor or an owner of a direct or indirect interest in a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

State. A state of the United States of America and the District of Columbia.

State Regulator. See §7.24(a).

Subordination of Management Agreement. An agreement pursuant to which a manager of a Borrowing Base Property subordinates its rights under a Management Agreement to the Loan Documents and assigns to Agent any interest of Manager in and to any Licenses, including without limitation, any Primary Licenses, such agreement to be in the form and substance satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantor. Each Person that is a party to the Guaranty as of the date of this Agreement and each Additional Guarantor.

Survey. An instrument survey of each parcel of Borrowing Base Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Borrowing

Base Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Borrowing Base Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law, shall contain a certification satisfactory to Agent, and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Swing Loan. See §2.5(a).

Swing Loan Commitment. An amount equal to Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000,000), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Note. See §2.5(b).

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Borrowing Base Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tenant EBITDAR. For any period for a tenant or Operator of a Borrowing Base Property leased to an Operator under a Triple Net Lease, an amount equal to the sum of (a) all revenues of such Person determined on a GAAP basis derived from the operation, use, leasing and occupancy of such Borrowing Base Property during such period; provided, however, that in no event shall revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance), (iii) condemnation proceeds, (iv) any security deposits received from tenants, residents and other users of such Borrowing Base Property, unless and until the same are applied to rent or other obligations in accordance with the tenant’s lease or the resident’s or other user’s agreement, or (v) any extraordinary items as reasonably determined by Borrower in good faith and approved by Agent, minus (b) such Person’s actual costs and expenses of operating, managing and maintaining such Borrowing Base Property during such period, determined on a GAAP basis, excepting, however, interest expense, real estate etaxes, depreciation and amortization, lease expense and any extraordinary items, as reasonably determined by Borrower in good faith and approved by Agent for such period.

Termination and Cooperation Agreement. The Termination and Cooperation Agreement dated November 19, 2018 by and between Borrower and Advisor.

Third-Party Payor Programs. Any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Insurer, and any other private commercial insurance managed care and employee assistance program, to which the Borrower, any Subsidiary Guarantor or any Operator may be subject with respect to any Borrowing Base Property.

Title Insurance Company. Any title insurance company or companies approved by the Agent and the Borrower.

Title Policy. With respect to each of the Borrowing Base Properties, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Borrowing Base Property (but in any event not to exceed 100% of fair market value) insuring the priority of the Mortgage thereon and that the Borrower or a Subsidiary Guarantor, as applicable, holds marketable or indefeasible (with respect to Texas) fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases approved by Agent) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Borrowing Base Property is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) if required by Agent, an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Borrowing Base Properties, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.

Titled Agents. The Arranger, and any syndication agent or documentation agent.

Total Asset Value. The Borrower’s total assets determined in accordance with GAAP plus accumulated depreciation and amortization expense and less (b) the write-up in the book value of an asset in excess of the cost of such asset acquired and the book value of all assets classified as intangible assets under GAAP, including without limitation, all amounts for “goodwill”, trademarks, tradenames, servicemarks, copyrights, patents, licenses, customer lists and software.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00). The Total Commitment may increase in accordance with §2.11.

TRICARE. The health care program maintained by the United States of America for its uniformed service members, retirees and their families.

Triple Net Lease. A Lease of all of the leasable area of a Borrowing Base Property under which the tenant, which is not the Borrower or any of its Subsidiaries, Unconsolidated Affiliates or Affiliates, pays all operating expenses of the property including, without limitation, insurance, taxes, maintenance and capital expenditures relating to such property. An Operating Lease shall not be considered a Triple Net Lease.

TRS Lessee. Each Wholly-Owned Subsidiary of Borrower that is a lessee of a Borrowing Base Property pursuant to an Operating Lease. Each TRS Lessee shall be a Subsidiary Guarantor.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. Any corporation, partnership, association, joint venture or other entity in each case which is not the Borrower or a Subsidiary thereof and in which the Borrower or a Subsidiary thereof owns, directly or indirectly, any of the following, as applicable: (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

Unhedged Variable Rate Debt. Any Indebtedness with respect to which the interest is not fixed (or hedged to a fixed rate) for the entire term of such Indebtedness to maturity. For the purposes of this definition, floating rate Indebtedness hedged through an interest rate cap compliant with the hedging parameters of the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation will count as Indebtedness with respect to which the interest rate is fixed.

Unused Fee. See §2.3.

Unused Fee Percentage. With respect to any day during a calendar quarter, (a) 0.20% per annum, if the sum of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is greater than or equal to 50% of the Total Commitment, or (b) 0.30% per annum if the sum of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is less than 50% of the Total Commitment.

U.S. Person. Any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. See §4.3(g)(ii)(B)(iii).

Wholly-Owned Subsidiary. As to the Borrower, any Subsidiary of the Borrower that is directly or indirectly owned one hundred percent (100%) by the Borrower.

Withholding Agent. The Borrower, any Guarantor and the Agent, as applicable.

Write-Down and Conversion Powers. With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns and in the event Borrower or a Guarantor is a limited liability company and shall undertake an LLC Division (any such LLC Division being a violation of this Agreement), shall be deemed to include each limited liability company resulting from any such LLC Division.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof

(m) To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

(n) Notwithstanding the terms of the definitions of Consolidated EBITDA, Fixed Charges, Consolidated Interest Expense, Total Asset Value, Adjusted Consolidated EBITDA, and Adjusted Funds from Operations when determining any results under such definitions which are to be done on a Consolidated Basis, the results of any non-Wholly-Owned Subsidiaries shall not be Consolidated but only the Borrower’s Equity Percentage of such Persons shall be included.

(o) For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

§2.	THE CREDIT FACILITY.

§2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the Borrowing Base Availability minus the aggregate amount of Letter of Credit Liabilities and Swing Loans outstanding; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment or the Borrowing Base Availability. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §§10 and 11 have been satisfied or waived in writing on the date of such request. The Agent may assume that the conditions in §§10 and 11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Commitment Percentage of the Commitments and the principal face amount of its Revolving Credit Note.

(b) The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on the Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2 [Intentionally Omitted].

§2.3 Unused Fee. The Borrower agrees to pay to the Agent for the account of the Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Commitment Percentages a facility unused fee (the “Unused Fee”) calculated by multiplying the Unused Fee Percentage applicable to such day, calculated as a per diem rate, times the excess of the Total Commitment over the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding on such day. The Unused Fee shall be payable quarterly in arrears on the first (1st) Business Day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.10, with a final payment on the Maturity Date.

§2.4 Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than fifty percent (50%) of the highest Total Commitment ever in effect under this Agreement) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of the Swing Loan Commitment and the Letter of Credit Commitment. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

§2.5 Swing Loan Commitment.

(a) Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the lesser of the Borrowing Base Availability or the Total Commitment. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §§10 and 11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §§10 and 11 have been satisfied unless the Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within one (1) Business Day of demand by Agent but in any event no later than ten (10) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d)) to repay each Swing Loan on or before the date that is ten (10) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.

(b) The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit C hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment, or, if less, the outstanding amount of all Swing Loans, and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c) The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof) and providing the wire instructions for the delivery of the Swing Loan proceeds. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d) The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, the Agent shall notify the Lenders that such Loan shall be a Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in §§12.1(g), 12.1(h) or 12.1(i) shall have occurred (in which event the procedures of §2.5(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than one (1) Business Day after the date such request was made by the Swing Loan Lender just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e) If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f) Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g) Each Lender’s obligation to fund a Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of Borrower or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and the Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender, thereby making such Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

§2.6 Interest on Loans.

(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.

(c) The Borrower shall pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 Requests for Revolving Credit Loans. The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

§2.8 Funds for Loans.

(a) Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §§10 and 11 and the satisfaction or waiver in writing of the other conditions set forth therein, to the extent applicable, and each by not later than 1:00 P.M. (Cleveland time) on the proposed Drawdown Date the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office not later than 4:00 p.m. (Cleveland time) on such Drawdown Date. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s Commitment Percentage of a proposed Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).

§2.9 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) on the Closing Date (i) payment of closing costs and repayment of Indebtedness secured by the Borrowing Base Properties in connection with this Agreement, and (b) thereafter, for (i) repayment of Indebtedness, (ii) property acquisitions and capital expenditures, and (iii) general corporate and working capital purposes.

§2.10 Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the Borrowing Base Availability or the Total Commitment, (iv) the conditions set forth in §§10 and 11 shall have been satisfied or waived in writing, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §§10 and 11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof (or such longer period as Issuing Lender may approve); provided, however, that a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Lender but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Maturity Date. The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.

(b) Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c) The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e) Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the face amount of such Letter of Credit. Such fees described in (i) and (ii) above shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

(f) In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and the Agent shall promptly notify each Lender by telecopy, email, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1%) for each day thereafter. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g) If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h) Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j) The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time prior to the Maturity Date to request an increase in the Total Commitment to not more than $300,000,000.00 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $10,000,000.00 and increments of $5,000,000.00 in excess thereof. Upon receipt of any Increase Notice, the Agent shall consult with KCM and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in addition to the fees to be paid pursuant to the Agreement Regarding Fees. If the Borrower agrees to pay the facility fees so determined, the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and KCM shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and KCM, shall determine in their sole discretion. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, KCM, or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, KCM, and the Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.

(b) On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Lenders in Swing Loans shall be similarly adjusted. On any Commitment Increase Date, those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.

(c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, (i) the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment, (ii) the Swing Loan Commitment shall automatically increase to the lesser of (A) an amount equal to ten percent (10%) of the new Total Commitment up to a maximum of $30,000,000.00 and (B) the Commitment of the Swing Loan Lender, and the Borrower shall execute and deliver to the Agent a new Swing Loan Note for the Swing Loan Lender so that the principal amount of the Swing Loan Note shall equal the Swing Loan Commitment, and (iii) the Letter of Credit Sublimit shall automatically increase to the lesser of (A) an amount equal to ten percent (10%) of the new Total Commitment up to a maximum of $30,000,000.00 and (B) the Commitment of the Issuing Lender. The Agent shall deliver such replacement Revolving Credit Note and Swing Loan Note to the respective Lenders in exchange for the Revolving Credit Notes and Swing Loan Note replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes and Swing Loan Note shall provide that they are replacements for the surrendered Revolving Credit Notes and Swing Loan Note and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes and Swing Loan Note, as applicable. In connection with the issuance of any new Revolving Credit Notes or Swing Loan Note pursuant to this §2.11(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and Swing Loan Note, and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the initial closing under this Agreement. The surrendered Revolving Credit Notes and Swing Loan Note shall be canceled and returned to the Borrower.

(d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i) Payment of Activation Fee. The Borrower shall pay (A) to the Agent and KCM those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to KCM such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. KCM shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii) Representations True. The representations and warranties made by the Borrower in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date); and

(iv) Additional Documents and Expenses. The Borrower shall execute and deliver to Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion (including, without limitation, in the case of the Borrower, a Compliance Certificate and Borrowing Base Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any updated UCC searches, all recording costs and fees, all title insurance premiums, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such increase;

(v) Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least two (2) Business Days prior to the Commitment Increase Date, to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification; and

(vi) Other. The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12 Extension of Maturity Date.

The Borrower shall have the one-time right and option to extend the Maturity Date to December 13, 2022 (such period, the “Extension Period”) upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(a) Extension Request. The Borrower shall deliver a revocable written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Maturity Date (as determined without regard to such extension); provided Borrower shall be responsible for any out-of-pocket costs and expenses of Agent incurred in connection with the Extension Request.

(b) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(e) Pro Forma Covenant Compliance. Borrower shall have delivered to Agent evidence reasonably satisfactory to Agent that Borrower will be in pro forma compliance with the Borrowing Base Availability and the covenants set forth in §9 immediately after giving effect to the extension.

(f) Appraisals. Agent shall have obtained at Borrower’s expense new Appraisals or an update to the existing Appraisals of the Borrowing Base Properties and determined the current Appraised Value of the Borrowing Base Properties.

(g) Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least two (2) Business Days prior to the Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

(h) Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Agent may reasonably require to evidence such extension and maintain the effectiveness of the Loan Documents and the priority and enforceability thereof, and the Borrower shall pay the cost of any legal fees, title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

§2.13 Defaulting Lenders.

(a) If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, all of the Lenders or affected Lenders, shall, except as specifically provided in §27, be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b) Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c) During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §§10 and 11 are satisfied or waived in writing at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and (iv) the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (a) the Commitment of that Non-Defaulting Lender minus (b) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans. Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §§10 and 11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e) Within five (5) Business Days of demand by the Issuing Lender or the Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and the Swing Loan Lender (after giving effect to §§2.5(a), 2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender and/or the Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans. Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f) (i) Each Lender that is a Defaulting Lender shall not earn and shall not be entitled to receive any Unused Fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.

(ii) Each Lender that is a Defaulting Lender shall not earn and shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.

(iii) With respect to any Unused Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g) If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.	REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments.

(a) If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (i) the Total Commitment or (ii) the Borrowing Base Availability, then the Borrower shall, within five (5) Business Days of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

(b) In the event there shall have occurred a casualty or Taking with respect to any Borrowing Base Property, the Borrower shall prepay the Loans concurrently with the date of receipt by Borrower, such Subsidiary Guarantor or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking to the extent required by §7.7.

§3.3 Optional Prepayments.

(a) The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, in whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(b) The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) Business Days prior written notice of any prepayment of any LIBOR Rate Loans, or at least one (1) Business Day prior written notice of any prepayment of a Base Rate Loan, pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) Business Day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4 Partial Prepayments. Each prepayment of the Loans under §3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §§3.2 and 3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower and then to the principal of Revolving Credit Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5 Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §§3.2 and 3.3 prior to the Maturity Date may be reborrowed as provided in §2.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically converted at the end of the applicable Interest Period to a Base Rate Loan.

§4.2 Fees. The Borrower agrees to pay to KeyBank, the Agent and KCM for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to the fee letter among the Borrower, KeyBank and KCM (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3 Funds for Payments.

(a) All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3 and required under the Cash Collateral Agreement, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e) Each Lender shall severally indemnify the Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do

so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this §4.3(e).

(f) As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(k) For purposes of this §4.3, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

§4.4 Computations. All computations of interest on the Base Rate Loans to the extent applicable shall be based on a three hundred sixty-five (365) or three hundred sixty-six (366)-day year, as applicable, and paid for the actual number of days elapsed. All other computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.6 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.7 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.8 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Agent to any Tax with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, or

(c) impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9 Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any Applicable Law regarding liquidity or capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding liquidity or capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.8 and this §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.10 Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.

§4.11 Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus four percent (4.0%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) and the fee payable with respect to Letters of Credit shall be increased to a rate equal to four percent (4.0%) above the Letter of Credit fee that would otherwise be applicable to such time, if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due (or, in the case of amounts due at the Maturity Date, within fifteen (15) Business Days of such date).

§4.12 Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon their written request.

§4.13 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14 Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement, §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement, §4.8 or §4.9 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment, provided that the Borrower shall pay to the Agent the assignment fee (if any) specified in §18.2, such assignment will result in a reduction in such compensation or payments thereafter, and such assignment does not conflict with Applicable Law. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§4.15 Successor LIBOR Rate Index.

(a) If the Agent determines in good faith (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in §4.5 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in §4.5 have not arisen but the applicable supervisor or administrator (if any) of LIBOR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying the specific date after which LIBOR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agent may (in consultation with the Borrower) choose a replacement index for LIBOR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR based interest rate in effect prior to its replacement.

(b) The Agent, the Borrower, and the Guarantors shall enter into an amendment to this Agreement in form and substance satisfactory to Borrower and Agent to reflect the replacement index, the adjusted margins and such other related amendments as Agent may determine to be appropriate, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, §27), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (Cleveland, Ohio time) on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from LIBOR to the replacement index and (y) yield or risk-based differences between LIBOR and the replacement index.

(d) Until an amendment reflecting a new replacement index in accordance with this §4.15 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to LIBOR; provided however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Base Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

§5.	COLLATERAL SECURITY; GUARANTORS.

§5.1 Collateral. The Obligations shall be secured by a perfected first priority lien and security interest (subject to Liens permitted with respect thereto by §8.2) to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2 Appraisal.

(a) The Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Borrowing Base Properties, or any of them, as the Agent or the Required Lenders shall determine (i) at any time as requested by Agent or the Required Lenders, (ii) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (iii) at any time following an Event of Default, (iv) in connection with the Borrower’s exercise of the option to extend the Maturity Date as provided in §2.12, or (v) at any time that Agent or the Required Lenders determine that a more updated Appraisal is required by Applicable Law. The expense of such Appraisals and/or updates performed pursuant to this §5.2(a) shall be borne by the Borrower and payable to the Agent within ten (10) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of a Borrowing Base Property obtained pursuant to this §5.2(a) more often than once in any period of eighteen (18) months unless an event described in clause (iii) or (iv) above has occurred.

(b) The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and the Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.3 Additional Collateral.

Provided no Event of Default exists, the Borrower shall have the right, subject to consent of the Agent and the Required Lenders (which consent may be withheld in its sole and absolute discretion) and the satisfaction by the Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral and the calculation of Borrowing Base Availability. Notwithstanding the foregoing, the provisions of this §5.3 shall in no way limit Borrower’s right to cure a Default or Event of Default with the collateral substitution of Additional Collateral as provided in §12.2. In the event the Borrower desires to add additional Potential Collateral to the Borrowing Base Availability as aforesaid, the Borrower shall provide written notice to the Agent of such request. The Required Lenders shall have ten (10) Business Days following receipt of all items required under this Agreement to add Real Estate as a Borrowing Base Property to grant or deny approval for such proposed Potential Collateral. If a Lender shall fail to respond within such ten (10) Business Day period, such Lender shall be deemed to have approved such proposed Potential Collateral. Agent shall notify Borrower if and when the Required Lenders have granted such approval. Notwithstanding the foregoing, Potential Collateral shall not be included in the calculation of the Borrowing Base Availability unless and until the following conditions precedent shall have been satisfied as determined by Agent (or as required by this Agreement, the Required Lenders):

(a) such Potential Collateral shall be Eligible Real Estate and shall not cause a Default under §7.20;

(b) such Real Estate shall be owned in fee simple by a Wholly-Owned Subsidiary of the Borrower and, if leased, is leased by such Subsidiary pursuant to an Operating Lease to a TRS Lessee, and said Wholly-Owned Subsidiary, TRS Lessee, as applicable, and any other Persons required by §5.4 shall have executed a Joinder Agreement and satisfied the conditions of §5.4;

(c) prior to or contemporaneously with such addition, the Borrower shall have submitted to the Agent a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 and a Borrowing Base Certificate, both prepared on a pro forma basis and adjusted to give effect to such addition (except that with respect to any newly acquired Real Estate that is Potential Collateral, the Net Operating Income shall be determined for the period prior to such acquisition for purposes of calculation of the Borrowing Base Availability), and shall certify that after giving effect to such addition, no Default or Event of Default shall exist;

(d) the Borrower, its Wholly-Owned Subsidiary, TRS Lessee, as applicable, and any other Wholly-Owned Subsidiary of Borrower owning an interest (or Equity Interest) therein, as applicable, which is the owner and/or lessee (under an Operating Lease) of the Real Estate and, as applicable, the owner directly or indirectly of an Equity Interest in such Persons, as applicable, shall have executed and delivered to the Agent all Borrowing Base Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;

(e) after giving effect to the inclusion of such Eligible Real Estate, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connections with this Agreement shall be true in all material respects both as of the date of which it was made and shall also be true as of the time of the addition of such Borrowing Base Property with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default of Event of Default shall have occurred and be continuing and the Agent shall have received a certificate of the Borrower to such effect; and

(f) the Agent and the Required Lenders as required above shall have consented to the inclusion of such Real Estate in the calculation of Borrowing Base Availability, which consent may be granted in the Agent’s and the Required Lenders’ sole and absolute discretion.

§5.4 Additional Guarantors; Release of Guarantors.

(a) In the event that the Borrower shall request that certain Real Estate owned by a Wholly-Owned Subsidiary of the Borrower be included as a Borrowing Base Property as contemplated by §5.3 and such Real Estate is included as a Borrowing Base Property in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate being included as a Borrowing Base Property, cause (i)each such Wholly-Owned Subsidiary of Borrower that owns such Real Estate and any TRS Lessee that leases such Real Estate under an Operating Lease and (ii) each other Wholly-Owned Subsidiary of Borrower or TRS Lessee that owns a direct or indirect interest in any of such Subsidiaries, to execute and deliver to the Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder. In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary, the Borrower shall promptly cause such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement and such Security Documents as the Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

(b) In the event that all Borrowing Base Properties owned or leased by a Subsidiary Guarantor shall have been removed from the calculation of Borrowing Base Availability and released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement and the other Loan Documents, provided that such Subsidiary Guarantor is not otherwise required to be a Guarantor.

(c) The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor that is a Guarantor solely by virtue of being a Material Subsidiary pursuant to clause (ii) of the definition thereof from the Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least five (5) Business Days prior to the requested date of release; (iii) such Subsidiary Guarantor is not the direct or indirect owner or lessee of a Borrowing Base Property; and (iv) the Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that (A) the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all of its assets, the net cash proceeds, if any, from such disposition are being distributed to the Borrower in connection with such disposition, or (B) such Guarantor will be the borrower with respect to Secured Indebtedness that is not prohibited under this Agreement, which Indebtedness will be secured by a Lien on the assets of such Guarantor, or (C) the Borrower has contributed or simultaneously with such release will contribute its entire direct or indirect interest in such Guarantor to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly-Owned Subsidiary or that such Guarantor will be contributing all of its assets to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly-Owned Subsidiary in compliance with the terms of this Agreement, or (D) such Guarantor is an Excluded Subsidiary. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(d) The provisions of §5.4 shall not entitle Borrower to any release from the Loan Documents.

§5.5 Partial Release of Collateral. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.5), the Agent shall release a Borrowing Base Property and the personal property solely used on or with respect to such Borrowing Base Property pledged under the Mortgage applicable thereto from the Mortgage and Assignment of Leases and Rents and the related Equity Interests in the owner or lessee of such Borrowing Base Property pledged pursuant to the Assignment of Interests (provided that such Person does not directly or indirectly own or lease another Borrowing Base Property) upon the request of the Borrower in connection with a sale or other permanent disposition or refinancing of such Borrowing Base Property or collateral substitution to cure a Default as provided in §12.2, subject to and upon the following terms and conditions:

(a) the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(b) the Borrower shall submit to the Agent with such request a Compliance Certificate and Borrowing Base Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(c) all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(d) the Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees; and

(e) the Borrower shall pay to the Agent for the account of the Lenders for the release of such Borrowing Base Property, a payment which shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.4, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans and Letter of Credit Liabilities so that no violation of the covenant set forth in §9.1 shall occur; and

Notwithstanding the foregoing, in the event that any Borrowing Base Property is to be released from a Mortgage, Agent may condition such release upon (x) the increase of the coverages under the Title Policies for the remaining Borrowing Base Properties subject to Mortgages to 100% of the Borrowing Base Availability attributed to such remaining Borrowing Base Properties, and (y) the Borrower paying to the Agent or the Person entitled thereto any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable with respect to the remaining Borrowing Base Properties subject to

Mortgages as a result of such release to any state or any county or municipality thereof in which any of the Borrowing Base Properties subject to a Mortgage is located, and the Borrower delivering to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on the Borrowing Base Properties located in such state secure the Borrower’s obligation with respect to the Obligations.

§5.6 Release of Collateral. Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans or issue Letters of Credit to Borrower, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and release the Borrower and Guarantors (other than with respect to obligations that survive termination of this Agreement), provided that Agent has not received a notice from the Representative or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. Borrower is a Delaware corporation duly organized pursuant to its articles of incorporation, and is validly existing and in good standing under the laws of Delaware. Borrower conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and where any of the Borrowing Base Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.

(b) Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own or lease its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where any of the Borrowing Base Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, operating agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.

(d) Enforceability. This Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, and the filing of the Security Documents in the appropriate records office with respect thereto, and filings after the date hereof of disclosures with the SEC.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject to no rights of others (excluding individual residents that occupy a Healthcare Facility), including any mortgages, leases pursuant to which Borrower or any of its Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens and otherwise with respect to any Indebtedness being repaid with the proceeds of Loans on the date hereof.

§6.4 Financial Statements. The Borrower has furnished to the Agent: (a) the consolidated balance sheet of Borrower and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income, retained earnings and cash flow as of the Balance Sheet Date certified by the interim chief financial officer of Borrower, (b) an unaudited statement of Net Operating Income for the period ending September 30, 2018, reasonably satisfactory in form to the Agent and certified by the interim chief financial officer of Borrower as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors, the Borrowing Base Properties and the Collateral. The balance sheet and statements referred to in clauses (a) and (b) above have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of Borrower and its Subsidiaries as of such dates and the consolidated results of the operations of Borrower and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of Borrower or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4 (with the date which is the most recent being applicable), there has occurred no materially adverse change in the financial condition, operations, business or assets of Borrower and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of Borrower as of the Balance Sheet Date, or its consolidated statement of income or cash flows as of the Balance Sheet Date, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect of the type described in clause (a) of the definition of Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations, prospects, business or assets of Borrower, its Subsidiaries or any of the Real Estate from the condition shown on the financial statements delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on any of the Borrowing Base Properties or in the aggregate on the business, assets, operations, prospects or financial condition of Borrower and its Subsidiaries, considered as a whole.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. None of the Borrowing Base Properties is owned or operated by the Borrower or its Subsidiaries under or by reference to any trademark, trade name, service mark or logo, and none of the trademarks, tradenames, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use.

§6.7 Litigation. Except as stated on Schedule 6.7, there are no material actions, suits, proceedings, mediation or arbitration actions or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator, administrative agency or other Governmental Authority or board which as of the Closing Date relate to the Borrowing Base Properties and which is not covered by insurance. Except as stated on Schedule 6.7, there are no actions, suits, proceedings, mediation or arbitration actions or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator, administrative agency or other Governmental Authority or board which (a) question the validity of this Agreement or any of the other Loan Documents or any action taken or to be taken pursuant hereto or thereto, (b) relate to any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or (c) if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the Closing Date there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries, any Collateral, any Material Contract or any Borrowing Base Property. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority as pursuant to any mediation or arbitration proceeding purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, none of the Borrower, any Guarantor, or, to Borrower’s knowledge, any Operator, is the subject of an audit by a Governmental Authority or, to the Borrower’s or any Guarantor’s knowledge, any investigation or review by a Governmental Authority concerning the violation of any Applicable Law, including any Healthcare Law, or any License, including any Primary License.

§6.8 No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed (or has obtained an extension for filing) all federal and state income and all other material Tax returns, reports and declarations required by any jurisdiction in which it is subject to Tax, (b) has paid prior to delinquency all Taxes shown or determined to be due on such returns, reports and declarations except those which are being contested in good faith and by appropriate proceedings as permitted by this Agreement, and (c) has set aside on its books provisions reasonably adequate for the payment of all accrued Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, there are no unpaid Taxes in any material amount claimed to be due by any Governmental Authority, and to the knowledge of the Borrower there is no basis for any such claim. Except as set forth on Schedule 6.10, there are no audits pending or to the knowledge of the Borrower threatened with respect to any Tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for the Borrower is 80-0912734.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Setoff; Absence of UCC Financing Statements.

(a) The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims (except for Liens with respect thereto permitted by §8.2), withholdings or other defenses by the Borrower or any of their Subsidiaries or Affiliates or, to the best knowledge of the Borrower, any other Person.

(b) Except with respect to Liens with respect to such Person permitted by §8.2 or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against Borrower or any Guarantor thereof without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of Borrower or any Guarantor or rights thereunder.

§6.14 Certain Transactions. Except as disclosed on Schedule 6.14 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.15 Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of Borrower or any of its Subsidiaries, including, without limitation, any Borrowing Base Property or other Collateral, constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.16 Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, taken as a whole, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor, the Borrowing Base Properties or the Collateral, including, without limitation, the Borrowing Base Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, taken as a whole, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.17 Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name or conducts business under any name other than “New Senior” or its actual name set forth in the Loan Documents. The principal place of business of the Borrower is 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.

§6.18 Regulations T, U and X. No portion of any Loan or Letter of Credit is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19 Environmental Compliance. The Borrower has obtained and provided to the Agent, or in the case of Borrowing Base Properties acquired after the date hereof will obtain and provide to the Agent, written environmental site assessment reports of the Environmental Engineer, which reports shall be in form and substance satisfactory to the Agent (collectively, the “Environmental Reports”). Except as set forth in the Environmental Reports with respect to Borrowing Base Properties, the Borrower makes the following representations and warranties:

(a) None of the Borrower, the Guarantors or their respective Subsidiaries nor any Manager of Real Estate owned or leased directly or indirectly by the Borrower, nor any tenant of, or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Borrowing Base Property.

(b) None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (i) involves Real Estate (other than the Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Borrowing Base Property.

(c) (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the users or operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’ respective businesses and in accordance with applicable Environmental Laws; (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to any Real Estate (other than the Borrowing Base Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).

(d) none of the Borrower, the Guarantors, their respective Subsidiaries nor the Borrowing Base Properties is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, except for such matters with which the Borrower, the Guarantors, their respective Subsidiaries shall have complied with as of the Closing Date.

(e) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Borrowing Base Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Borrowing Base Property.

(f) There has been no claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property, nor is there any basis for such a claim.

(g) Except as disclosed in a report of an Environmental Engineer delivered to Agent in connection with the inclusion of Real Estate as a Borrowing Base Property, no asbestos is located in or on any Building, except for nonfriable asbestos or contained friable asbestos which is being monitored and/or remediated in accordance with the recommendations of an Environmental Engineer.

§6.20 Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the date hereof, all of the Subsidiaries of Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and Borrower’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, Borrower’s or its Subsidiary’s ownership interest therein and the other direct owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except (i) as to Borrower, the limited partners of Borrower, (ii) as to any interests not owned by Borrower or its Wholly-Owned Subsidiaries, the indirect owners of any Unconsolidated Affiliate, and (iii) as set forth on such Schedules. Each Subsidiary Guarantor is a Wholly-Owned Subsidiary of Borrower.

§6.21 Leases. Except as set forth on Schedule 6.21 with respect to the Initial Borrowing Base Properties or as disclosed in writing to Agent prior to the acceptance of any additional Borrowing Base Properties, none of the Borrowing Base Properties is subject to any Lease or other occupancy agreement, other than occupancy agreements with individual residents of the Healthcare Facility entered into in the ordinary course of business and disclosed on the Rent Roll provided to Agent and an Operating Lease to a Subsidiary Guarantor delivered to Agent prior to the acceptance of such Real Estate as a Borrowing Base Property. As of the Closing Date or, with respect to any Real Estate included as a Borrowing Base Property after the Closing Date as of the date of inclusion of such Borrowing Base Property, a true, correct and complete Rent Roll of each Borrowing Base Property in Borrowing Base Availability with respect to all Leases of any portion of the Borrowing Base Property has been provided to the Agent (except with respect to each Borrowing Base Property that is an ILF or ALF). The Borrower has delivered to the Agent true copies of the Leases and any amendments thereto relating to each Borrowing Base Property required to be delivered as a part of the Borrowing Base Qualification Documents. Such Leases constitute as of such date thereof the sole leases or licenses or other agreements pertaining to the occupancy or use of space (except for individual residents of the Healthcare Facility in the ordinary course of business) at such Borrowing Base Property and in the Building relating thereto. Except as reflected on Schedule 6.21, no tenant under any Lease (i) is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits, and (ii) has made any prepayments of rent or other payments due under such Lease for more than one (1) month in advance of the due date of such payment. Except as set forth in Schedule 6.21, the Leases reflected therein are, as of the date of inclusion of the applicable Borrowing Base Property in the calculation of Borrowing Base Availability, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions, rebates, or tenant improvement allowances, contributions or landlord construction obligations available to any tenant thereunder, and, except as reflected in Schedule 6.21, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant under a Lease. Except as reflected in Schedule 6.21, no property, other than the Borrowing Base Property which is the subject of the applicable Lease, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

§6.22 Property. Except as set forth on Schedule 6.22 or in the property condition reports delivered to Agent, (i) all of the Borrowing Base Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) all of the Borrowing Base Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, parking, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands and flood control, including without limitation, the American With Disabilities Act or any state laws regarding disability requirements, and any declaration, covenant or instrument to which Borrower, any Subsidiary Guarantor or its respective Borrowing Base Property may be subject (hereinafter referred to collectively as the “Requirements”) (but excluding for purposes of this §6.22, Environmental Laws), and except as set forth in the zoning reports delivered to Agent, no Building located on a Borrowing Base Property is a so-called non-conforming use, (iii) except as shown on the Survey for such Borrowing Base Property, such Borrowing Base Property is not located in a flood hazard area as defined by the Federal Insurance Administration, and such Borrowing Base Property is not located in Zone 3 or Zone 4 of the “Seismic Zone Map of the U.S.,” (iv) neither Borrower nor any Subsidiary Guarantor has received any written notice of, and has no knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required by Applicable Laws or any material agreement affecting such Borrowing Base Property for the maintenance, operation, servicing and use of such Borrowing Base Property or any Building for its current use (hereinafter referred to as the “Project Approvals”) which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid before becoming delinquent, or which are no longer in full force and effect, and no Project Approvals will terminate, or become void or voidable or terminable on any foreclosure sale of such Borrowing Base Property pursuant to the applicable Mortgage, (v) there are no outstanding notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, such Borrowing Base Property or any part thereof, (vi) neither Borrower nor any Subsidiary Guarantor has received any written notice of, nor has any knowledge of, any material violation of any applicable Requirements or Project Approvals or any other material violation of restrictions or agreements by which Borrower, such Subsidiary Guarantor or such Borrowing Base Property is bound; (vii) all utilities necessary for the use and operation of the Borrowing Base Properties are installed to the property lines of the Borrowing Base Properties through dedicated public rights of way or through perpetual private easements approved by the Agent with respect to which, as applicable, any applicable Mortgage creates a valid and enforceable first lien and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with Applicable Law, (viii) the streets abutting the Borrowing Base Properties are dedicated and accepted public roads, to which the Borrowing Base Properties in each case has direct access or are perpetual private ways (with direct access to public roads) to which the Borrowing Base Properties have direct access approved by the Agent and with respect to which, as applicable, any applicable Mortgage creates a valid and enforceable first lien (subject to Liens permitted by §8.2(ix)), (ix) there are no unpaid or outstanding real estate or other taxes (including payments in lieu of taxes) or assessments on or against any of the Borrowing Base Properties which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (x) there are no unpaid or outstanding gross receipts, rent or sales taxes payable by Borrower or any Subsidiary Guarantor, with respect to the use and operation of such Borrowing Base Property which are due and payable, (xi) Borrower has delivered to Agent a true, correct and complete copy of the Management Agreement, and any Operating Lease relating to such Borrowing Base Property, (xii) neither the improvements located on such Borrowing Base Property nor any operations therein, is now or has been damaged, impacted, or otherwise affected in any material respect by or subject to the growth or existence of a Mold Condition (as defined in the Indemnity Agreement); (xiii) each Borrowing Base Property is separately assessed for purposes of real estate tax assessment and payment, (xiv) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Borrowing Base Property except as disclosed to Agent pursuant to §7.7, (xv) none of the Borrowing Base Properties is now damaged in any material respect as a result of any fire, explosion, accident, flood or other casualty except as disclosed to Agent pursuant to §7.7, (xvi) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Borrowing Base Property, or canceling or threatening to cancel any policy of insurance, and each of the Borrowing Base Properties complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xvii) no person or entity has any right or option to acquire any Borrowing Base Property or any portion thereof or interest therein, and (xviii) to the knowledge of the Borrower, there is no evidence of any illegal activities related to controlled substances on the Borrowing Base Properties.

§6.23 Brokers. None of Borrower nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24 Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, and (b) no Indebtedness of the

Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.24 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00 (other than with respect to any Indebtedness being repaid with the proceeds of Loans on the date hereof), and the Borrower has provided the Agent with such true, correct and complete copies thereof.

§6.25 Solvency. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.26 No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

§6.27 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28 Transaction of the Borrower and Guarantors; Consideration. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.29 Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.30 Representations and Warranties of Guarantors. The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.

§6.31 OFAC. No Borrower, Guarantor, Subsidiary of Borrower or Guarantor or, to the knowledge of Borrower, any of their respective directors, officers or, to the knowledge of any Borrower, employees, agents, advisors or Affiliates (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria or (ii) with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (b) is not and shall not engage in any dealings or transactions or otherwise be associated with Person (any such Person, a “Designated Person”). In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Laws (including, without limitation, any Sanctions Laws and Regulations) concerning money laundering and similar activities. None of the Borrower, nor any Guarantor or any Subsidiary, director or officer of Borrower or any Guarantor or, to the knowledge of any Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32 Labor Matters. Except as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, walkouts or other labor disputes against Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters; and (c) all payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

§6.33 Material Contracts. Schedule 6.33 is, as of the date of this Agreement, a true, correct and complete listing of all Material Contracts. Each of the Material Contracts is valid and enforceable in accordance with its terms and is in full force and effect. Each Borrower or Guarantor that is a party to any Material Contract has performed and is in compliance in all material respects with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

§6.34 Intellectual Property. The Borrower and the Guarantors own or have the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights, if any, necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.

§6.35 EEA Financial Institutions. None of the Borrower, any Guarantor, nor their respective Subsidiaries is an EEA Financial Institution.

§6.36 Initial Borrowing Base Properties. Schedule 1.3 is, as of the date of this Agreement, a true, correct and complete listing of the owners, TRS Lessees (if any) and Operators for the Initial Borrowing Base Properties.

§6.37 Healthcare Representations.

(a) Each Borrowing Base Property and Borrower and each Guarantor and Operator, (i) is in material conformance with all insurance, reimbursement and cost reporting requirements, (ii) for those Borrowing Base Properties where Borrower, a Subsidiary Guarantor or Operator is required by Applicable Laws to maintain a provider agreement pursuant to Medicare and/or Medicaid, said provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in material compliance with all other Applicable Laws including, without limitation, (A) Healthcare Laws, (B) licensure requirements, (C) staffing requirements, (D) health and fire safety codes, including quality and safety standards, (E) accepted professional standards and principles that apply to professionals providing services at each Borrowing Base Property; (F) those relating to the prevention of fraud and abuse, (G) the preparation or serving of food, (H) the handling and disposal of medical and biological waste, (I) Third-Party Payor program requirements and disclosure of ownership and related information requirements, (J) requirements of applicable Governmental Authorities, including those relating to such Borrowing Base Properties’ physical structure, environment, quality and adequacy of medical care and licensing, equipment, personnel, rate setting and fee splitting, and (K) those related to reimbursement for the type of care or services provided by Operators with respect to such Borrowing Base Properties. There is no existing, pending or, to the Borrower’s knowledge, threatened in writing, revocation, suspension, termination, probation, restriction, sanction, limitation, or nonrenewal proceeding by any third-party payor under a Third-Party Payor Program, other than those which have been disclosed to the Agent in writing , if any.

(b) All Primary Licenses and Permits necessary for using and operating the Borrowing Base Properties are held by the Borrower, the applicable Subsidiary Guarantor, or the applicable Operator, as required under Applicable Law, are valid and in full force and effect and no Primary License or Permit has been restricted, limited, placed on provisional or probationary status, suspended, revoked, downgraded or terminated. All residential care agreements and residential leases comply with Applicable Law in all material respects. If and to the extent that any Guarantor or any Operator has been or is required to make any filing, submission or notice with, or to take any other action to obtain approval from, any Governmental Authority or Third-Party Payor Program in connection with the acquisition of any Primary License or Permit, all such filings, submissions, notices or actions have, to the knowledge of Borrower, been fully made or taken.

(c) No waivers of any laws, rules, regulations or requirements (including minimum square foot requirements per bed) are required for the Borrowing Base Properties, the Borrower, the Guarantors or the Operators to operate in compliance with Applicable Law.

(d) Except as set forth on Schedule 6.37 hereof, with respect to any of the Borrowing Base Properties, there are no Healthcare Investigations or any other inquiries, investigations, probes, audits, reviews or proceedings by any Governmental Authority or any Third-Party Payor Program or notices thereof, or any other third party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws), and no other circumstances, deficiencies, actions or inactions exist or have occurred that in the aggregate are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Borrower’s, any Subsidiary Guarantor’s or any Operator’s ability to accept and/or retain patients or residents or operate such Borrowing Base Property for its current use, receive payment or reimbursement for care or services provided at any Borrowing Base Property for its current use or result in a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, surrender, suspension, revocation, downgrade or imposition of probationary use of any of the Primary Licenses, or result in the non-renewal or non-issuance or any other impairment of any of the Primary Licenses, (iii) to affect Borrower’s, any Subsidiary Guarantor’s or any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications, or (iv) to result in any material civil or criminal penalty or remedy, or (v) to result in the appointment of a receiver or manager.

(e) With respect to any Borrowing Base Property, except as set forth on Schedule 6.32, (i) there are no presently existing circumstances that would result or likely would result in a material violation of any Healthcare Law, (ii) no such Borrowing Base Property has received a written notice of violation at a level that under Applicable Law requires the filing of a plan of correction, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any such Borrowing Base Property, Borrower, any Guarantor or any Operator within the last three (3) years, (iii) neither Borrower, any Subsidiary Guarantor, nor any Operator currently has any violation imposed, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken, in each case, that remains outstanding against any such Borrowing Base Property, Borrower, any Subsidiary Guarantor or any Operator or against any officer, director, partner, member or stockholder of Borrower, any Subsidiary Guarantor or any Operator, by any Governmental Authority or Third-Party Payor Program, and (iv) there have been no violations threatened in writing against any Borrowing Base Property’s or Borrower’s, any Subsidiary Guarantor’s or Operator’s certification, as applicable, for participation in Medicare, Medicaid or any other Third-Party Payor Programs that remain open or unanswered.

(f) With respect to any Borrowing Base Property, there are no current, pending or outstanding Governmental Authority or Third-Party Payor Program reimbursement audits, appeals, reviews, suspensions or recoupment efforts actually pending at any Borrowing Base Property, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Third-Party Payor Programs.

(g) Under Applicable Law as in effect on the date this Agreement with respect to the Initial Borrowing Base Properties or in effect as of the date of accepting of any other Real Estate as a Borrowing Base Property, if any existing Management Agreement, Operating Lease or other agreement with an Operator is terminated or Agent or any nominee thereof acquires any Borrowing Base Property through foreclosure or otherwise, none of Borrower, Agent, any subsequent operator or management agent, or any subsequent purchaser (through foreclosure or otherwise) must obtain a CON from any Governmental Authority (other than giving of any notice required under the applicable state law or regulation) prior to applying for any License, so long as neither the type of service nor any unit complement is changed.

§7.	AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, 55 West 46th Street, New York, New York 10036, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon prior written notice to the Agent and the Lenders as soon as reasonably practical, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, unless such change is required by GAAP (and Borrower shall give prompt written notice to Agent of any such change and its projected impact on the financial statements of Borrower, the Guarantors and their Subsidiaries), or (y) change its fiscal year. The Agent and the Lenders acknowledge that Borrower’s fiscal year is a calendar year.

§7.4 Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent, in form and substance reasonably satisfactory to the Agent:

(a) Within ten (10) days of the filing of Borrower’s Form 10-K with the SEC, if applicable, but in any event not later than ninety (90) days after the end of each calendar year, the audited consolidated balance sheet of Borrower and its Subsidiaries at the end of such year, and the related audited consolidated statements of income and retained earnings, shareholder’s equity, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer of the Borrower, that the information contained in such financial statements fairly presents the financial position of Borrower and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by an independent nationally recognized accounting firm reasonably approved by the Agent and who shall have authorized Borrower to deliver such financial statements and certifications thereof to the Agent and the Lenders; provided, however, that the reports and statements filed with or furnished with the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower, and the reporting requirements of this Section 7.4(a) deemed satisfied;

(b) Within ten (10) days of the filing of Borrower’s 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each year, copies of the unaudited consolidated balance sheet of Borrower and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income and retained earnings, shareholder’s equity, changes in capital and cash flows for the portion of Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer of Borrower that the information contained in such financial statements fairly presents the financial position of Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments); provided, however, that the reports and statements filed with or furnished with the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower, and the reporting requirements of this Section 7.4(b) deemed satisfied;

(c) Not later than ninety (90) days after the end of each calendar year and not later than forty-five days after the end of the first three (3) fiscal quarters of each year, (i) a statement (a “Compliance Certificate”) certified by the chief financial officer of Borrower in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate, and (ii) a statement of Adjusted Funds from Operations. The Borrower shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit H attached hereto (a “Borrowing Base Certificate”) pursuant to which the Borrower shall calculate the Borrowing Base Availability and the components thereof as of the end of the immediately preceding fiscal quarter, together with such supporting information as Agent may request, if reasonably available. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. All income, expense and value associated with Real Estate or other Investments acquired during any quarter will be added to calculations, where applicable, in a manner reasonably acceptable to Agent. The Compliance Certificate shall be accompanied by copies of the statements of the Consolidated EBITDA, Consolidated Adjusted EBITDA, Adjusted Funds from Operations, Net Operating Income, Adjusted Net Operating Income and Tenant EBITDAR (as applicable) for such fiscal quarter, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer of Borrower that the information contained in such statement fairly presents the Consolidated EBITDA, Consolidated Adjusted EBITDA, Adjusted Funds from Operations, Net Operating Income and Adjusted Net Operating Income for such periods. The calculation of Tenant EBITDAR shall be accompanied by such supporting information as Agent may request (including financial statements of the applicable tenant or Operator). The calculation of Tenant EBITDAR may be calculated by Borrower with financial information that is for the period that ends no more than thirty (30) days prior to the ending date of the period covered by the Compliance Certificate and Borrowing Base Certificate.

(d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) an operating statement for each of the Borrowing Base Properties for each such fiscal quarter and year to date, together with a comparison against the operating statement for the prior year, and a consolidated operating statement for the Borrowing Base Properties for each such fiscal quarter and year to date, together with a comparison against the consolidated operating statement for the prior year (such statements and reports to be in form reasonably satisfactory to Agent), (ii) quarterly census information of each separate Borrowing Base Property as of the end of such quarterly period in sufficient detail to show patient-mix, occupancy, payor mix and per diems, as applicable (private pay, Medicare, Medicaid and other), setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, (iii) a report as of the end of such period showing each Borrowing Base Property’s average daily census number of days billed and average rate billed for residents of each payor type (Medicaid, Medicare, private pay, etc.), and (iv) a Rent Roll for any Healthcare Facility other than an ILF, ALF or CCRC together with a listing of each tenant that has taken occupancy during such period.

(e) simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, a statement (i) listing the Real Estate owned or leased by Borrower and its Subsidiaries (or in which Borrower or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, the number of beds (or Net Rentable Area, as applicable);

(f) promptly following the Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower;

(g) notice of any audits pending or threatened in writing with respect to any tax returns filed by Borrower or any of its Subsidiaries promptly following notice of such audit;

(h) promptly following the occurrence thereof, written notice to the Agent of any new or additional Indebtedness in excess of $5,000,000 or monetary Liens securing Indebtedness equal to or greater than $5,000,000 on any Real Estate directly or indirectly owned or leased by Borrower;

(i) within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion;

(j) not later than January 31 of each year, (i) a projection for the current and next three (3) succeeding fiscal quarters of compliance with the covenants described in the Compliance Certificate, and (ii) a budget for each Borrowing Base Property for the then-current calendar year, which shall include a budget of planned capital expenditures for each Borrowing Base Property;

(k) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly, special (8-K) or other reports or information that Borrower or any of its Subsidiaries shall file with the SEC; provided, however, that the reports and statements filed with or furnished to the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(l) prompt notice of any change in the business, assets, liabilities, financial condition, or results of operations of Borrower, any Guarantor, or any of their respective Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect;

(m) upon the request of Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Borrowing Base Properties;

(n) Without limiting the terms of §2.11 and §2.12, a completed and executed Beneficial Ownership Certification if requested by the Agent or any Lender at any time Agent or such Lender determines that it is required by law to obtain such certification; and

(o) from time to time, such other financial data and information in the possession of Borrower or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against Borrower or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Borrower or any of its Subsidiaries) as the Agent may reasonably request.

The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent and the Lenders. The Borrower and the Guarantors authorize Agent and Arranger to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak, Debtdomain or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arranger do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arranger in connection with the Communications or the Electronic System. In no event shall the Agent, the Arranger or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or any Arranger’s transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Arranger and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arranger to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arranger shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5 Notices.

(a) Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Borrowing Base Property, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect or (C) the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c) Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to any Borrowing Base Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject (other than Liens permitted with respect thereto pursuant to §8.2).

(d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation, government investigations or proceedings threatened in writing or any pending litigation, government investigations and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation, government investigations or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $250,000.00.

(e) Notice of Defaults Under Organizational Agreements. The Borrower will, within five (5) Business Days of notice or receipt, provide to the Agent copies of any and all written notices of default under any partnership agreement, operating agreement or other organizational agreement to which Borrower or any of its Subsidiaries is a party or of any failure by the Borrower or any of its Subsidiaries to perform any material obligation under any such partnership agreement, operating agreement or other organizational agreement.

(f) ERISA. The Borrower will give notice to the Agent within five (5) Business Days after Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g) Notices of Default Under Management Agreements and Operating Leases. The Borrower will give notice to the Agent in writing within three (3) Business Days after the Borrower or any Guarantor (i) receives written notice from a Manager or TRS Lessee pursuant to a Management Agreement or Operating Lease relating to a Borrowing Base Property of a default by the Borrower or Subsidiary Guarantor under such Management Agreement or Operating Lease, or (ii) obtains knowledge of a material default by an Operator.

(h) Governmental Authority Notices.

(i) Borrower will give written notice to Agent within five (5) Business Days of Borrower’s or any Subsidiary’s receipt of written notice or otherwise becoming aware (A) of the institution of any investigation, review or proceeding against Borrower, any Guarantor or any Operator, to suspend, revoke or terminate (or that could reasonably be expected to result in the suspension, revocation or termination of) any agreement or participation with a Third-Party Payor Program in which any such Person participates (unless such Person has elected, with respect to a Third-Party Payor Program with an Insurer, to no longer participate in such program), (B) of the institution of any other investigation, review or proceeding against Borrower, any Guarantor or any Operator under any Healthcare Law that would be materially adverse or otherwise have a material adverse effect on any Borrowing Base Property, the Borrower, any Guarantor or any Operator, (C) of any notice of loss or threatened (in writing) loss of (1) any material accreditation or certification or (2) any participation under any Third-Party Payor Program (unless such Person has elected, with respect to a Third-Party Payor Program with an Insurer, to no longer participate in such program), (D) if any Primary License becomes provisionary, probationary or is made subject to material restrictions or (E) of any other Healthcare Investigation that could reasonably be expected to be materially adverse or otherwise have a material adverse effect on any Borrowing Base Property, Guarantor or Operator, and, in each case, any information requested by Agent in connection with the foregoing.

(ii) Borrower will give written notice to Agent within five (5) Business Days of Borrower, any Guarantor or any Operator receiving any documents, correspondence or written notice from any Governmental Authority where such document, correspondence or notice relates to threatened or actual change or development that would be materially adverse or otherwise have a material adverse effect on any Borrowing Base Property, the Borrower, any Guarantor or any Operator.

(iii) Promptly upon the written request of Agent, Borrower will, and will cause each Guarantor and Operator to, give Agent copies of all Medicare and Medicaid cost reports with respect to the Borrowing Base Properties that are subject to such request.

(iv) Promptly upon the written request of Agent, Borrower will, and will cause each Guarantor and Operator to, give Agent copies of the most recent Department of Health or Social Services (or similar entity) surveys from the States in which Borrowing Base Properties are operated with respect to the Borrowing Base Properties, including follow-up revisits, plans of corrective actions and letters indicating that the Borrowing Base Properties are in substantial compliance with the requires of the Department of Health or Social Services (or similar entity) of the applicable State.

(i) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor will (i) preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation, (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect, and (iii) in the event Borrower or any Guarantor is a limited liability company, shall not, nor shall any of its members or managers, take any action in furtherance of, or consummate, an LLC Division. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of the Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). Borrower shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to maintain REIT Status. The common stock of Borrower shall at all times during the term of this Agreement be listed for trading and be traded on the New York Stock Exchange, NASDAQ or another nationally recognized exchange. The, Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors.

(b) The Borrower and each Subsidiary Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.

§7.7 Insurance; Condemnation.

(a) The Borrower and each Subsidiary Guarantor will, (or cause its Manager pursuant to the Management Agreement to), at its expense, procure and maintain for the benefit of the Borrower, each such Subsidiary Guarantor and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Agent, providing the following types of insurance covering each Borrowing Base Property (except as may be otherwise approved by the Agent in writing with respect to a Borrowing Base Property that is entirely leased to a single tenant pursuant to a Triple Net Lease (but excluding an Operating Lease):

(i) “Cause of Loss-Special Form” property insurance (including broad form flood, broad form earthquake, coverage from loss or damage arising from acts of terrorism, and comprehensive boiler and machinery coverages) on each Building and the contents therein of the Borrower and its Subsidiaries in an amount not less than one hundred percent (100%) of the full replacement cost of each Building and the contents therein of the Borrower and its Subsidiaries or such other amount as the Agent may approve, with deductibles not to exceed $100,000.00 for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrower and its Subsidiaries without deduction for physical depreciation thereof;

(ii) During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Borrowing Base Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii) Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv) Rent Loss/business interruption insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including rental income, for the Borrowing Base Property for a twelve (12) month period with an extended period of recovery provision covering at least 180 days following the resumption of operations;

(v) Commercial general liability insurance against claims for personal injury (to include, without limitation, bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis or claims-made form, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Borrowing Base Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury and property damage, and medical professional liability insurance with limits of not less than $1,000,000.00;

(vi) During the course of construction or repair of any improvements on the Borrowing Base Property, the general contractor selected to oversee such improvements shall provide commercial general liability insurance (including completed operations coverage) naming Borrower as an additional insured, or in lieu thereof, may provide for such coverage by way of an owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii) Employer’s liability insurance with respect to the Borrower’s employees (or if the Borrower have no employees, with respect to the employees of the managers under the Management Agreements);

(viii) Umbrella liability insurance with limits of not less than $25,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;

(ix) Workers’ compensation insurance for all employees of the Borrower or its Subsidiaries engaged on or with respect to the Borrowing Base Property with limits as required by Applicable Law (or if Borrower has no employees, for all employees of the managers under the Management Agreements); and

(x) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Borrowing Base Property.

The Borrower shall pay all premiums on insurance policies. The insurance policies with respect to all Borrowing Base Properties provided for in clauses (v), (vi) and (viii) above shall name the Agent as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii), (iv) and (vi) above shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrower shall deliver certificates of insurance evidencing all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. Borrower shall provide to Agent a duplicate original or certified copy of the insurance policies required hereunder promptly after the original policy is received by Borrower. Not less than ten (10) days prior to the expiration date of the policies, as the same may be reduced by Agent, the Borrower shall deliver to the Agent evidence of continued coverage, as may be satisfactory to the Agent, and within fourteen (14) Business Days after the renewal date of such policies, the Borrower shall deliver a certificate of insurance to Agent, in form and substance satisfactory to the Agent.

(b) All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of the Borrower or any Subsidiary or anyone acting for the Borrower or any Subsidiary (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Borrowing Base Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Borrowing Base Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower or any Subsidiary and the Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified so as to reduce or in any way negatively affect insurance coverage on any Borrowing Base Property, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Agent by certified or registered mail; provided, however, that only ten (10) days prior written notice to Agent shall be required if such cancellation or termination is due to non-payment of any insurance premium, and (v) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Borrowing Base Properties, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7, and contain endorsements or clauses assuring that any claim or recovery will not be less than that which a separate policy would provide.

(d) All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Real Estate is located and shall be issued by companies having a rating in Best’s Key Rating Guide of at least “A-” and a financial size category of at least “X”.

(e) Neither the Borrower nor any Subsidiary shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f) In the event of any loss or damage to or Taking of any Borrowing Base Property, the Borrower or the applicable Guarantor shall give prompt written notice to the insurance carrier (if applicable) and the Agent. Each of the Borrower and the Guarantors hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies or as a result of a Taking, to appear in and prosecute any action arising from such insurance policies or as a result of a Taking, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds and Condemnation Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or any Guarantor shall in good faith diligently pursue such claim, the Borrower or such Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower or such Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the Borrower or such Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $500,000.00 so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or such Guarantor shall in good faith diligently pursue such claim. The Borrower and each Guarantor further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Borrowing Base Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Borrowing Base Property and the Obligations as they become due during the course of reconstruction or repair of the Borrowing Base Property and to reimburse the Borrower or such Guarantor, in accordance with such terms and conditions as the Agent may prescribe, for, or to pay directly, the costs of reconstruction or repair of the Borrowing Base Property, and upon completion of such reconstruction or repair to pay any excess Insurance Proceeds to the Borrower, provided that (i) upon completion of such reconstruction or repair, such Borrowing Base Property is in compliance with all applicable state, federal and local laws, ordinances and regulations, including, without limitation, all building and zoning laws, ordinances and regulations and (ii) no Defaults or Events of Default exist or are continuing under this Agreement on the date of such payment to the Borrower.

(g) Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or such Guarantor to reconstruct and repair the Borrowing Base Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed twenty-five percent (25%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower or such Guarantor shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Borrowing Base Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Borrower or such Guarantor shall have delivered to the Agent written agreements binding upon the Manager and any TRS Lessee, and, except with respect to an ALF, ILF or CCRC, not less than eighty-five percent (85%) of the tenants or other parties having present or future rights to possession of any portion of the affected Borrowing Base Property or having any right to require repair, restoration or completion of the Borrowing Base Property or any portion thereof (determined by reference to those tenants or other occupants that in the aggregate occupy or have rights to occupy not less than eighty-five percent (85%) of the Net Rentable Area of the applicable Building), agreeing upon a date for delivery of possession of the Borrowing Base Property to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of the Manager or such tenants may terminate the Management Agreement, Operating Lease or other Lease, as applicable, as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration and prior to the expiration of any rental loss insurance or business interruption insurance coverage, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with the Management Agreement, the Operating Lease or other Lease and any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower, any Guarantor or the Agent, and (ix) with respect to any Taking, (a) the value of the land taken under such condemnation is less than $250,000.00; (b) less than five percent (5%) of the land is taken; (c) the land that is taken is located along the perimeter or periphery of the land; (d) access to the Borrowing Base Property is not affected in any way by the Taking; (e) no portion of the improvements are taken; and (f) Agent shall determine that following such repair or restoration there shall be no reduction in occupancy or income from the Borrowing Base Property so affected by such specific condemnation or taking (excluding any proceeds from business interruption insurance or proceeds from such award allocable to such income). Any excess Insurance Proceeds shall be paid to the Borrower, or if a Default or Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this Section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Borrowing Base Property is acquired by the Agent, all right, title and interest of the Borrower and any Guarantor in and to any insurance policies to the extent that they relate to Borrowing Base Properties and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Borrowing Base Property prior to the acquisition shall pass to the Agent or any other successor in interest to the Borrower or purchaser of the Borrowing Base Property.

(h) The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate other than the Borrowing Base Properties in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

(i) The Borrower and the Guarantors will provide to the Agent for the benefit of the Lenders Title Policies for all of the Borrowing Base Properties.

§7.8 Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all property taxes and other material Taxes imposed upon them or upon the Borrowing Base Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by Applicable Law become a lien or charge upon any of its property or other Liens affecting any of the Collateral, any Borrowing Base Property or any other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such Tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such Tax, assessment, charge or levy. Borrower shall deliver to the Agent evidence of payment of Taxes, other assessments, levies and charges described in this §7.8 with respect to the Borrowing Base Properties not later than ten (10) Business Days prior to the date upon which such amounts are due and payable unless the same are being contested in accordance with the terms hereof and the other Loan Documents.

§7.9 Inspection of Properties and Books. The Borrower and the Subsidiary Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the Borrowing Base Properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for any reasonable out-of-pocket expenses for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all material respects with (a) all Applicable Laws now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by Applicable Laws for the conduct of its business or the ownership, use or operation of its properties; provided however that Subsidiaries of the Borrower that are not Subsidiary Guarantors shall comply with all applicable Healthcare Laws except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower and the Guarantors will use commercially reasonable efforts to cause each Operator of the Borrowing Base Properties to comply in all material respects with (a) all Applicable Laws now or hereafter in effect with respect to such Borrowing Base Properties or the business conducted thereon, including all Environmental Laws, (b) all applicable decrees, orders, and judgments relating to such Borrowing Base Properties, and (c) all licenses and permits required by Applicable Laws for the conduct of its business or the ownership, use or operation of its properties. Borrower will take commercially reasonable steps to prevent any illegal activities at the Borrowing Base Properties, including those that could endanger residents or visitors or result in a forfeiture of a Borrowing Base Property. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11 Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Leases of the Property. Neither Borrower nor any Guarantor will (and shall not permit any Manager to) without the prior written consent of the Agent, such approval to not be unreasonably withheld, (i) enter into a Lease (including any Operating Lease) of all or any portion of a Borrowing Base Property, (ii) amend, supplement or otherwise modify any Lease, (iii) terminate or cancel, or accept the surrender of, any Lease, (iv) consent to the assignment or subletting of, any Lease, or (v) grant any concessions to or waive the performance of any material obligations of any tenant, lessee or licensee under, any now existing or future Lease. Agent may condition to the approval of any Operating Lease on the TRS Lessee becoming a Guarantor and satisfying the requirements in §5.4 and by becoming a party to such Security Documents and such other documents, opinions and certificates as Agent may require. Notwithstanding the foregoing, the Borrower, Guarantor and Operator may enter into residential leases or other occupancy agreements for individual natural persons for ALFs, ILFs and CCRCs customary for such facilities in the ordinary course of business. Borrower and Guarantor shall (and shall cause each Operator to) perform all of their material covenants and agreements to be performed under such residential leases and occupancy agreements. Borrower and each Guarantor shall, (w) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under each Lease to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (x) promptly notify Agent in writing of the giving of any notice of any default by any party under any Lease, (y) notify the Agent within five (5) Business Days after the occurrence of any failure by a tenant under a Lease to pay rent or other monetary obligation within five (5) Business Days of the date when due or to perform any other material covenant (without regard to any notice and cure or grace period), and (z) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Lease to which it is a party in a commercially reasonable manner.

§7.13 Material Contracts.

(a) The Borrower and the Guarantors shall perform each and all of their obligations under each Material Contract. Borrower shall not, and shall not permit a Guarantor to, directly or indirectly cause or permit to exist any condition which could result in the termination or cancellation of, or which would relieve the performance of any obligations of any other party thereto under, any Material Contract for all or any portion of the Borrowing Base Properties. Borrower shall, and shall cause the Guarantors to, promptly notify Agent in writing of the occurrence of or the giving of any notice of any default by any party under any Material Contract.

(b) Neither the Borrower nor any Guarantor shall do any of the following without the Agent’s prior written consent (which as to clause (i) shall not be unreasonably withheld, conditioned or delayed): (i) enter into, surrender or terminate any Material Contract, including any new or replacement Operating Lease or Management Agreement; (ii) except with respect to the Management Agreements described on Schedule 7.13 hereto for the Borrowing Base Properties covered thereby as of the date of this Agreement, be or become a party to a Management Agreement that provides for base management fees in excess of 5.0% of gross revenues; (iii) consent to any assignment of a Material Contract; (iv) reduce the term of, increase the charges or fees payable by such Person under, decrease the charges or fees payable to such Person under, or otherwise modify or amend in any material respect, any Material Contract, or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Contract to which it is a party in any material respect. As a condition to any approval of a new Manager, Borrower shall deliver to Agent upon Agent’s request a collateral assignment of such Management Agreement to Agent and a subordination of the Manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents pursuant to a Subordination of Management Agreement.

§7.14 Business Operations. The Borrower will not directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date. For the avoidance of doubt, any investment related or incidental to the lines of business conducted by the Borrower and its Subsidiaries on the Closing Date and any Investment permitted under §8.3 shall not be restricted by this §7.14.

§7.15 Registered Service Mark. Without prior written notice to the Agent, none of the Borrowing Base Properties shall be owned or operated by the Borrower or any Guarantor under any trademark, tradename, service mark or logo. In the event any of the Borrowing Base Properties shall be owned or operated under any tradename, trademark, service mark or logo, the Borrower or the applicable Guarantor shall enter into such agreements with the Agent in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably require to grant the Agent a perfected first priority security interest therein and to grant to the Agent or any successful bidder at a foreclosure sale of such Borrowing Base Property the right and/or license to continue operating such Borrowing Base Property under such tradename, trademark, service mark or logo as determined by the Agent.

§7.16 Intentionally Deleted.

§7.17 Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties in the course of its business consistent with its past practices.

§7.18 Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate or other assets will be deemed to be Plan Assets at any time.

§7.19 Completion of Renovations.

(a) In the event that Borrower or any Subsidiary Guarantor shall undertake any Renovations to a Borrowing Base Property, the Borrower shall (i) obtain the prior written approval of Agent (which approval shall not be unreasonably withheld, conditioned or delayed) of such Renovation if the total budgeted cost for such Renovation (together with any related Renovations at such Borrowing Base Property) exceeds $1,000,000.00; (ii) use commercially reasonable efforts to cause the same to be performed diligently and promptly and to be commenced, performed and completed within the time limits set forth in any Material Contract; (iii) cause to be obtained all governmental permits required for such Renovations; (iv) cause such Renovations to be constructed, performed and completed in compliance, in all material respects, with Applicable Law and all applicable requirements of any Manager or tenant to the extent applicable, in a good and workmanlike manner, with materials of high quality, free of defects, and in accordance with the plans and specifications therefor, without substantial deviation therefrom unless approved by the Agent (which approval shall not be unreasonably withheld, conditioned or delayed) and by the Manager or tenant, as applicable to the extent applicable; and to the extent their respective approval is required; (v) subject to Section 7.19(c), cause such Renovations to be constructed and completed free and clear of any mechanic’s liens, materialman’s liens and equitable liens; (vi) pay or cause to be paid all costs of such Renovations when due; (vii) subject to Borrower’s or Subsidiary Guarantor’s rights pursuant to §7.19(c), fully pay and discharge, or cause to be fully paid and discharged, all claims for labor performed and material and services furnished in connection with such Renovations; (viii) subject to Borrower’s or Subsidiary Guarantor’s rights pursuant to §7.19(c), promptly release and discharge, or cause to be released and discharged, all claims of stop notices, mechanic’s liens, materialman’s liens and equitable liens that may arise in connection with such Renovations; and (ix) cause such Renovations to be completed no later than the date that is six (6) months prior to the Maturity Date unless otherwise approved by the Agent.

(b) Borrower shall notify the Agent of any Renovations that are scheduled or planned for any Borrowing Base Property and shall, if reasonably requested by the Agent, promptly furnish or cause to be furnished to the Agent (i) copies of any plans and specifications, contracts and governmental permits for such Renovations, and (ii) upon substantial completion of such Renovations (A) a written statement or certificate executed by the architect designated or shown on the plans and specifications (or, if no architect has been retained, from the general contractor for such Renovations) certifying, without qualification or exception, that such Renovations are substantially completed, (B) all required occupancy permit(s) for the Borrowing Base Property issued by the local government agency having jurisdiction and authority to issue same, and (C) such other evidence of lien free completion as the Agent deems satisfactory in its reasonable discretion.

(c) The Borrower shall not suffer or permit any mechanics’, materialmen’s, suppliers’ or other Lien claims to be filed or otherwise asserted against any Borrowing Base Property, subject to Borrower’s rights pursuant to §7.19(c), provided that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim so long as Borrower posts a statutory lien bond which removes such lien from title to such Borrowing Base Property within thirty (30) days of the filing of such lien. If a claim of lien is recorded which affects any Borrowing Base Property, subject to the immediately foregoing sentence, the Borrower shall, within thirty (30) days of such recording: (i) pay and discharge, or cause to be paid and discharged, the claim of Lien; or (ii) provide the Agent with other assurances (which may include a bond) which the Agent deems, in its reasonable discretion, to be satisfactory for the payment of such claim of Lien and for the full and continuous protection of the Agent and the Lenders from the effect of such Lien.

§7.20 Borrowing Base Properties.

(a) Borrower shall cause the Eligible Real Estate included in the calculation of the Borrowing Base Availability and inclusion as Borrowing Base Properties to at all times satisfy all of the following conditions, (and if such Real Estate is not Eligible Real Estate or does not satisfy such conditions, then such Real Estate shall no longer be included in the calculation of Borrowing Base Availability as provided in §7.20(d)), and such Real Estate and any personal property solely related thereto may be released as a Borrowing Base Property in accordance with §5.5 and §12.2):

(i) the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple by a Subsidiary Guarantor and, if leased, is leased to a Subsidiary Guarantor that is a TRS Lessee pursuant to an Operating Lease, free and clear of all Liens other than the Liens permitted by §8.2(ix), and such Eligible Real Estate and all assets of the TRS Lessee shall not have applicable to it any negative pledge or restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents);

(ii) none of the Eligible Real Estate shall have any material environmental, structural or other defects, and not be subject to any condemnation proceeding, that in any event would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property, and such property shall be in compliance with federally mandated flood insurance requirements (including the maintenance of flood insurance if all or any portion of any Building is located within a federally designated flood hazard zone);

(iii) the only assets of such Subsidiary Guarantor (including the TRS Lessee) shall be the Eligible Real Estate included in the calculation of the Borrowing Base Availability and as a Borrowing Base Property together with related fixtures and personal property;

(iv) no strike, lockout, labor dispute, embargo, injunction or other proceeding has occurred which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Borrower or any Subsidiary Guarantor at such Borrowing Base Property;

(v) such Eligible Real Estate is a Healthcare Facility;

(vi) such Eligible Real Estate is (1) managed by a third party manager approved by the Agent; and (2) operated under a Management Agreement reasonably satisfactory to the Agent;

(vii) such Subsidiary Guarantor or the Operator has all Primary Licenses, Permits and other Governmental Approvals necessary to own and operate such proposed Borrowing Base Property, the Primary License of such Eligible Real Estate shall not have been revoked or be the subject of any revocation proceeding, no event or circumstance shall have occurred or exist which would result in the Operator thereof no longer being entitled to participate and obtain reimbursement under Medicare or Medicaid or other Third-Party Payor Programs (to the extent they participate in such programs), and the Operator and the Borrowing Base Property shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation and registration standards and requirements of the applicable State Regulator, in each case, as are now in effect and which may be imposed upon such Operator or the maintenance, use or operation of the Borrowing Base Properties or the provision of services to the occupants of the Borrowing Base Properties;

(viii) no Person other than the Borrower or another Subsidiary Guarantor (and excluding for the purposes hereof ownership of other Persons in the Borrower) has any direct or indirect ownership of any legal, equitable or beneficial interest in such Subsidiary Guarantors, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor shall be subject to any Lien (other than Liens in favor of Agent);

(ix) no more than twenty-five percent (25%) of the total Borrowing Base Availability shall be attributable to any single Borrowing Base Property (notwithstanding the foregoing, a failure to satisfy the requirements of this clause (ix) shall not result in any such Real Estate not being included as a Borrowing Base Property, but any such Borrowing Base Availability in excess of such limitation shall be excluded for purposes of calculating Borrowing Base Availability and Borrowing Base Value and the associated Net Operating Income and Adjusted Net Operating Income corresponding thereto shall be similarly excluded);

(x) no more than twenty percent (20%) of the total Borrowing Base Availability shall be attributable to Borrowing Base Properties which are not ILFs or ALFs owned by a Subsidiary Guarantor and leased pursuant to an Operating Lease to a Subsidiary Guarantor (notwithstanding the foregoing, a failure to satisfy the requirements of this clause (x) shall not result in any such Real Estate not being included as a Borrowing Base Property, but any such Borrowing Base Availability in excess of such limitation shall be excluded for purposes of calculating Borrowing Base Availability and Borrowing Base Value and the associated Net Operating Income and Adjusted Net Operating Income corresponding thereto shall be similarly excluded);

(xi) no Operator of a Borrowing Base property shall have any Indebtedness other than Indebtedness of the type described in §8.1(c), (d), (e) and (f), in each case, with respect to a Borrowing Base Property. Without limiting the foregoing, no Operator shall have any Indebtedness secured by the pledge of any receivables of Borrower, any Guarantor or such Operator;

(xii) each agreement or Lease with an Operator of a CCRC shall obligate the Operator or tenant thereof to provide to Borrower or the applicable Subsidiary Guarantor sufficient and timely financial information, separate for the specific location at the Borrowing Base Property, to permit calculation of Tenant EBITDAR and Net Operating Income; and

(xiii) such Eligible Real Estate has not been removed from the calculation of the Borrowing Base Availability pursuant to §5.5 or §7.20(c) or (d).

(b) The Borrower shall, and shall cause each Subsidiary Guarantor to:

(i) operate each Borrowing Base Property in compliance with Applicable Law in all material respects, and shall cause each Operator to do so;

(ii) promptly perform and/or observe (or cause to be performed and/or observed) in all material respects the covenants and agreements required to be performed and observed by it under the Material Contracts to which it is a party and do all things necessary to preserve and to keep unimpaired their rights thereunder;

(iii) enforce in all material respects the performance and observance of all of the covenants and agreements required to be performed or observed by the other parties to each Material Contract; and

(iv) maintain all Licenses required to operate the applicable Borrowing Base Property in full force and effect and promptly comply with all conditions thereof, and shall cause each Operator to do so.

(c) In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Borrowing Base Availability shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Borrowing Base Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Agent shall receive evidence satisfactory to the Agent

(which evidence may include the availability of rental loss/business interruption insurance) that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Eligible Real Estate included in the calculation of the Borrowing Base Availability, then the Agent may in good faith reduce the Borrowing Base Availability attributable thereto based on such damage until such time as the Agent receives evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.

(d) Upon any asset ceasing to qualify to be included in the calculation of the Borrowing Base Availability, such asset shall no longer be included in the calculation of the Borrowing Base Availability unless otherwise approved in writing by the Required Lenders. Within five (5) Business Days of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §§7.20, 9.1 and 9.4.

§7.21 Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Borrower shall maintain policies and procedures designed to promote and achieve compliance with Sanctions Laws and Regulations.

§7.22 Assignment of Interest Rate Protection. In the event that the Borrower or any Guarantor shall enter into an interest rate cap, swap, collar or other interest rate protection agreement with a Lender Hedge Provider (the “Interest Hedge”), then as a condition to the obligations of Borrower or such Guarantor with respect thereto constituting Hedge Obligations for the purposes of the Loan Documents, Borrower or such Guarantor shall execute and deliver to Agent a collateral assignment of such Interest Hedge in form and substance reasonably satisfactory to Agent, and shall further deliver such legal opinions as to Borrower or such Guarantor, and consents to and acknowledgments of such pledge by the provider of the Interest Hedge, as Agent may reasonably require. For the avoidance of doubt, unless the provisions of this §7.22 are complied with, no Lender Hedge Provider shall have any right or benefit under or from the Loan Documents or the Collateral.

§7.23 Termination and Cooperation Agreement.

(a) The Borrower shall not terminate or materially modify, amend or waive any provision of the Termination and Cooperation Agreement without the prior written consent of the Agent, such consent to not be unreasonably withheld.

§7.24 Healthcare Laws and Covenants.

(a) Without limiting the generality of any other provision of this Agreement, the Borrower and each Subsidiary Guarantor and Operator, and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of the Borrower or the Subsidiary Guarantors (with respect to its operation of the Borrowing Base Properties), shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation and registration standards and requirements of the applicable state department of health or other applicable state regulatory agency (each, a “State Regulator”) or other Governmental Authority, in each case, as are now in effect and which may be imposed upon the Borrower, any Subsidiary Guarantor, any Operator, or the maintenance, use or operation of the Borrowing Base Properties or the provision of housing, care or services to the occupants of the Borrowing Base Properties. The Borrower, each Subsidiary Guarantor and each Operator have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or Third-Party Payor Program or otherwise under the Healthcare Laws and there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. The Borrower, the Subsidiary Guarantors and Operators and will maintain and take all necessary action to timely renew all Primary Licenses and Permits necessary under Applicable Laws to own and/or operate the Borrowing Base Properties, as applicable (including such Primary Licenses and Permits as are required under such Healthcare Laws) in accordance with such Borrowing Base Property’s use at the time of acceptance of such Real Estate as a Borrowing Base Property (as such use may be changed with the approval of Agent), and no Primary License or Permit shall be permitted to become provisionary, probationary or otherwise limited or restricted. Borrower shall provide to Agent copies of all renewed Licenses and shall enter into such additional assignments thereof as Agent may request. Each Borrower, the Guarantors and the Operators shall, to the extent any of them is subject to HIPAA, at all times remain in compliance with the provisions of HIPAA in all material respects.

(b) The Borrower represents that none of the Borrower, any Guarantor or, to the knowledge of Borrower, Operator is (i) a “covered entity” or “business associate” within the meaning of HIPAA or submits claims or reimbursement requests to Third-Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If the Borrower or any Guarantor or Operator at any time becomes a “covered entity”, “business associate” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that the Borrower and each Subsidiary Guarantor or Operator, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called ”Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), if and to the extent the Borrower or any Subsidiary Guarantor or Operator are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect the Borrower’s or any Subsidiary Guarantor’s or Operator’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by the Borrower or any Subsidiary Guarantor or Operator of the then effective provisions of HIPAA.

(c) The Borrower shall not, nor shall the Borrower permit any Subsidiary Guarantor or Operator to, do (or suffer to be done) any of the following with respect to any Borrowing Base Property:

(i) Transfer, encumber, terminate, relinquish, rescind, surrender or abandon any Primary Licenses or Permits relating to such Borrowing Base Property;

(ii) Amend any Primary Licenses in such a manner that results in a material adverse effect on the rates charged, or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without the Agent’s consent;

(iii) Change any use of a Borrowing Base Property from its use when accepted as a Borrowing Base Property, transfer all or any part of any Borrowing Base Property’s units or beds to another site or location, change the mix of units or beds within a Borrowing Base Property, take out of service any beds or units or otherwise reduce the number of beds or units without Agent’s prior written consent; or

(iv) Voluntarily transfer or encourage the transfer of any resident of any Borrowing Base Property to any other facility (other than to another Borrowing Base Property), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at such Borrowing Base Property or (C) as a result of the disruptive behavior of the transferred resident or transferred resident’s guests or family, that is detrimental to the Borrowing Base Property.

(d) If and when the Borrower, a Subsidiary Guarantor or an Operator participates in any Medicare, Medicaid or other Third-Party Payor Programs with respect to the Borrowing Base Properties, the Borrowing Base Properties will remain in compliance in all material respects with all requirements necessary for participation in Medicare, Medicaid and such other Third-Party Payor Programs. The Borrower or such Subsidiary Guarantor, as applicable, shall enforce the obligations of the Operator thereunder (if any) to cause its Borrowing Base

Property to remain in conformance in all material respects with all Healthcare Laws, as well as all insurance, reimbursement and cost reporting requirements, and, if applicable, to have such Operator maintain its current provider agreement(s) in full force and effect with Medicare, Medicaid and any other Third-Party Payor Programs in which it participates.

(e) If the Borrower or any Subsidiary Guarantor or Operator receives written notice of any Healthcare Investigation with respect to any Borrowing Base Property after the Closing Date, the Borrower will promptly obtain and provide to the Agent the following information with respect thereto: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

§7.25 Post-Closing Obligations.

(a) The phase I environmental site assessment for the Borrowing Base Property commonly known as Orchard Park located at 675 West Alluvial Avenue, Clovis, California has identified that laboratory results for radon gas concentration indicate that levels of radon gas at such Borrowing Base Property are above the action level of 4.0 pCi/l, as established by the EPA. On or before the date that is sixty (60) days following the Closing Date, Borrower shall (a) engage an environmental consultant reasonably acceptable to the Agent to perform additional radon testing in the same areas as indicated in the original report, but under controlled conditions, and (b) deliver the report of such environmental consultant (including the test results) to Agent. Borrower shall undertake such additional action, including remedial action, as Agent may reasonably require if the radon level remains elevated above the action level described above.

(b) Borrower shall, no later than thirty (30) days following the Closing Date (as such date may be extended by Agent in its sole discretion), either:

i.	Deliver to Agent the following items:

(A)

A deposit account control agreement duly executed by Wells Fargo Bank, National Association, the Subsidiary Guarantors that have “TRS Lessee Operating Accounts” (as defined in the Cash Collateral Agreement) with Wells Fargo Bank, National Association, and Agent in form and substance reasonably acceptable to Agent with respect to such TRS Lessee Operating Accounts for such Subsidiary Guarantors;

(B)	Opinions of counsel to the Borrower and the Guarantors addressed to the Agent and the Lenders covering such jurisdictions and matters as the Agent may reasonably request; and

(C)	Such additional documentation or information or revisions to the Loan Documents as Agent may reasonably request.

or

ii.	Cause the occurrence of the following:

(A)	The establishment by Borrower and the Subsidiary Guarantors of deposit accounts with KeyBank to replace such TRS Lessee Operating Accounts currently at Wells Fargo Bank, National Association;

(B)	The delivery to Agent of opinions of counsel to the Borrower and the Guarantors addressed to the Agent and the Lenders covering such jurisdictions and matters as the Agent may reasonably request;

(C)

The delivery to Agent of an amendment to the Cash Collateral Agreement duly executed by Borrower and Guarantors, deposit account control agreements, as well as updated or new financing statements in connection therewith reasonably acceptable in form and substance to Agent and Borrower; and

(D)	The delivery to Agent of such additional documentation or information or revisions to the Loan Documents as Agent may reasonably request.

(c) Borrower shall, no later than thirty (30) days following the Closing Date (as such date may be extended by Agent in its sole discretion), deliver to Agent the following items:

i.

A deposit account control agreement duly executed by KeyBank, the Subsidiary Guarantors that have “Propco Operating Accounts” and “Propco Collection Accounts” (as defined in the Cash Collateral Agreement) with KeyBank, and Agent in form and substance reasonably acceptable to Agent and Borrower with respect to such Propco Operating Accounts and Propco Collection Accounts for such Subsidiary Guarantors;

ii.	Opinions of counsel to the Borrower and the Guarantors addressed to the Agent and the Lenders covering such jurisdictions and matters as the Agent may reasonably request; and

iii.	Such additional documentation or information or revisions to the Loan Documents as Agent may reasonably request.

(d) Borrower shall, no later than fifteen (15) Business Days following the Closing Date (as such date may be extended by Agent in its sole discretion), deliver to Agent the following: (i) the property coverage certificate changed to designate the Manager, Blue Harbor Senior Living, as “Mortgagee” and “Lenders Loss Payable”, not Loss Payee, and (ii) commercial general liability certificates to name KeyBank as additional insured.

§8.	NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c) current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;

(f) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(g) subject to the provisions of §9, Non-Recourse Indebtedness and indemnities or guarantees of Non-Recourse Exclusions (provided that for the avoidance of doubt claims with respect to Non-Recourse Exclusions shall be considered Recourse Indebtedness as provided in the definition of Recourse Indebtedness); and

(h) subject to the provisions of §9, Recourse Indebtedness; provided that any Recourse Indebtedness of Borrower and any Guarantor shall be subject to the terms of §9.6.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) or (h) above shall have any of the Borrowing Base Properties or any interest therein or any direct or indirect ownership interest in the Borrower or any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness, and (ii) none of the Subsidiary Guarantors or any other Subsidiary of Borrower which, directly or indirectly, owns or leases a Borrowing Base Property shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to Non-Recourse Exclusions, or otherwise) other than Indebtedness described in §§8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(e) and 8.1(f).

§8.2 Restrictions on Liens, Etc. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, assignment, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom (including any agreement to give any of the foregoing, and any Lease or license in the nature thereof) or any option, trust or other preferential arrangement having the practical effect of any of the foregoing); (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) own, acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i) Liens on properties to secure property taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;

(ii) Liens on assets (other than (A) the Collateral, (B) the Borrowing Base Properties and any Material Contracts that are Collateral or relate to a Borrowing Base Property, or (C) any direct or indirect interest of the Borrower, any Guarantor or any Subsidiary of the Borrower in any Guarantor which owns or leases a Borrowing Base Property or in any other Subsidiary) in respect of judgments permitted by §8.1(e);

(iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iv) encumbrances on Real Estate other than Borrowing Base Properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or any such Subsidiary, which defects do not individually or in the aggregate have a Material Adverse Effect;

(v) Liens on Real Estate and incidental personal property used in connection therewith (other than the Borrowing Base Properties or other Collateral or any direct or indirect interest therein) to secure Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Guarantors or owners of interests in Subsidiary Guarantors permitted by §8.1(g) and (h);

(vi) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vii) Liens of Capitalized Leases on the property leased thereby;

(viii) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations; and

(ix) Leases, liens and encumbrances on a Borrowing Base Property expressly permitted under the terms of the Mortgage relating thereto.

Notwithstanding anything in this Agreement to the contrary, (i) no Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i), 8.2(vi), 8.2(viii) and 8.2(ix), and (ii) neither Borrower, any Guarantor nor any of their respective Subsidiaries shall grant any Liens secured by Equity Interests or any distributions or any other rights or interests relating thereto except for Liens granted to Agent under the Loan Documents. For the avoidance of doubt, no vehicles used in connection with the operation of a Borrowing Base Property shall be subject to any Lien, and (y) no receivables of Borrower or any Guarantor shall be subject to any Lien except a Lien in favor of Agent for the benefit of the Lenders.

§8.3 Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d) commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, or any political subdivision of any of the foregoing;

(f) Investments in the nature of cash equivalents existing on the Closing Date;

(g) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.

(h) The acquisition of fee interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized as a Healthcare Facility located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purpose;

(i) Investments by the Borrower in Wholly-Owned Subsidiaries of the Borrower, which in turn own Investments permitted by this §8.3;

(j) Purchases and acquisitions of inventory, supplies, materials and equipment in the ordinary course of business;

(k) Investments in Land Assets, provided that the aggregate Investment pursuant to this §8.3(k) shall not at any time exceed five percent (5%) of Total Asset Value;

(l) Investments in non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates, which in turn own Investments permitted by this §8.3, provided that the aggregate Investment pursuant to this §8.3(l) shall not at any time exceed fifteen percent (15%) of Total Asset Value;

(m) Investments in Construction in Progress for properties of the type described in §8.3(h)(i), provided that the aggregate Investment pursuant to this §8.3(m) shall not at any time exceed five percent (5%) of Total Asset Value; and

(n) Investments in Preferred Securities, Mortgage Note Receivables, Mezzanine Loans or other notes receivable relating to Healthcare Facilities or bonds relating to the healthcare industry provided that the aggregate Investment pursuant to this §8.3(n) shall not at any time exceed ten percent (10%) of Total Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(k), (l), (m) and (n) at any time exceed twenty percent (20%) of Total Asset Value at any time.

For the purposes of this §8.3, (x) the Investment of Borrower or any of its Subsidiaries in any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s Equity Percentage of their non-Wholly-Owned Subsidiaries’ and Unconsolidated Affiliates’ Investments valued in the manner set forth for the determination of Total Asset Value, or if not included therein, valued at the GAAP book value, and (y) Investments in Construction in Progress shall be based on costs (including land) incurred to the date of determination in accordance with GAAP.

§8.4 Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, dissolve, liquidate, dispose of (including, without limitation, by way of an LLC Division) or lease (but not including Operating Leases) all or substantially all of its assets or business, merge, reorganize, consolidate or do any other business combination, individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, and (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own or lease any assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.4). Nothing in this §8.4 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §§5.4 and 8.8), and after any such permitted sale, may dissolve.

§8.5 Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned or leased by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of the Agent, such consent not to be unreasonably withheld.

§8.6 Compliance with Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Healthcare Facilities as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real

Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate that is not a Borrowing Base Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Borrowing Base Properties in violation of applicable Environmental Laws; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Borrowing Base Property (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Borrowing Base Property by the Borrower or any Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Borrowing Base Property in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii) At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Borrowing Base Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Borrowing Base Property and (B) whether the use and operation of any such Borrowing Base Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Borrowing Base Properties, or that any of the Borrowing Base Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of the Agent obtain and deliver to the Agent such environmental assessments of such Borrowing Base Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to such Borrowing Base Property and (B) whether the use and operation of such Real Estate comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Borrowing Base Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7 Distributions.

(a) The Borrower shall not pay for the period of the four (4) consecutive fiscal quarters most recently ended any Distribution to its partners, shareholders, members or other owners, to the extent that the aggregate amount of such Distribution paid, when added to the aggregate amount of all other Distributions paid in such period, exceeds ninety-five percent (95%) of Adjusted Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the Borrower, as evidenced by a certification of the principal financial or accounting officer of the Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent. For the purposes of calculating compliance with this §8.7(a), Distributions shall be calculated (i) for the fiscal quarter ending December 31, 2018, by multiplying the Distributions for the period from October 1, 2018 through and including December 31, 2018 by four (4), (ii) for the fiscal quarter ending March 31, 2019, by multiplying the Distributions for the period from October 1, 2018 through and including March 31, 2019, by two (2), (iii) for the fiscal quarter ending June 30, 2019, by multiplying the Distributions for the period from October 1, 2018 through and including June 30, 2019 by one and one-thirds (1.33), and (iv) for each calendar quarter thereafter, Distributions shall be calculated for the prior four (4) consecutive fiscal quarters most recently ended.

(b) If a Default or Event of Default shall have occurred and be continuing, the Borrower shall make no Distributions to its partners, shareholders, members or other owners, provided that the Borrower may, nonetheless, make Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the Borrower, as evidenced by a certification of the principal financial or accounting officer of the Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c) Notwithstanding the proviso in §8.7(b), at any time when an Event of Default under §§12.1(a) or 12.1(b) shall have occurred, an Event of Default under §§12.1(g), 12.1(h) or 12.1(i) shall have occurred, or the maturity of the Obligations has been accelerated, the Borrower shall not make any Distributions whatsoever, directly or indirectly.

§8.8 Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of (a) all or substantially all of their assets or (b) any material asset other than pursuant to a bona fide arm’s length transaction.

§8.9 Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1, (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness, and (z) the payment of regularly scheduled principal amortization payments (which obligation existed prior to the occurrence of such Event of Default); or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or require payments of principal of such Indebtedness during the existence of an Event of Default.

§8.10 Zoning and Contract Changes and Compliance. Neither the Borrower nor any Guarantor shall (a) initiate or consent to any zoning reclassification of any of the Borrowing Base Property or seek any variance under any existing zoning ordinance or use or permit the use of any Borrowing Base Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or (b) initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Borrowing Base Property.

§8.11 Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.

§8.12 Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions set forth on Schedule 6.14 attached hereto and (ii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.13 Management Fees. Borrower shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for any Borrowing Base Property to any manager that is an Affiliate of Borrower in the event that an Event of Default shall have occurred and be continuing; provided that the limitations contained in this §8.13 shall not preclude payments necessary to maintain the REIT Status of the Borrower.

§8.14 Changes to Organizational Documents. Other than the issuance of preferred equity in Borrower in connection with the Internalization as contemplated by the Termination and Cooperation Agreement, Borrower shall not amend or modify, or permit the amendment or modification of, the articles, bylaws, limited liability company agreements or other formation or organizational documents of Borrower or any Guarantor in any material respect, without the prior written consent of Agent, not to be unreasonably withheld, conditioned or delayed; provided, however, the foregoing shall not limit the ability of Borrower or any Guarantor to make any modifications, appointment or removal of any of its officers and/or directors without the prior consent of Agent subject to there not being a Change of Control. Without limiting the foregoing, any of the following modifications shall be deemed to be material amendments requiring the consent of Agent: (i) changes to the provisions of any Preferred Securities of Borrower, or to the rights or powers of the holders of the Preferred Securities; (ii) any modification that is materially adverse to the interest of Agent, the Lenders, the Issuing Lender or the Swing Loan Lender; (iii) any modification that could reasonably be expected to have a Material Adverse Effect; or (iv) if the Person is a limited liability company, failing to include in its organizational documents an express and unconditional prohibition on taking, and waiver of any right to take, any action in furtherance of, or consummating, an LLC Division until the Obligations have been repaid in full, all Letters of Credit have been returned and the obligation of the Lenders to make Loans and issue Letters of Credit shall have terminated.

§8.15 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, the Borrower will not create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest in the Borrower, or of Borrower in SNR Operations LLC or any Subsidiary Guarantor, including, without limitation, any Distributions or rights to Distributions on account thereof (other than those in favor of Agent).

§8.16 Non-Encumbrance. Without implying any limitation upon the generality of §8.2, the Borrower will not, and will not permit any other Person to, create or incur or suffer to be created or incurred or to exist (a) any lien, encumbrance, mortgage, pledge, negative pledge, change, restriction or other security interest of any kind upon any Borrowing Base Property or any other Collateral, or (b) any provision of a document, instrument or agreement (other than a Loan Document) which, in the case of (a) or (b), prohibits or purports to prohibit the creation or assumption of any Lien on any Borrowing Base Property or interest therein or any other Collateral as security for the Obligations.

§8.17 Burdensome Agreements. Borrower shall not, nor shall Borrower permit any Guarantor or any of their respective Subsidiaries to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make dividend or distribution payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, or (b) of any Guarantor or any Subsidiary to guarantee the Indebtedness of the Borrower; provided, however, that (x) this §8.17(a) and (b) shall not prohibit any such restrictions incurred or provided in favor of any holder of Indebtedness that is permitted under §8.1(g) and (h) and is secured by a Lien on Real Estate (and/or the proceeds thereof) that is permitted under §8.2(v), solely to the extent any such restriction relates to such Real Estate (and/or the proceeds thereof), the entity owning such Real Estate or the direct Equity Interests in such entity.

§8.18 Operating Partnership. Borrower shall not create, establish or invest in any Person that will be or will otherwise perform functions similar to an “operating partnership” or “UPREIT” of a real estate investment trust without the written approval of the Agent, such approval to not be unreasonably conditioned, delayed or withheld. Agent may condition such approval on (i) such

Person becoming the “Borrower” under this Agreement or a Guarantor, and such Person delivering to the Agent such items as are required of new Guarantors under §5.4; and (ii) the Borrower and Guarantors entering into amendments to this Agreement and the other Loan Documents as the Agent may require (including without limitation, amendments to the definition of Change of Control and §8.7). Any such “operating partnership” or “UPREIT” shall be considered a Wholly-Owned Subsidiary of Borrower.

§9.	FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1 Borrowing Base. The Borrower will not at any time permit the aggregate Outstanding Loans and Swing Loans and Letter of Credit Liabilities to exceed the Borrowing Base Availability.

§9.2 Adjusted Consolidated EBITDA to Fixed Charges. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended four (4) fiscal quarters to Fixed Charges determined for the most recently ended four (4) fiscal quarters to be less than the following:

For the Period:	Ratio
From the date of this Agreement and continuing through and including December 13, 2021	1.20 to 1
From the commencement of the Extension Term and continuing thereafter	1.25 to 1

§9.3 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $539,039,465.00, plus (ii) eighty percent (80%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.

§9.4 Minimum Property Requirement. The Borrowing Base Properties included in the calculation of the Borrowing Base Availability shall consist of not less than five (5) Borrowing Base Properties, with an aggregate Borrowing Base Value attributable thereto of not less than $100,000,000.00.

§9.5 Unhedged Variable Rate Debt. The Borrower will not at any time permit the Unhedged Variable Rate Debt of the Borrower and its Subsidiaries on a Consolidated basis (excluding the Obligations) to exceed ten percent (10%) of Total Asset Value.

§9.6 Recourse Indebtedness. Neither the Borrower nor any Guarantor shall create, incur, assume, guarantee or otherwise be or remain liable, contingently or otherwise, with respect to any Recourse Indebtedness (other than the Obligations) without the prior written consent of the Required Lenders, which consent may be withheld in their sole and absolute discretion.

§10.	CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue the Letter(s) of Credit on the Closing Date shall be subject to the satisfaction of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have received the fully-executed original of its Note.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to Borrower or any Guarantor that owns or leases a Borrowing Base Property) in which such Borrowing Base Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8 Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10 Borrowing Base Qualification Documents. The Borrowing Base Qualification Documents for each Borrowing Base Property included in the calculation of the Borrowing Base Availability as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.11 Compliance Certificate and Borrowing Base Certificate. The Agent shall have received a Compliance Certificate and Borrowing Base Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter for which the Borrower has provided financial statements under §6.4.

§10.12 Appraisals. The Agent shall have received the Appraisals of each Borrowing Base Property.

§10.13 Intentionally Deleted.

§10.14 Contribution Agreement. The Agent shall have received a fully executed counterpart of the Contribution Agreement.

§10.15 Insurance. The Agent shall have received certificates evidencing that the Agent is named as mortgagee and/or additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.16 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10.1, §10.2, §10.3, §10.4, §10.7, §10.8, §10.9, §10.10, §10,11, and §10.16 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.

§11.4 Endorsement to Title Policy. At such times as the Agent shall determine in its discretion at any time, to the extent (x) available under Applicable Law, and (y) the Title Policy does not contain a “revolving credit” or similar endorsement providing coverage over title matters in a manner satisfactory to Agent, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by the Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding and Letters of Credit issued and outstanding (provided that the amount of coverage under an individual Title Policy for an individual Borrowing Base Property need not equal the aggregate amount of all Loans), or if such endorsement is not available, such other evidence and assurances as the Agent may reasonably require (which evidence may include, without limitation, an affidavit from the Borrower stating that there have been no changes in title from the date of the last effective date of the Title Policy).

§11.5 Future Advances Tax Payment. As a condition precedent to any Lender’s obligations to make any Loans available to the Borrower hereunder, the Borrower will pay to the Agent or the Person entitled thereto any mortgage, recording, intangible, documentary stamp or other similar Taxes which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Borrowing Base Properties is located, and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on the Borrowing Base Properties located in such state secure the Borrower’s obligation with respect to the Loans then being requested by the Borrower. The provisions of this §11.5 shall not limit the Borrower’s obligations under other provisions of the Loan Documents, including §15.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to perform any term, covenant or agreement contained in §9;

(d) any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);

(e) any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrower, any Guarantor or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(f), involves singly or in the aggregate (i) any obligations for Indebtedness or under Derivative Contracts (other than Non-Recourse Indebtedness) or (ii) Non-Recourse Indebtedness totaling $50,000,000.00 or greater;

(g) any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(i) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $5,000,000.00 per occurrence or during any twelve (12) month period;

(k) any of the Loan Documents or the Contribution Agreement shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke, rescind or challenge or contest the validity or enforceability of any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(m) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in excess of $5,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n) the Borrower, any Guarantor or any of their respective Subsidiaries or any officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, (ii) any Borrowing Base Property or any Material Contract, or (iii) the Collateral;

(o) any writ or warrant of attachment or execution or similar process is issued or levied against any of the Collateral or all or any material part of the property or assets of Borrower or any Guarantor which is not released, vacated or fully bonded within thirty (30) days of its issue or levy;

(p) any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;

(q) any Change of Control shall occur; or

(r) an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and, upon the request of the Required Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by the Agent or the Required Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by the Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by the Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. Upon any draws under Letters of Credit, at the Agent’s sole discretion, the Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and the Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2 Certain Cure Periods; Limitation of Cure Periods. Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit, or any fees due under the Loan Documents, within three (3) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within thirty (30) days, then such thirty (30) day period shall be extended for such additional period of time (not exceeding thirty (30) additional days) as may be reasonably necessary to cure such failure so long as the Borrower or its Subsidiaries, as applicable, commence such cure within such thirty (30) day period and diligently prosecute same until completion; provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default (whether of the Borrower, any Guarantor or any Subsidiary thereof) consisting of a failure to comply with §§7.4(c), 7.14, 7.17, 7.18, 7.19(c), 7.20, 7.23, 7.24, 7.25, 8.1, 8.2, 8.3, 8.4, 8.7, 8.8, 8.9, 8.11, 8.13, 8.14, 8.15, 8.16, 8.17 or 8.18 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

In the event that there shall occur any Default or Event of Default that affects only certain Borrowing Base Properties or the owner(s) thereof, then the Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Borrowing Base Properties from the calculation of Borrowing Base Availability and by reducing the outstanding Loans and Letter of Credit Liabilities by the amount of the Borrowing Base Availability attributable to such Borrowing Base Property or by adding one or more other Borrowing Base Properties as Collateral in accordance with the terms of this Agreement which when added result in there being no Default or Event of Default, in which event such removal and reduction or substitution shall be completed within ten (10) Business Days after receipt of notice of such Default from the Agent or the Required Lenders and the expiration of any applicable cure period provided under this §12.2.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(g), 12.1(h) or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders, shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, requiring the establishment of a hard lockbox and cash management system with Agent, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any Taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6 Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including any interest provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.

(b) Amounts on deposit in the Collateral Account shall not be invested by the Agent, and will earn interest at a rate paid by Agent with respect to similar accounts, and shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d) If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate or withdraw any amounts in the Collateral Account and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account. The Borrower authorizes the Agent to file such financing statements as the Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.	SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any

Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.	THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower to the extent otherwise required hereunder.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders, all of the Lenders or all of the affected Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5 Payments.

(a) A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 The Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender and the Swing Loan Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless an Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent, the Issuing Lender and the Swing Loan Lender.

If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay Taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of the Collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Request for Agent Action. The Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) a Borrowing Base Property may be subject to a Taking, or (b) the Borrower or any Subsidiary Guarantor may desire to enter into easements or other agreements affecting the Borrowing Base Properties, or take other actions or enter into other agreements in the ordinary course of business (including, without limitation Leases) which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to the Agent in connection with any easements or agreements affecting the Borrowing Base Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of the Borrower’s business.

§14.12 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders or all of the affected Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.

§14.13 Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of all of the Lenders, all of the affected Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§14.15 The Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §§12.1, 12.5, 12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes, (c) all title insurance premiums, reasonable engineer’s fees, environmental reviews and reasonable fees, expenses and disbursements of the counsel to the Agent and KCM and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, costs, expenses and disbursements of the Agent and KCM incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral, the release of Collateral, the review of Leases or other agreements, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in clause (d) above), (f) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default or any other workout of the Loan Documents and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors (provided that any attorneys’ fees and costs pursuant to this §15(f) with respect to counsel separate from that retained by Agent (including local counsel) shall be limited to those incurred by one primary counsel retained by the Required Lenders), (g) all reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all reasonable out-of-pocket expenses relating to the use of Intralinks, SyndTrak, Debtdomain or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders, the Arranger, their respective Affiliates and Persons who control the Agent, or any Lender or the Arranger, and each director, officer, employee, agent and attorney of each of the foregoing Persons, against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Borrowing Base Properties, any other Real Estate or the Loans, (b) any condition of the Borrowing Base Properties or any other Real Estate or the maintenance, use or operation thereof (including without limitation any accident, injury or death to any natural person or any loss, theft or damage to personal property), (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Borrowing Base Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak, Debtdomain or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. This §16 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC..

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents and the Borrower’s obligations under §§4.8, 4.9 and 4.10 shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within five (5) Business Days after receipt of notice, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit I attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its applicable Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2 Register. The Agent, acting for this purpose as a non-fiduciary agent for Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Guarantors and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may, without the consent of Agent or Borrower, sell participations to one or more Lenders or other entities (but not to any natural person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §§4.8, 4.9, 4.10 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor or any material Collateral (except as otherwise permitted under this Agreement). The Borrower agrees that each participant shall be entitled to the benefits of §4.3, subject to the requirements and limitations therein, including the requirements under §4.3(g) (it being understood that the documentation required under §4.3(g) shall be delivered to the participating Lender), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1; provided that such participant (A) agrees to be subject to the provisions of §4.14 as if it were an assignee under §18.1 and (B) shall not be entitled to receive any greater payment under §4.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of §4.14 with respect to any participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender, or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement (including by way of an LLC Division) without the prior written consent of each of the Lenders.

§18.7 Disclosure. The Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this

Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower, or is made available to such Lender by a third party not known by such Lender to be subject to a confidentiality agreement, or is independently developed by such Lender. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of the Required Lenders, all of the Lenders or all of the Lenders directly affected thereby but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note. Notwithstanding anything in this §18.8 to the contrary, any Lender or other Lender assignee acquiring some or all of the assigned Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9 Amendments to Loan Documents. Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

(a) Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attn: Eric Hafertepen

Telecopy No.: (770) 510-2195

and

KeyBank National Association

726 Exchange Street, Suite 900

NY-00-72-0100

Buffalo, New York 14210

Attn: Yolanda M. Fields

and

Dentons US LLP

Suite 5300

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Attn: William F. Timmons, Esq.

Telecopy No.: (404) 527-4198

If to the Borrower:

On or prior to February 1, 2019, then to:

New Senior Investment Group Inc.

1345 Avenue of the Americas, 45th Floor

New York, New York 10105

Attn: David Smith

Telecopy No.: (212) 515-7783

After February 1, 2019, then to:

New Senior Investment Group Inc.

55 West 46th Street, Suite 2204

New York, New York 10036

Attn: David Smith

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York, 10036

Attn: Vered Rabia

Telecopy No.: (212) 735-2892

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(b) Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(c) Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20.	RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE (BUT NEED NOT BE) BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN (PROVIDED THAT ANY SUIT BROUGHT IN NEW YORK SHALL ALSO BE BROUGHT IN NEW YORK COUNTY, SUBJECT TO THE RIGHT OF AGENT OR ANY LENDER TO BRING AN ACTION ELSEWHERE AS THEY MAY DETERMINE IS NECESSARY OR DESIRABLE TO ENFORCE THE LOAN DOCUMENTS AND REALIZE UPON THE COLLATERAL)). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING

THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR OTHER ASSETS OF THE BORROWER AND THE GUARANTORS EXIST OR WHEREVER ELSE AGENT OR SUCH LENDER MAY DETERMINE AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.

§22.	HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

(a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower, any Collateral or all or substantially all of the Guarantors except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. The Agreement Regarding Fees may be amended, modified or waived only with the consent of Arranger and Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank and KCM in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(b) Further notwithstanding anything to the contrary in this §27, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment shall become effective without any further or consent of any of other party to this Agreement.

§28.	SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arranger and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

§34.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:	/s/ Bhairav Patel
Name:	Bhairav Patel
Title:	Interim Chief Financial Officer, Treasurer,
and Chief Accounting Officer

(SEAL)

[Signatures Continued on Next Page]

KEYBANK / NEW SENIOR CREDIT AGREEMENT

AGENT AND LENDERS

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as the Agent

By:	/s/ Eric Hafertepen
Name:	Eric Hafertepen
Title:	Vice President
Real Estate Capital
(SEAL)

KEYBANK / NEW SENIOR CREDIT AGREEMENT

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of ___________, 20__, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.4 of that certain Credit Agreement dated as of December 13, 2018, as from time to time in effect (the “Credit Agreement”), by and among NEW SENIOR INVESTMENT GROUP INC. (the “Borrower”), KeyBank National Association, for itself and as the Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.4 of the Credit Agreement, to become an additional Guarantor under the Guaranty, the Indemnity Agreement, the Contribution Agreement and the Cash Collateral Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Cash Collateral Agreement, the Guaranty, the Indemnity Agreement, and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, a “Guarantor” under the Indemnity Agreement and the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Cash Collateral Agreement, the Guaranty, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Subsidiary Guarantor” or “Guarantor” are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Guarantors apply to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Guarantor.

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3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Cash Collateral Agreement, the Guaranty, the Contribution Agreement and the Indemnity Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by the Agent, will promptly become a party to the Cash Collateral Agreement, Guaranty, the Contribution Agreement and the Indemnity Agreement to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 201__.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

By:
Name:
Title:

(SEAL)

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Its:

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EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

$______________	December __, 2018

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of December 13, 2018, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be

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amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:
Name:
Title:

(SEAL)

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EXHIBIT C

FORM OF SWING LOAN NOTE

$12,500,000.00	December ___, 2018

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of December 13, 2018, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00), or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Swing Loan Notes evidencing borrowings of Swing Loans under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be

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amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:
Name:
Title:

(SEAL)

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EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent

Mail Code OH-01-51-0311

4910 Tiedeman Road, 3rd FL

Brooklyn, OH 44144

Attn: Denise J. Jones

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of that certain Credit Agreement dated as of December 13, 2018 (as the same may hereafter be amended, the “Credit Agreement”), by and among New Senior Investment Group Inc. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the Borrower hereby requests and certifies as follows:

1. Revolving Credit Loan. The Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount: $__________

Type (LIBOR Rate, Base Rate):

Drawdown Date:

Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:_________________]

2. Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3. No Default. Borrower certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Borrowing Base Property except as disclosed to Agent in writing.

4. Representations True. Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

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5. Other Conditions. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.

6. Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:
Name:
Title:

(SEAL)

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EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

[Date]

KeyBank National Association, as Agent

Mail Code OH-01-51-0311

4910 Tiedeman Road, 3rd FL

Brooklyn, OH 44144

Attn: Denise J. Jones

Re:	Letter of Credit Request under Credit Agreement

Ladies and Gentlemen:

Pursuant to §2.10 of that certain Credit Agreement dated as of December 13, 2018, by and among you, certain other Lenders and New Senior Investment Group Inc. (the “Borrower”), as amended from time to time (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

Name and address of beneficiary: _______

Face amount: $_______

Proposed Issuance Date: _______

Proposed Expiration Date: _______

Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

Purpose of Letter of Credit: __________________________________________

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Borrowing Base Property except as disclosed to Agent in writing.

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

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The Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:
Name:
Title:

(SEAL)

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EXHIBIT F

FORM OF LETTER OF CREDIT APPLICATION

KeyBank National Association Application for Irrevocable Standby Letter of Credit To: Standby Letter of Credit Services 4900 Ticdeman. 1st floor 726 Exchange Street, Suite 900 Cleveland. Ohio 44144-2302 Buffalo. New York 14210 Mailcode: OH-01-49-1003 Mailcode: NY-00-72-0100 Fax Number: (216)813-3719 Fax Number: (216)813-3719 Please issue your Irrevocable Standby Letter of Credit and notify the Beneficiary no later than (date) via Courier to Attention: (Telephone Number) SWIFT (Advising Bank Swift Address, if known ) Advising Bank (if applicable) Name: Address: Account Party(les)/Applicant(s) Name and Address: (PO Box is not acceptable) Applicant Name to appear on the Letter of Credit (if different from Account Party): (Name and address (PO Box is not acceptable). Is this party legally related to Account Party through ownership? Yes No If yes, please indicate relationship: Parent Subsidiary Affiliate Owner If no, provide the following: Tax ID number: If an individual, date of birth: Brief description of why account party is applying for a Letter of Credit for a non related entity. Beneficiary Name and Address: Brief description of underlying transaction: Expiration Dale: Dollar Amount S and currency if other than USD Automatic Extension Clause? Yes No If yes, indicate Number of Days for Notice: if No, leave blank. (Amount in words): Is there an Ultimate Expiration Date? Yes No If yes. indicate Ultimate Expiration Date: Available by Drafts at sight drawn on KeyBank National Association and accompanied by the following documentation: A statement signed by an authorized representative of Beneficiary stating: “ has not performed or fulfilled all of the undertakings, covenants and conditions in accordance with the terms of the agreement dated between (Applicant) and (Beneficiary).’* A certificate signed by an authorized representative of Beneficiary stating: “We hereby certify that . has failed to honor their contractual agreement dated _ between (Applicant) and (Beneficiary).’’ A statement signed by an authorized representative of Beneficiary stating as follows: (insen wording that is to appear in the statement accompanying the draft): No statement or document other than Beneficiary’s draft is required to be presented under this Letter of Credit. Issue per attached sample {00342519 vl CONFIDENT) Revised 10/06/2016 KeyCorp: Confidential Page 1 of 2

Partial Drawings: Permitted Not Permitted Charges for: Applicant Multiple Drawings: Permitted Not Permitted Special Instructions or condition*: Account Party(ies) shall keep and maintain Demand Deposit Account No. at all times until the Letter or Credit has finally expired and all reimbursement and other obligations in respect thereof have been paid in full in cash. KeyBank is authorized to debit the Demand Deposit Account or any successor account to pay any amounts which become due by Account Party(ies) in connection with the Letter or Credit, including any fers charged to Account Party(ies) or the amount of any draw(s) made under the Letter of Credit by the Beneficiary. KeyBank and any applicable Keycorp Afllllates (collectively and severally “Key”) shall have all rights, remedies and/or collateral provided for under (a) any Standby Letter of Credit Reimbursement and Security Agreement executed by the Account Party(ies) in favor of Key at. prior to or after the date hereof and any other reimbursement agreement, credit agreement, security agreement, pledge agreement or other agreement or Instrument in effect at any time between Account Party(les) and Key that obligate and/or secure reimbursement in respect of letters of credit by Account Party(ies) or any of them. This application and agreement and each letter of credit are subject to the provisions of. and Key shall have all rights and remedies prosided for under (a) Article 5 of the Uniform Commercial Code as In effect from time to time and (b) either the Uniform Customs and Practice for Documentary Credits or the International Standby Practices, in each case as established by the International Chamber of Commerce from time to time (whichever may be determined to be appropriate by Key under the circumstances) and to the terms and conditions set forth in the Standby Letter of Credit Reimbursement and Security Agreement dated executed by the Account Parlies. Date: Authorized Signer- Applicant Signer’s printed name [Only required if different from Account Party] Datr: Authorized Signer- Account Party Signer’s printed name {00342519 vl CONFIDENT } Revised 10/06/2016 KeyCorp: Confidential Page 2 of 2

KcyBank National Association STANDBY LETTER OF CREDIT REIMBURSEMENT AM) SECURITY AGREEMENT In consideration of the issuance from time to time, at the request of the Account Parties of one or more Credits in accordance with the terms of any Standby Letter of Credit Application(s) submitted by the Account Parties to the Issuer, the Account Parties hereby represent, warrant and agree as follows: DEFINITIONS: The following definitions shall apply herein: “ACCOUNT PARTIES” is defined in Paragraph 13 below. “AGREEMENT” means this Standby Letter of Credit Reimbursement and Security Agreement, including as the same may from time to time be amended, modified, supplements and/or restated. “BANK LIABILITIES is defined in Paragraph 8 below. CREDIT” means each letter of credit requested or described in any Letter of Credit Application submitted to the Issuer by any of the Account Parties and issued by the Issuer, including, in each case, as the same may be amended from time to time. “DEPOSIT ACCOUNT” is defined in Paragraph 2 below. “DOCUMENTS’ mean any document, however evidenced, negotiable or non-negotiable, including, but not limited to, all documents and certificates accompanying or relating to presentations, drafts or demands under or in respect of any Credit. “DRAFTS” means any draft drawn under or presentment or demand made for payment on any Credit. “ISP” means the International Standby Practices adopted by the International Chamber of Commerce in force at the time of issuance of the Credit, as the same may be thereafter amended or replaced. “ISSUER” means any KeyCorp affiliate that issues any Credit. “LETTER OF CREDIT APPLICATION” means any request submitted by any of the Account Parties to the Issuer (in written or electronic foim and w’hether set forth on the Issuer’s application form or otherwise) for the issuance of any Credit or Credits for the account of any of the Account Parties. “PROPERTY” means all tangible and intangible property of any kind, w’hether real, personal or mixed, including, without limitation, goods, negotiable or non-negotiable instruments, documents of title, securities, lunds, choscs in action and any right or interest therein. Property in Issuer’s possession shall include Property in possession of any person or entity other than Issuer that holds such property as agent, trustee or otherwise for the benefit or account of Issuer. “REIMBURSEMEN T OBLIGATIONS” means the obligations of the Account Parties to reimburse the Issuer for all payments made by or for the account of the Issuer with respect to any presentment on a Credit and to pay, reimburse and/or indemnify the Issuer for all fees, charges, costs, expenses and liabilities chargcd or incurred by or asserted against the Issuer in connection with this Agreement, any Letter of Credit Application and/or any Credit and includes, without limitation, all such obligations provided for in Sections 2,3 and 7 of this Agreement.. (00342456 vl internal ) KeyCorp: Confidential Page 1 of6

“REQUESTS” means any request, instruction, waiver or agreement made or agreed upon by any of the Account Parties and communicated to the Issuer in writing, by telephone or by any means of electronic communication that is honored or relied upon by the Issuer in connection with the issuance, terms, amendment, waiver of discrepancies, and/or honor, dishonor, payment or acceptance of any presentment or drawing on any Credit. “UNIFORM CUSTOMS” means the Uniform Customs and Practice for Documentary Credits adopted by the International Chamber of Commerce in force at the time of issuance of the Credit, as the same may be thereafter amended or replaced. PAYMENT TERMS: The Issuer may honor and accept or pay any draft, demand or drawing presented to Issuer on or in respect of any Credit, regardless of when drawn or presented and whether or not negotiated, if such presentment, any related documents required to accompany the drawing and any transmittal advice are dated on or before the expiration date of the Credit. The expiration date of the Credit shall in all cases be the expiration date stated therein or in any amendment expressly extending such date, and shall not be extended or deemed extended on account of or by reference to any action or inaction of any person or entity or the terms of any other communication or agreement. Issuer may accept any presentment, draft, instruction or other document that appeal’s on its face to be signed or issued by the beneficiary or other party authorized or specified under the Credit to draw or issue such instruments or other documents, whether in the name of the beneficiary or other party as reflected in the Credit or as such name may have been changed, and/or by any successor to or administrator, executor, trustee in bankruptcy, debtor in possession assignee for the benefit of creditors, liquidator, receiver, conservator, or other legal representative of the beneficiary or such other party, if the same otherwise complies on its face with the terms of the Credit. The Account Panics, jointly and severally, agree to reimburse Issuer at its main office on demand in United States Dollars: (A) as to drafts payable in United States Dollars drawn or to be drawn under the Credit, the amount paid or payable thereon, or (B) as to such drafts payable in currency other than United States Dollars, the equivalent of the amount paid in United States Dollars at Issuer’s selling rate of exchange in the currency in which such draft is drawn, (C) tiny and all other expenses or charges incurred by Issuer in issuing or effecting payment of the Credit, for perfecting or maintaining, and insuring the Property, and for enforcing Issuer’s rights and remedies under this Agreement, (D) interest from the date of such payment at a rate per annum equal to the greater of (i) zero and (ii) the Prime Rate of KeyBank National Association in effect from time to time plus the rate margin customarily charged by Issuer to other account parties with similar credit worthiness and in like circumstances or as agreed by Account Parties, upon all unpaid drafts anti other payment, reimbursement and/or indemnification obligations of Account Parties hereunder until paid in full, but in no event higher than the highest lawful rate permitted by law, and (E) such commission, issuance, letter of credit commitment fees, draw fees, and negotiation lees at such rate as Issuer may determine from time to time and/or as agreed by Account Parties. The Account Parties shall at all times keep and maintain a deposit uccount at the Issuer described in the Application (the “Deposit Account”). Without prior notice or demand Issuer is authorized to charge the Deposit Account or any other deposit account maintained by any of the Account Parties with Issuer or any other KeyCorp affiliate for the amount of any draft and all other reimbursement obligations hereunder. INCREASED COSTS: If any law or regulation, or change therein, or interpretation, administration or enforcement thereof, by any person, agency or court shall (A) impose upon or modify any reserve or special deposit requirement, insurance assessment or other requirement against or affecting the Credit, or (B) impose any tax, other than tax imposed upon the income of Issuer, or withholding of any kind, or (C) impose or modify any capital requirement, impose any condition upon, supplement to or increase of any kind to Issuer’s capital base, and the result of any such event increases the cost or decreases the benefit to Issuer of issuing or maintaining any Credit, then the Account Parties shall pay to Issuer upon request such amounts as arc advised by Issuer that are necessary to compensate Issuer for all increased costs and/or decreased benefits attributable to any of the foregoing. Upon written request. Issuer will certify such amounts. Issuer’s certification shall be conclusive absent manifest error. REQUESTS: Requests shall be made by those persons purportedly authorized by any of the Account Parties. Account Parties agree to provide Issuer from time to time a written list of all such authorized representatives. Issuer shall not be obligated to identify or confirm such persons beyond the use of the {00342456 vi INTERNAL} KeyCorp: Confidential Page 2 of 6

authorized name or code identification, if any, that is established by Issuer and/or Account Parties. All requests will be confirmed by Issuer in writing or through the use of any electronic communication system used in the ordinary course of business between Issuer and the Account Parties. The Account Parties will promptly report all discrepancies upon their receipt of such confirmation. Issuer may, but shall not be obligated to, assign a unique code number or word and require such code to be used by the Account Parties, and thereafter all further requests shall refer to such code. Issuer shall not be liable for any loss which the Account Parties may incur as a result of Issuer’s compliance with any request received by Issuer that complies with the terms of this Agreement, even if in fact unauthorized, provided that Issuer acted in good faith and exercised reasonable care. 5. MODIFICATION OF CREDITS: Any amendment to the terms of a Credit may be authorized by those persons purportedly authorized by any one of the Account Parties without notice to any other of the Account Parties, but any increase in the amount of a Credit or extension of the expiration date under a Credit for presentation of Drafts or Documents shall only be approved by those persons authorized by the Account Parties. Account Parties agree that if a Credit provides for automatic renewal or extension of the expiration date unless the beneficiary is notified to the contrary in advance of any then current expiration date, and Account Parties determine to instruct the Issuer not to allow such renewal or extension. Account Parties must notify Issuer in writing to such effect not later than 60 days prior to the latest then applicable date for notification of the beneficiary of non-renewal or non-extension under the terms of the Credit. If such notice by the Account Parties is not timely made. Issuer may automatically renew or extend the Credit and Account Parties will have no claim or cause of action against Issuer and will continue to be fully liable for all Reimbursement Obligations incurred and/or arising with respect to such Credit, including after giving effect to any such automatic renewal or extension. Issuer may, in its sole discretion, elect not to renew or extend any Credit and if Issuer does not renew or extend the Credit Account Parties will have no claim or cause of action against Issuer and will continue to be fully liable for all Reimbursement Obligations incurred and/or arising with respect to such Credit, including as a result of the non-renewal or non-extension thereof. This Agreement shall in all events be and remain binding upon all of the Account Parties with regard to the Credit, as increased, amended, extended or renewed, notwithstanding any refusal of Issuer to agree to any increase, amendment, renewal or extension, as to the form, content, action or inaction taken with respect to any Drafts, Documents and/or Property associated therewith and/or any action taken or not taken by Issuer and any of Issuer’s correspondents in connection therewith. 6 LIMITED LIABILITY: None of Issuer, Issuer’s employees, agents or correspondents or any person or entity advising or confirming any Credit shall be responsible for or liable on account of: (A) the invalidity, insufficiency, or any lack of genuineness or due authorization of any Draft or Document or any fraud or forgery of or affecting any Draft or Document; (B) the inadequacy of insufficiency of the coverages and/or terms of any insurance, anv lack of validity, genuineness or enforceability of any insurance or associated Document or the insolvency of any insurer; (C) the performance, solvency or financial responsibility of any party issuing or having liability on or under any Document; (D) delays on non-delivery of any Draft or Document; (E) any breach of contract or other wrongful action by or between any person and the Account Parties; (F) failure of any Draft or Document to be sufficient in form or content to cffcct a proper and conforming presentment on any Credit; (G) en’ors or omissions in and/or interruptions or delays in transmission or delivery of any messages. Drafts or Documents by mail, cable, telegraph, wireless, email, PDF or otherwise or for any errors in translation or interpretation of terms; (H) any action or inaction taken in conformity with the rights of the Issuer or any adviser or confirmer under the ISP or UCP and/or (I) other consequences arising from causes beyond the control of any Issuer, adviser or confirmer, or any person or entity acting on behalf of any such party, including, but not limited to, any action or omission by, or any law, regulation or restriction of, any de facto or de jure domestic or foreign government or agency. IN NO EVENT SHALL ISSUER BE LIABLE FOR SPECIAL INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES. 7. WARRANTIES: INDEMNITY: Each of the Account Parties hereby represents, warrants, covenants and confirms to and for the benefit of Issuer that Account Parties understand the general nature and operation of a letter of credit and the obligations, rights and remedies of the Account Parties on the one hand and the Issuer on the other in regard to leUers of credit, including, without limitation: (A) the obligation of the Account Parties to reimburse Issuer for all payments to the beneficiary in respect of (00342456 vl internal } KeyCorp: Confidential Page 3 of 6 presentments on the Credit, (B) the conditions set forth in the Credit to the obligation of Issuer to pay any drawing on the Credit, (C) that Issuer has no responsibility or liability in connection with any underlying contract or other transaction between any of the Account Parties and the bcncficiary of the Credit, (D ) that Issuer is not acting as an agent or in any fiduciary capacity for or on behalf of the Account Parties or the beneficiary, but solely as an issuer of letters of credit, (E) Issuer makes no representation or warranty regarding the value or desirability of the Account Parties’ transactions in connection with which any Credit is issued, the decision to utilize any Credit or the appropriateness of or risks arising from the terms or conditions of any Credit, (F) that the Account Parties should seek advice from their legal counsel with respect to any Letter of Credit Application, this Agreement, the issuance and terms of any Credit and the related underlying transactions and (G) Account Parties unconditionally approve and assume all risks associated with the terms of each Credit, regardless of any at!vice provided by Issuer with respect to the form or terms of the Credit. Each of the Account Parties hereby further represents, warrants, covenants and confirms to and for the benefit of Issuer that the transactions associated with each Credit do not violate any applicable law, rule or regulation of the United States, any state or the United States and/or any foreign nation or governmental authority thereof, including, without limitation, anti-terrorism, anti-money laundering, export/import and/or corrupt practices laws, orders, rules and regulations. All representations, warranties and indemnities set forth herein shall survive Issuer’s issuance of the Credit and any payment thereunder and shall continue until all Reimbursement Obligations arising hereunder are finally determined and paid in full in cash. Each of the Account Parties hereby releases Issuer from and agrees to indemnify and hold harmless the Issuer, and its officers, agents, employees and correspondents for and against any and all claims, costs, liabilities and expenses (including reasonable attorney fees) incurred by or asserted against any such indemnified party and arising out of or in any way relating to (1) any underlying investments, transaction, and/or contracts between any one of the Account Parties, any beneficiary of any Credit and/or any such indemnified party and/or (2) any acceptance or payment made on account of any presentment on a Credit that appeared on its face to conform to the applicable terms and conditions of the Credit, any refusal to pay or honor the Credit when a conforming presentment has not been made or for any other legally or commercially sufficient reason, or any other action or omission by any such indemnified party, other than in respect of gross negligence or willful misconduct on the part of such indemnified party, as determined by a final, non-appealable judgment of a court of competent jurisdiction. S. SKnjRH V: As security for the payment and/or performance and satisfaction of all Reimbursement Obligations and other liabilities of the Account Parties to the Issuer with respect to any Credit and under this Agreement, in all eases w hether now existing or hereafter arising, whether joint, several independent or otherwise, and whether absolute or contingent or due or to become due (herein collectively, called the “Bank Liabilities”), each of the Account Parties does hereby assign, pledge and grant to Issuer, a security interest in, and the right of possession and disposal of: (A) all Drafts, Documents and all Property shipped, stored or otherwise held or disposed of in connection with the Credit and/or subject to any Document, whether or not released to any of the Account Parties on bills of lading, warehouse or trust receipts or otherwise, (B) all right and causes of action against all parties arising from or in connection with any contract or agreement referred to in any Credit, and all guarantees, agreements or other undertakings (including those in effect between or among any of the Account Parties), credits, policies of insurance or other assurances in connection therewith, (C) the Deposit Account and/or any other cash instruments, deposit balances, certificates of deposit and other cash equivalents, repurchase agreements, ami other investments maintained by any of the Account Parties with Issuer or any other KeyC orp affiliate, whether matured or unmatured, or collected or in the process of collection and (D) all proceeds of the foregoing. The Account Parties agree to execute, deliver, and file all further instruments as may be reasonably required by the Issuer to carry out the purposes of this Agreement and/or perfect or enforce the rights of Issuer hereunder. DEFAULT: In the event that any of the Account Parties: (A) fails to perform any obligation required to be performed by it under this Agreement or any other agreement or document relating to or evidencing a Credit or any Property in which a security interest has been granted to Issuer, (B) fails to make any payment or perform any other obligations under this Agreement, (C) makes any assignment for the benefit of creditors, (D) files or authorizes or consents to the filing of any voluntary or involuntary petition in bankruptcy by or against any one of the Account Parties as debtor, (E) applies for the appoinUnent of a receiver of any of its assets, (F) becomes insolvent, or ceases, becomes unable or admits in writing its {00342456 vl INTERNAL} KeyCorp: Confidential Page 4 of 6

inability to pay its debts as they become due, or (G) fails to pay when due, upon acceleration or otherwise, any other obligation to Issuer, Issuer may at such time or any time thereafter declare, without demand or notice which arc hereby expressly waived, all Reimbursement Obligations hereunder, including such as arc then contingent, to be immediately due and payable, whereupon the same shall be immediately due and payable in full in cash, and Issuer is authorized, at its option, to apply (or hold as collateral) the proceeds of any Property, the Deposit Account, any other sums due from Issuer to any one of the Account Parties and any other collateral, to the payment of any and all Reimbursement Obligations. In any such event Issuer shall have all of the remedies of a secured party under the Uniform Commercial Code in effect in the Stale in which the principal office of the Issuer is loeated and Issuer is hereby authorized and empowered at its option, at any time or times thereafter, to sell and assign the whole of the Property, or any part thereof then constituting security pursuant to any of the terms hereof, at any public or private sale, at such time and place and upon such terms as Issuer may deem proper and with the right in Issuer to be the purchaser at such sale and, after deducting all legal and other costs and expenses of any sale, to apply the net proceeds of such sale(s) to the payment of all of the Bank Liabilities. The residue, if any, of the proceeds of sale and any other Property constituting security remaining after satisfaction of the Bank Liabilities shall be returned to the respective Account Parties unless otherwise disposed of in accordance with written instructions from the affected Account Parties. It is agreed that, with or without notification to any of the Account Fames. Issuer may exchange, release, surrender, realize upon, release on trust receipt to any of them, or otherwise deal with any Property by whomsoever pledger!, mortgager! or subjected to a security interest to secure directly or indirectly any of the Bank Liabilities and/or any oflset against the same. In addition. Issuer and its affiliates shall have all rights and remedies provided for under the Uniform Commercial Code and other wise at law and in equity and all rights, remedies and/or collateral provided for under any other reimbursement agreement, credit agreement, security agreement, pledge agreement or other agreement or instrument in effect at any time between Account Paity(ies) and Issuer or any affiliate that obligate and/or secure reimbursement in respect of letters of credit by Account Party(ies) or any of them. All rights and remedies of Issuer shall be cumulative and not exclusive. NO WAIVER: ISSUER SHALL HAVE NO DUTY TO EXERCISE ANY RIGHT HEREUNDER OR WITH RESPECT TO ANY PROPERTY, AND ISSUER SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR DELAY IN DOING SO. NONE OF ISSUER’S OPTIONS, POWERS OR RIGHTS IN CONNECTION WITH THE CREDIT OR THIS AGREEMENT SHALL BE WAIVED UNLESS ISSUER OR ISSUER’S AUTHORIZED AGENT SHALL HAVE SIGNED SUCH WAIVER IN WRITING. NO SUCH WAIVER UNLESS EXPRESSLY AS STATED THEREIN, SHALL BE EFFECTIVE AS TO ANY TRANSACTION WHICH OCCURS SUBSEQUENT TO THE DATE OF SUCH WAIVER NOR AS TO ANY CONTINUANCE OF A BREACH AFTER SUCH WAIVER NO COURSE OF DEALING BETWEEN ANY OF THE ACCOUNT PARTIES AND ISSUER SHALL BE EFFECTIVE TO CHANGE, MODIFY OR DISCHARGE IN WHOLE OR IN PARI THIS AGREEMENT OR THE OBLIGATIONS HEREUNDER. GOVERNING LAW: SEVERABILITY: THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PRINCIPAL OFFICE OF THE ISSUER IS LOCATED. THE CREDIT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PRINCIPAL OFFICE OF THE ISSUER IS LOCATED AND SHALL BE SUBJECT TO THE UNIFORM CUSTOMS OR THE ISP (WHICHEVER MAY BE DETERMINED TO BE APPROPRIATE UNDER THE CIRCUMSTANCES BY ISSUER AND INDICATED IN THE CREDIT) THEN IN EFFECT, WHICH UNIFORM CUSTOMS OR ISP, AS THE CASE MAY BE, WILL CONTROL IN THE EVENT OF ANY CONFLICT WITH STATE LAWS. IF ANY PROVISION HEREOF IS FOR ANY REASON HELD TO BE UNENFORCEABLE UNDER ANY I .AW, SUCH ILLEGALITY OR INVALIDITY SHALL NOT AFFECT ANY OTHER PROVISIONS HEREOF, EACH OF WHICH SHALL BE CONSTRUED AND ENFORCED AS IF SUCH UNENFORCEABLE PROVISION WERE NOT CONTAINED HEREIN. NOTICE AND WAIVERS: EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPHS 4 AND 5 HEREIN, ANY NOTICE TO ISSUER SHALL BE DEEMED EFFECTIVE ONLY IT IN WRITING SENT TO AND RECEIVED BY ISSUER. ANY SUCH NOTICE TO OR DEMAND ON ANY OF THE ACCOUNT PARTIES SHALL BE BINDING ON ALL OF THEM AND SHALL BE DEEMED (00342456 vl internal } KeyCorp: Confidential Page 5 of 6

EFFECTIVE ONLY IF IN WRITING (A) WHEN DELIVERED PERSONALLY OR BY VERIFIABLE FACSIMILE TRANSMISSION WITH CONFIRMATION OF RECEIPT; (B) ON THE NEXT BUSINESS DAY AFTER DELIVERY TO A NATIONALLY-RECOGNIZED OVERNIGHT COURIER, WITH RECEIPT ACKNOWLEDGMENT REQUESTED; (C) ON THE BUSINESS DAY ACTUALLY RECEIVED IF DEPOSITED IN THE U.S. MAIL, OR (D) IF BY TELEPHONE, WHEN CONFIRMED BY VERIFIABLE FACSIMILE TRANSMISSION TO THE LAST ADDRESS OR TELEPHONE NUMBER OF SUCH PERSON APPEARING ON ISSUER’S RECORDS. ACCOUNT PARTY: IF THIS AGREEMENT IS SIGNED BY ONE ACCOUNT PARTY ONLY, THE TERMS “ACCOUNT PARTIES” AND “THEIR” AND “THEM” SHALL REFER THROUGHOUT TO THE ONE ACCOUNT PARTY EXECUTING THIS AGREEMENT; IF THIS AGREEMENT IS SIGNED BY MORE THAN ONE PARTY, THIS AGREEMENT SHALL BE THE JOINT AND SEVERAL OBLIGATION OF ALL SUCH ACCOUNT PARTIES. IF THE UNDERSIGNED IS A PARTNERSHIP, THE OBLIGATIONS HEREUNDER SHALL CONTINUE IN FORCE AND APPLY NOTWITHSTANDING ANY CHANGE IN MEMBERSHIP OF SUCH PARTNERSHIP. THIS AGREEMENT SHALL BE BINDING UPON EACH OF THE ACCOUNT PARTIES AND THEIR RESPECTIVE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS AND SHALL INURE TO ISSUER’S BENEFIT AND ISSUER’S SUCCESSORS AND ASSIGNS. ISSUER MAY, WITHOUT NOTICE TO THE ACCOUNT PARTIES, ASSIGN THIS AGREEMENT IN WHOLE OR IN PART. Account Party Name typed: Signature: Signer’s Name typed: Title or Capacity: Date: Account Party Name typed: Signature: Signer’s Name typed: Title or Capacity: Date: (00342456 vl internal } KeyCorp: Confidential Page 6 of 6

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attention: Eric Hafertepen

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 13, 2018 (as the same may hereafter be amended, the “Credit Agreement”) by and among New Senior Investment Group Inc. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of Borrower for the fiscal period ended _______________ (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of Borrower at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with the requirements of §2.11(d), §5.3(c), §5.5(b), §7.4(c) or §10.11 of the Credit Agreement, as applicable. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of Borrower as of the Balance Sheet Date adjusted in the best good faith estimate of Borrower to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer of the Borrower.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate this _____ day of ___________, 201__.

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:
Name:
Title:

(SEAL)

APPENDIX TO COMPLIANCE CERTIFICATE

Covenant Compliance for the period ending:

9.1 Borrowing Base		
Borrowing Base Availability		$-
Outstanding Balance		$-
Net Facility Availability		$-
Threshold		$-

9.2 Adjusted Consolidated EBITDA to Fixed Charges		
Adjusted Consolidated EBITDA		$-
Fixed Charges		$-
Fixed Charge Coverage Ratio		
Threshold		1.20x

*Minimum Consolidated FCCR increase from 1.20x to 1.25x after initial maturity

9.3 Minimum Consolidated Tangible Net Worth		
Gross Asset Value		$-
Total Liabilities		$-
Consolidated Tangible Net Worth		$-
Threshold	$	539,039,465

9.4 Minimum Property Requirement		
Borrowing Base Properties		
Threshold		5
Borrowing Base Value		$-
Theshold	$	100,000,000

9.5 Unhedged Variable Rate Debt		
Unhedged Variable Rate Debt		$-
Total Asset Value		$-
Unhedged Variable Rate Debt		
Threshold		10.0%

9.6 Recourse Indebtedness	
Recourse Indebtedness	$-
Theshold	$-

8.7 Distributions	
Total Distributions	$-
Adjusted Funds from Operations	$-
Distributions as % of AFFO	
Threshold	95.0%

Covenant Compliance for the period ending: Borrowing Rase A vailahiHty $Outstanding Balance £- Net Facility Availabilky S- Threshold S^_ Adjusted Consolidated EBITDA S- Fixcd Charges S- Fixed Charge Coverage Ratio Threshold 1.20x * Minimum Consolidated FCCR increase ftoml.2(kto 1.23,\ after initial matu Gross Asset Value £- Total Liabilities S- Consolidated Tangible Net Worth S- Threshokl £ 539.039,465 Borrowing Base Properties Threshold 5_ Borrowing Base Value S- Theshokl $ 100,000,000 Unhedged Variable Rate Debl 5- Total Asset Value S- Lnhedged Variable Rate Debl Threshold 10.0% Recourse Indebtedness S- Theshoki £- Tand Assets $ Land Assets as % of TAV Threshold 5.0% Non-Wholly Owned and Unconsolidated AfF. $- NWO and UA as % of TAV Threshold 15.0% Construction in Progress $ Construction in Progress as % of TAV Threshold 5.0% Investments in Securities, Notes.and Bonds $ Investments in S, N, & B as % of TAV Theshold 10.0% Aggregate Restricted Investments t Aggregate Restricted Investments as % of TAV Threshold 20.0% Total Distributions IE- Adjusted Funds from Operations $ Distributions as % of AFFO Threshold 95.0% G-4

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

KeyBank National Association, as Agent

1200 Abernathy Road, Suite 1550

Atlanta, Georgia 30328

Attn: Eric Hafertepen

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 13, 2018 (as the same may hereafter be amended, the “Credit Agreement”), by and among New Senior Investment Group Inc. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith the Borrowing Base Certificate. This certificate is submitted in compliance with requirements of the Credit Agreement.

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants of the Credit Agreement relating hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Borrowing Base Certificate this _____ day of ___________, 201__.

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:
Name:
Title:

(SEAL)

H-1

Reporting Period Ending

Borrowing Base Availability Calculation	
Borrowing Base Value	$-
Advance Rate	*65.0%*
(a) Leverage Based Availability	**$-**
Adjusted NOI	$-
Min Implied DSCR	1.25x
Debt Constant (6.25%, 30yrs)	*7.39%*
(b) Implied DSCR Based Availability	**$-**
(c) Facility Size	**$ 125,000,000**
Lesser of (a), (b), & (c)	$-
Less: Outstanding Balance	$-
Net Facility Availability	**$-**
Leverage	
Implied DSCR (6.25%, 30yrs)	

*Minimum Implied DSCR increases from 1.25x to 1.30x at 9/30/2020 and to 1.35x after initial maturity

Single Property Value Limit	
Highest Appraised Borrowing Base Asset	$-
Borrowing Base Value	$-
% of Total Borrowing Base Value	
Theshold	25.0%
Maximum Permissable Value Allocation	$-
Required Value Adjustment for Availability	$-

Single Property ANOI Limit	
Most Cash Flowing Borrowing Base Asset	$-
Borrowing Base Adjusted NOI	$-
% of Total Borrowing Base ANOI	
Theshold	25.0%
Maximum Permissable ANOI per Asset	$-
Required ANOI Adjustment for Availability	$-

Reporting Period Ending Borrowing Base Value $Advance Rate 65.0% Leverage Based Availability $Adjusted NOI $Min Implied DSCR 1.25x Debt Constant (6.25%, 30yrs) 7.39% Implied DS CR Based Availability $(c) Facility Size $ 125,000,000 Lcs scr of (a), (b), & (c) S- Less: Outstanding Balance Net Facility’ Availability $ Leverage Implied DSCR (6.25%, 30yrs) *MininiumImplied DSCR increases from 1.25xlo 1.30xat 9/30/2020 and to 135xafter initial maturity Highest Appraised Bonowiiig Base Asset $Borrowing Bas e Value $ % of Total Borrowing Base Value Theshold 25.0% Maximum Pemuss able Value Allocation S- Rcquired Value Adjustment for Availability $-_ Most Cash Flowing Borrowing Base Asset $Borrowing Base Adjusted NOI $ % of Total Borrowing Base A NOI Theshold 25.0% Maximum Pcrmiss able ANOI per As set $Required ANQI Adjustment for Availability

H-2

EXHIBIT I

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Credit Agreement, dated December 13, 2018, as, by and among NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation (the “Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Revolving Credit Note in the amount of $_______________ representing a $_______________ Commitment, and a _________________ percent (_____%) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Revolving Credit Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $____________ and the aggregate outstanding principal balance of the Revolving Credit Loans made by it equals $_______, and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or any Guarantor or the continued existence, sufficiency or value of the Collateral or any assets of the Borrower or any Guarantor which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or any Guarantor of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender, Arranger or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor and is not a

Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to the Borrower and the Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth or unfunded commitments as of the date hereof of not less than $100,000,000.00 unless waived in writing by the Borrower and the Agent as required by the Credit Agreement. Assignee agrees that the Borrower may rely on the representation contained in Section 4(h).

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the Revolving Credit Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be _______________ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:                _______________________________

                                           _______________________________

                                           _______________________________

                                         Attn:____________________________

                                         Facsimile:________________________

Domestic Lending Office: Same as above

Eurodollar Lending Office: Same as above

9. Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to the Agent.

10. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by the Agent.

13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title

ASSIGNOR:

By:
Title

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title

CONSENTED TO BY:

NEW SENIOR INVESTMENT GROUP INC., a Delaware corporation

By:
Name:
Title:

(SEAL)

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of December 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among New Senior Investment Group Inc. (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ______________ __, 20__

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of December 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among New Senior Investment Group Inc. (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ______________ __, 20__

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of December 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among New Senior Investment Group Inc. (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ______________ __, 20__

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of December 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among New Senior Investment Group Inc. (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ______________ __, 20__

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage*
KeyBank National Association 1200 Abernathy Road, N.E., Suite 1550 Atlanta, Georgia 30328 Attention: Eric Hafertepen Telephone: 770-510-2138 Facsimile: 770-510-2195	$125,000,000.00	100%
LIBOR Lending Office: Same as Above
TOTAL	$125,000,000.00	100%

*	Percentages may not add to 100% due to rounding.

Schedule 1.1 – Page 1

SCHEDULE 1.3

INITIAL BORROWING BASE PROPERTIES

Property Name	Owner	Address	Number of Rooms	Operator	TRS Lessee
Orchard Park	Orchard Park Owner LLC	675 West Alluvial Avenue, Clovis, CA 93611	148	Orchard Park Management LLC	Orchard Park Leasing LLC
Sunshine Villa	Sunshine Villa Owner LLC	80 Front Street, Santa Cruz, CA 95060	132	Sunshine Villa Management LLC	Sunshine Villa Leasing LLC
Sheldon Park	Sheldon Park Owner LLC	2440 Willakenzie Road, Eugene, OR 97401	108	Sheldon Park Management LLC	Sheldon Park Leasing LLC
Desert Flower	Desert Flower Owner LLC	9185 East Desert Cove Avenue, Scottsdale, AZ 85260	118	Desert Flower Management LLC	Desert Flower Leasing LLC
Canyon Creek	Canyon Creek Owner LLC	7235 South Union Park Avenue, Cottonwood Heights UT 84047	126	Canyon Creek Management LLC	Canyon Creek Leasing LLC
Willow Park	Willow Park Owner LLC	2600 North Milwaukee Street, Boise, ID 83704	124	Willow Park Management LLC	Willow Park Leasing LLC
Legacy at Bear Creek	SNR 25 Legacy at Bear Creek Owner LLC	200 Keller Smithfield Road, South Keller, TX 76248	90	Thrive Senior Living, LLC	SNR 25 Legacy at Bear Creek Leasing LLC
Legacy at Georgetown	SNR 25 Legacy at Georgetown Owner LLC	4907 Williams Drive, Georgetown, TX 78633	156	Thrive Senior Living, LLC	SNR 25 Legacy at Georgetown Leasing LLC

Schedule 1.3 – Page 1

SCHEDULE 4.3

ACCOUNTS

Desert Flower Owner LLC

Desert Flower Owner LLC

SNR 25 Legacy Owner LLC

SNR 25 Legacy Owner LLC

Schedule 4.3 – Page 1

SCHEDULE 5.3

BORROWING BASE QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of the Borrower or a Subsidiary Guarantor proposed to be included as a Borrowing Base Property, each of the following:

(a) Description of Property. A narrative description of the Real Estate, the improvements thereon, photographs of the interior and exterior thereof, occupancy history, a description of unit mix and other information required pursuant to §5.3 and evidence of compliance with the requirements of §7.20.

(b) Security Documents. A Mortgage, Assignment of Leases and Rents, Assignment of Interests, Acknowledgment and such other Security Documents relating to such Real Estate and the Equity Interests in the Persons that directly or indirectly own or lease such Real Estate, including any amendments to or additional Security Documents, in order to grant to the Agent, for the benefit of the Lenders, a first priority perfected lien and security interest (subject to any Liens expressly permitted with respect thereto by §8.2) in such Borrowing Base Property, all assets of the TRS Lessee and such Equity Interests in such Persons, if any, duly executed and delivered by the respective parties thereto (which shall include the delivery to Agent of certificates evidencing such Equity Interests together with such transfer powers or assignments as the Agent may reasonably require), and the Agent shall have recorded such Security Documents, amendments, UCC financing statements or amendments thereto as the Agent may reasonably require.

(c) Authority Documents. If such Real Estate is owned or leased by a Subsidiary Guarantor, such organizational and formation documents of such Subsidiary Guarantor as the Agent shall require.

(d) Opinion. If required by the Agent, the favorable legal opinion of counsel to the Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Agent, addressed to the Lenders and the Agent covering the due authorization, execution, delivery and enforceability of such Security Documents, the Joinder Agreement, the creation, perfection and priority of the security interests and liens created, and such other matters as the Agent shall reasonably request.

(e) Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first priority lien or security title and security interest in the Collateral subject thereto and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.

(f) Survey and Taxes. With respect to the Borrowing Base Properties, a current Survey of such Real Estate and evidence of payment of all taxes, assessments and municipal charges on such Real Estate, which on the date of determination are required to have been paid under §7.8.

Schedule 5.3 – Page 1

(g) Title Insurance; Title Exception Documents. The Title Policy (or “marked” commitment/pro forma policy for a Title Policy) covering such Real Estate, including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy.

(h) Mezzanine Endorsement. If required by Agent, an ALTA Form 16-06 Mezzanine Financing endorsement or equivalent to the Title Policy relating to such Real Estate in form and substance reasonably satisfactory to Agent, together with proof of payment of all premiums for such endorsement

(i) UCC Certification; Bankruptcy and Litigation Searches. A certification from the Title Insurance Company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records designated by Agent, disclosed no (i) financing statements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate and Equity Interests in the Collateral, (ii) bankruptcy filings, or (iii) judgments (except those that are approved by Agent).

(j) Manager. A description of the Manager of such Real Estate, together with a true and complete schedule of the real estate assets operated or managed by such Person and, if requested by Agent, such Person’s most recent annual audited financial statements.

(k) Material Contracts. A true copy of the Operating Lease and Management Agreement relating to such Real Estate, which shall be in form and substance reasonably satisfactory to the Agent, and with respect to the Management Agreement for such Real Estate, an assignment of such Management Agreement and a subordination of the manager’s rights thereunder to the rights of Agent and the Lenders under the Loan Documents.

(l) Tenant Information. Financial information from each tenant (and guarantor of a tenant) or Operator of a Borrowing Base Property as reasonably required by the Agent, including without limitation, information to calculate Tenant EBITDAR, and, if available, two years of financial statements for any lease guarantor.

(m) Payment Direction Letter. Borrower shall deliver a payment direction letter substantially in the form of the payment direction letter delivered to the TRS Lessee or other tenant on the Closing Date, notifying and advising each TRS Lessee or other tenant under a Lease of a Borrowing Base Property to send directly to the Collection Account when due all payments of rent, fees or any other item payable to Borrower or any Subsidiary Guarantors under such Leases.

(n) Subordination Agreements. A subordination and attornment agreement from the TRS Lessee of such Real Estate as required by Agent, each such agreement to be in form and substance reasonably satisfactory to Agent.

(o) Leases. True copies of all Leases relating to such Real Estate as the Agent may request and, if required by Agent, a Rent Roll for such Real Estate certified by Borrower or Subsidiary Guarantor as accurate and complete as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Agent.

Schedule 5.3 – Page 2

(p) Subordination Agreements. With respect to any Borrowing Base Property, a subordination, attornment and non-disturbance agreement from such tenants as Agent may request, such agreement to be in form and substance reasonably satisfactory to Agent.

(q) Estoppel Certificates. If requested by Agent, an estoppel certificate from the TRS Lessee or any other tenant of such Real Estate, with such certificate to be dated after execution of the applicable Operating Lease or Lease, and in any event not more than thirty (30) days prior to the inclusion of such Real Estate as a Borrowing Base Property, each such estoppel certificate to be in form and substance reasonably satisfactory to Agent.

(r) Certificates of Insurance. Each of (i) a current certificate of insurance as to the insurance maintained by the Borrower or such Subsidiary Guarantor on such Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates from the Borrower or such Subsidiary Guarantor, its insurers and insurance brokers as the Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement.

(s) Property Condition Report. A property condition report from a firm of professional engineers selected by Borrower or Subsidiary Guarantor and reasonably acceptable to Agent satisfactory in form and content to the Agent and the Required Lenders, dated not more than one hundred twenty (120) days prior to the inclusion of such Real Estate in the Collateral, addressing such matters as the Agent and the Required Lenders may reasonably require.

(t) Hazardous Substance Assessments. A Phase I environmental assessment report (and, if required by the Agent, a Phase II environmental assessment report) addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than one hundred twenty (120) days prior to the inclusion of such Real Estate in the Collateral, from the Environmental Engineer, such report to contain no qualifications except those that are acceptable to the Required Lenders in their reasonable discretion and to otherwise be in form and substance reasonably satisfactory to the Agent in its reasonable discretion.

(u) Zoning and Land Use Compliance. Such evidence regarding zoning and land use compliance as the Agent may require and approve in its reasonable discretion, including, without limitation, a PZR Zoning report.

(v) Licenses. A copy of all Licenses necessary or desirable for the use occupancy of the Borrowing Base Property, including the Primary Licenses, and evidence reasonably satisfactory to the Agent that such Licenses are in good standing.

(w) Equipment Leases. Copies of each lease of personal property or other equipment used at such Real Estate.

Schedule 5.3 – Page 3

(x) Appraisal. An Appraisal of such Real Estate, in form and substance satisfactory to the Agent and the Required Lenders as provided in §5.2 and dated not more than one hundred (120) days prior to the inclusion of such Real Estate in the Collateral.

(y) Budget. An operating and capital expenditure budget for such Real Estate in form and substance reasonably satisfactory to the Agent, together with a thirty-six (36) month cash flow projection. The capital expenditure budget for the Real Estate must show adequate reserves or cash flow to cover capital expenditure needs of the Real Estate.

(z) Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Agent under §7.4(d) covering each of the twelve (12) fiscal quarters ending immediately prior to the addition of such Real Estate (or with respect to the Initial Borrowing Base Properties such other date as is acceptable to the Agent) to the Collateral, to the extent available.

(aa) Market Information. Such information regarding the market in which the Real Estate is located and competition for such Real Estate as Agent may reasonably request.

(bb) Certificate of Occupancy. A copy of the certificate(s) of occupancy issued to the Borrower or Subsidiary Guarantor for such parcel of Real Estate permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy issued for such parcel of Real Estate and evidence satisfactory to the Agent that any previously issued certificate(s) of occupancy is not required to be reissued to the Borrower or any Subsidiary Guarantor), or a legal opinion or certificate from the appropriate authority reasonably satisfactory to the Agent that no certificates of occupancy are necessary to the use and occupancy thereof.

(cc) Covenant Compliance. A Compliance Certificate and Borrowing Base Certificate demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the inclusion of such parcel as a Borrowing Base Property.

(dd) Environmental Disclosure. Such evidence regarding compliance with §6.19(d) as the Agent may reasonably require.

(ee) Flood. A flood hazard determination on a FEMA approved form and a signed notification, if applicable, to the required qualification documents if such Real Estate is in a flood zone or has special mud slide hazards.

(ff) Guarantor Documents. With respect to Real Estate owned or leased by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.

(gg) Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 5.3 – Page 4

SCHEDULE 6.3

TITLE TO PROPERTIES

1.	All mortgages referenced in Schedule 6.24 attached hereto.

2.

Ground Lease dated as of November 17, 2013 by and between Rocky Hill Holdings LLC, as landlord, and Rocky Hill Retirement Residence LLC (predecessor-in-interest to NIC 13 Lodge at Cold Spring Owner LLC), as tenant, as assigned by that certain Assignment and Assumption of Lease dated as of December 23, 2013 by and between Rocky Hill Retirement Residence LLC and NIC 13 Lodge at Cold Spring Owner LLC.

3.

Ground Lease dated as of April 19, 1988 by and between Masonic Hall Corporation of Santa Clara, as lessor and Matrix Properties, Inc., as lessee, as amended by that certain Amendment to Ground Lease and Sublease dated as of August 9, 1989 by and between Masonic Hall Corporation of Santa Clara and Santa Clara Retirement Residence Limited Partnership, as further amended by that certain Second Amendment to Ground Lease dated as of April 28, 1995 by and between Masonic Hall Corporation of Santa Clara and Santa Clara Retirement Residence Limited Partnership as assigned by that certain Assignment and Assumption of Ground Lease dated as of February 28, 2007 by and between Santa Clara Retirement Residence Limited Partnership and Harvest Westmont Retirement Residence LLC, as further assigned by that certain Assignment and Assumption of Lease dated as of December 23, 2013 by and between Harvest Westmont Retirement Residence LLC and NIC 13 The Westmont Owner LLC.

4.

Lease dated as of May 23, 1997 by and between Thomas F. Pietras and Anna Marie Pietras, as lessor and Senior Quarters at Glen Riddle, L.P., as lessee, as assigned by that certain Lease Assignment and Assumption Agreement dated as of August 1, 2013, by and between The Residence at Glen Riddle, LP (formerly known as Senior Quarters at Glen Riddle, L.P.) and NIC 7 Glen Riddle Owner LLC.

Schedule 6.3 – Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

None.

Schedule 6.5 – Page 1

SCHEDULE 6.7

PENDING LITIGATION

None.

Schedule 6.7 – Page 1

SCHEDULE 6.10

TAX STATUS

None.

Schedule 6.10 – Page 1

SCHEDULE 6.14

CERTAIN TRANSACTIONS

None.

Schedule 6.14 – Page 1

SCHEDULE 6.20(a)

SUBSIDIARIES OF BORROWER

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership
1.	SNR Operations LLC	Limited Liability Company	Delaware	Direct

2.	Propco LLC	Limited Liability Company	Delaware	Direct

3.	BF Leasing LLC	Limited Liability Company	Delaware	Indirect

4.	BF Owner LLC	Limited Liability Company	Delaware	Indirect

5.	B Leasing LLC	Limited Liability Company	Delaware	Indirect

6.	B Owner LLC	Limited Liability Company	Delaware	Indirect

7.	B California Leasing LLC	Limited Liability Company	Delaware	Indirect

8.	B Oregon Leasing LLC	Limited Liability Company	Delaware	Indirect

9.	B Arizona Leasing LLC	Limited Liability Company	Delaware	Indirect

10.	B Utah Leasing LLC	Limited Liability Company	Delaware	Indirect

11.	B Idaho Leasing LLC	Limited Liability Company	Delaware	Indirect

12.	Orchard Park Leasing LLC	Limited Liability Company	Delaware	Indirect

13.	Sun Oak Leasing LLC	Limited Liability Company	Delaware	Indirect

14.	Sunshine Villa Leasing LLC	Limited Liability Company	Delaware	Indirect

15.	Regent Court Leasing LLC	Limited Liability Company	Delaware	Indirect

16.	Sheldon Park Leasing LLC	Limited Liability Company	Delaware	Indirect

17.	Desert Flower Leasing LLC	Limited Liability Company	Delaware	Indirect

18.	Canyon Creek Leasing LLC	Limited Liability Company	Delaware	Indirect

19.	Willow Park Leasing LLC	Limited Liability Company	Delaware	Indirect

20.	B California Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 1

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

21.	B Oregon Owner LLC	Limited Liability Company	Delaware	Indirect

22.	B Arizona Owner LLC	Limited Liability Company	Delaware	Indirect

23.	B Utah Owner LLC	Limited Liability Company	Delaware	Indirect

24.	B Idaho Owner LLC	Limited Liability Company	Delaware	Indirect

25.	Orchard Park Owner LLC	Limited Liability Company	Delaware	Indirect

26.	Sun Oak Owner LLC	Limited Liability Company	Delaware	Indirect

27.	Sunshine Villa Owner LLC	Limited Liability Company	Delaware	Indirect

28.	Regent Court Owner LLC	Limited Liability Company	Delaware	Indirect

29.	Sheldon Park Owner LLC	Limited Liability Company	Delaware	Indirect

30.	Desert Flower Owner LLC	Limited Liability Company	Delaware	Indirect

31.	Canyon Creek Owner LLC	Limited Liability Company	Delaware	Indirect

32.	Willow Park Owner LLC	Limited Liability Company	Delaware	Indirect

33.	RLG Leasing LLC	Limited Liability Company	Delaware	Indirect

34.	RLG Owner LLC	Limited Liability Company	Delaware	Indirect

35.	RLG Utah Leasing LLC	Limited Liability Company	Delaware	Indirect

36.	RLG Utah Owner LLC	Limited Liability Company	Delaware	Indirect

37.	Heritage Place Leasing LLC	Limited Liability Company	Delaware	Indirect

38.	Golden Living Taylorsville Leasing LLC	Limited Liability Company	Delaware	Indirect

39.	Chateau Brickyard Operations LLC	Limited Liability Company	Delaware	Indirect

40.	Heritage Place Owner LLC	Limited Liability Company	Delaware	Indirect

41.	Golden Living Taylorsville Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 2

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

42.	Chateau Brickyard Owner LLC	Limited Liability Company	Delaware	Indirect

43.	Propco 2 LLC	Limited Liability Company	Delaware	Direct

44.	NIC Courtyards Owner LLC	Limited Liability Company	Delaware	Indirect

45.	Propco 3 LLC	Limited Liability Company	Delaware	Direct

46.	NIC Courtyards Leasing LLC	Limited Liability Company	Delaware	Indirect

47.	NIC Courtyards LLC	Limited Liability Company	Delaware	Indirect

48.	NIC Acquisitions LLC	Limited Liability Company	Delaware	Indirect

49.	NIC 4/5 Leasing LLC	Limited Liability Company	Delaware	Indirect

50.	NIC 5 Florida Leasing LLC	Limited Liability Company	Delaware	Indirect

51.	NIC 5 Spring Haven Leasing LLC	Limited Liability Company	Delaware	Indirect

52.	NIC 5 Renaissance Retirement Leasing LLC	Limited Liability Company	Delaware	Indirect

53.	NIC 5 Forest Oaks Leasing LLC	Limited Liability Company	Delaware	Indirect

54.	NIC 4 Florida Leasing LLC	Limited Liability Company	Delaware	Indirect

55.	NIC 4 The Grande Leasing LLC	Limited Liability Company	Delaware	Indirect

56.	NIC 4 Village Place Leasing LLC	Limited Liability Company	Delaware	Indirect

57.	NIC 4 Bradenton Oaks Leasing LLC	Limited Liability Company	Delaware	Indirect

58.	NIC 4 Spring Oaks Leasing LLC	Limited Liability Company	Delaware	Indirect

59.	NIC 4 Summerfield Leasing LLC	Limited Liability Company	Delaware	Indirect

60.	NIC 4 Emerald Park Retirement Leasing LLC	Limited Liability Company	Delaware	Indirect

61.	NIC 4 Bayside Terrace Leasing LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 3

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

62.	NIC 4 Balmoral Leasing LLC	Limited Liability Company	Delaware	Indirect

63.	NIC 4 Sunset Lake Leasing LLC	Limited Liability Company	Delaware	Indirect

64.	NIC 4 North Carolina Leasing LLC	Limited Liability Company	Delaware	Indirect

65.	NIC 4 Courtyards of New Bern Owner LP	Limited Partnership	Delaware	Indirect

66.	NIC 5 Owner LLC	Limited Liability Company	Delaware	Indirect

67.	NIC 5 Florida Owner LLC	Limited Liability Company	Delaware	Indirect

68.	NIC 5 Spring Haven Owner LLC	Limited Liability Company	Delaware	Indirect

69.	NIC 5 Renaissance Retirement Owner LLC	Limited Liability Company	Delaware	Indirect

70.	NIC 5 Forest Oaks Owner LLC	Limited Liability Company	Delaware	Indirect

71.	NIC 5 Lake Morton Plaza Owner LLC	Limited Liability Company	Delaware	Indirect

72.	NIC 7 Glen Riddle Owner LLC	Limited Liability Company	Delaware	Indirect

73.	NIC 7 Pennsylvania Owner LLC	Limited Liability Company	Delaware	Indirect

74.	NIC 7 Owner LLC	Limited Liability Company	Delaware	Indirect

75.	Propco 7 LLC	Limited Liability Company	Delaware	Direct

76.	NIC 8 Schenley Gardens Owner LLC	Limited Liability Company	Delaware	Indirect

77.	NIC 8 Pennsylvania Owner LLC	Limited Liability Company	Delaware	Indirect

78.	NIC 8 Owner LLC	Limited Liability Company	Delaware	Indirect

79.	Propco 8 LLC	Limited Liability Company	Delaware	Direct

80.	NIC 6 Owner LLC	Limited Liability Company	Delaware	Indirect

81.	Propco 6 LLC	Limited Liability Company	Delaware	Direct

Schedule 6.20(a) – Page 4

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

82.	NIC 6 Manor at Woodside Management LLC	Limited Liability Company	Delaware	Indirect

83.	NIC 6 New York Management LLC	Limited Liability Company	Delaware	Indirect

84.	NIC 6 Management LLC	Limited Liability Company	Delaware	Indirect

85.	NIC 6 New York Owner LLC	Limited Liability Company	Delaware	Indirect

86.	NIC 7 Glen Riddle Leasing LLC	Limited Liability Company	Delaware	Indirect

87.	NIC 7 Pennsylvania Leasing LLC	Limited Liability Company	Delaware	Indirect

88.	NIC 7 Leasing LLC	Limited Liability Company	Delaware	Indirect

89.	NIC 5 Lake Morton Plaza Leasing LLC	Limited Liability Company	Delaware	Indirect

90.	NIC 4 Emerald Park Retirement Owner LLC	Limited Liability Company	Delaware	Indirect

91.	Propco 5 LLC	Limited Liability Company	Delaware	Direct

92.	NIC 8 Leasing LLC	Limited Liability Company	Delaware	Indirect

93.	NIC 8 Pennsylvania Leasing LLC	Limited Liability Company	Delaware	Indirect

94.	NIC 8 Schenley Gardens Leasing LLC	Limited Liability Company	Delaware	Indirect

95.	NIC Texas Courtyards Leasing LLC	Limited Liability Company	Delaware	Indirect

96.	NIC 4 Royal Palm Leasing LLC	Limited Liability Company	Delaware	Indirect

97.	NIC 6 Manor at Woodside Owner LLC	Limited Liability Company	Delaware	Indirect

98.	NIC 4 Royal Palm Owner LLC	Limited Liability Company	Delaware	Indirect

99.	Propco 9 LLC	Limited Liability Company	Delaware	Direct

100.	NIC 9 Virginia Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 5

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

101.	NIC 9 Heritage Oaks Owner LLC	Limited Liability Company	Delaware	Indirect

102.	NIC 9 Virginia Management LLC	Limited Liability Company	Delaware	Indirect

103.	NIC 9 Heritage Oaks Management LLC	Limited Liability Company	Delaware	Indirect

104.	Propco 10 LLC	Limited Liability Company	Delaware	Direct

105.	NIC 10 Florida Leasing LLC	Limited Liability Company	Delaware	Indirect

106.	NIC 10 Florida Owner LLC	Limited Liability Company	Delaware	Indirect

107.	NIC 10 Barkley Place Leasing LLC	Limited Liability Company	Delaware	Indirect

108.	NIC 10 Barkley Place Owner LLC	Limited Liability Company	Delaware	Indirect

109.	Propco 12 LLC	Limited Liability Company	Delaware	Direct

110.	NIC 12 Owner LLC	Limited Liability Company	Delaware	Indirect

111.	NIC 12 Arlington Plaza Owner LLC	Limited Liability Company	Delaware	Indirect

112.	NIC 12 Blair House Owner LLC	Limited Liability Company	Delaware	Indirect

113.	NIC 12 Blue Water Lodge Owner LLC	Limited Liability Company	Delaware	Indirect

114.	NIC 12 Chateau Ridgeland Owner LLC	Limited Liability Company	Delaware	Indirect

115.	NIC 12 Cherry Laurel Owner LLC	Limited Liability Company	Delaware	Indirect

116.	NIC 12 Colonial Harbor Owner LLC	Limited Liability Company	Delaware	Indirect

117.	NIC 12 Country Squire Owner LLC	Limited Liability Company	Delaware	Indirect

118.	NIC 12 Courtyard At Lakewood Owner LLC	Limited Liability Company	Delaware	Indirect

119.	NIC 12 Desoto Beach Club Owner LLC	Limited Liability Company	Delaware	Indirect

120.	NIC 12 El Dorado Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 6

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

121.	NIC 12 Essex House Owner LLC	Limited Liability Company	Delaware	Indirect

122.	NIC 12 Fleming Point Owner LLC	Limited Liability Company	Delaware	Indirect

123.	NIC 12 Grasslands Estates Owner LLC	Limited Liability Company	Delaware	Indirect

124.	NIC 12 Grizzly Peak Owner LLC	Limited Liability Company	Delaware	Indirect

125.	NIC 13 Hidden Lakes Owner LLC	Limited Liability Company	Delaware	Indirect

126.	NIC 12 Jackson Oaks Owner LLC	Limited Liability Company	Delaware	Indirect

127.	NIC 12 Maple Downs Owner LLC	Limited Liability Company	Delaware	Indirect

128.	NIC 12 Parkwood Estates Owner LLC	Limited Liability Company	Delaware	Indirect

129.	NIC 12 Pioneer Valley Lodge Owner LLC	Limited Liability Company	Delaware	Indirect

130.	NIC 12 Regency Residence Owner LLC	Limited Liability Company	Delaware	Indirect

131.	NIC 12 Simi Hills Owner LLC	Limited Liability Company	Delaware	Indirect

132.	NIC 12 Stoneybrook Lodge Owner LLC	Limited Liability Company	Delaware	Indirect

133.	NIC 12 Summerfield Estates Owner LLC	Limited Liability Company	Delaware	Indirect

134.	NIC 12 Ventura Place Owner LLC	Limited Liability Company	Delaware	Indirect

135.	Propco 13 LLC	Limited Liability Company	Delaware	Direct

136.	NIC 13 Owner LLC	Limited Liability Company	Delaware	Indirect

137.	NIC 13 The Bentley Owner LLC	Limited Liability Company	Delaware	Indirect

138.	NIC 12 Briarcrest Estates Owner LLC	Limited Liability Company	Delaware	Indirect

139.	NIC 13 Dogwood Estates Owner LLC	Limited Liability Company	Delaware	Indirect

140.	NIC 13 Durham Regent Owner LP	Limited Partnership	Delaware	Indirect

Schedule 6.20(a) – Page 7

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

141.	NIC 13 Fountains At Hidden Lakes Owner LLC	Limited Liability Company	Delaware	Indirect

142.	NIC 13 Illahee Hills Owner LLC	Limited Liability Company	Delaware	Indirect

143.	NIC 13 Jordan Oaks Owner LP	Limited Partnership	Delaware	Indirect

144.	NIC 13 Lodge at Cold Spring Owner LLC	Limited Liability Company	Delaware	Indirect

145.	NIC 13 Madison Estates Owner LLC	Limited Liability Company	Delaware	Indirect

146.	NIC 13 Manor at Oakridge Owner LLC	Limited Liability Company	Delaware	Indirect

147.	NIC 13 Oakwood Hills Owner LLC	Limited Liability Company	Delaware	Indirect

148.	NIC 13 Orchid Terrace Owner LLC	Limited Liability Company	Delaware	Indirect

149.	NIC 13 Palmer Hills Owner LLC	Limited Liability Company	Delaware	Indirect

150.	NIC 13 Pinewood Hills Owner LLC	Limited Liability Company	Delaware	Indirect

151.	NIC 13 Pueblo Regent Owner LLC	Limited Liability Company	Delaware	Indirect

152.	NIC 13 The Regent Owner LLC	Limited Liability Company	Delaware	Indirect

153.	NIC 13 Rock Creek Owner LLC	Limited Liability Company	Delaware	Indirect

154.	NIC 13 Sheldon Oaks Owner LLC	Limited Liability Company	Delaware	Indirect

155.	NIC 13 Sky Peaks Owner LLC	Limited Liability Company	Delaware	Indirect

156.	NIC 13 Thornton Place Owner LLC	Limited Liability Company	Delaware	Indirect

157.	NIC 13 Uffelman Estates Owner LLC	Limited Liability Company	Delaware	Indirect

158.	NIC 13 Village Gate Owner LLC	Limited Liability Company	Delaware	Indirect

159.	NIC 13 Vista De La Montana Owner LLC	Limited Liability Company	Delaware	Indirect

160.	NIC 13 Walnut Woods Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 8

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

161.	NIC 13 The Westmont Owner LLC	Limited Liability Company	Delaware	Indirect

162.	NIC 13 Whiterock Court Owner LLC	Limited Liability Company	Delaware	Indirect

163.	Propco 4 LLC	Limited Liability Company	Delaware	Direct

164.	NIC 4 Owner LLC	Limited Liability Company	Delaware	Indirect

165.	NIC 4 Florida Owner LLC	Limited Liability Company	Delaware	Indirect

166.	NIC 4 North Carolina Owner LLC	Limited Liability Company	Delaware	Indirect

167.	NIC 4 The Plaza Leasing LLC	Limited Liability Company	Delaware	Indirect

168.	NIC 4 Courtyards of New Bern Leasing LLC	Limited Liability Company	Delaware	Indirect

169.	NIC 4 The Grande Owner LLC	Limited Liability Company	Delaware	Indirect

170.	NIC 4 Village Place Owner LLC	Limited Liability Company	Delaware	Indirect

171.	NIC 4 Bradenton Oaks Owner LLC	Limited Liability Company	Delaware	Indirect

172.	NIC 4 Spring Oaks Owner LLC	Limited Liability Company	Delaware	Indirect

173.	NIC 4 Summerfield Owner LLC	Limited Liability Company	Delaware	Indirect

174.	NIC 4 Bayside Terrace Owner LLC	Limited Liability Company	Delaware	Indirect

175.	NIC 4 Balmoral Owner LLC	Limited Liability Company	Delaware	Indirect

176.	NIC 4 The Plaza Owner LLC	Limited Liability Company	Delaware	Indirect

177.	NIC 4 Sunset Lake Owner LLC	Limited Liability Company	Delaware	Indirect

178.	NIC 12 Greeley Place Owner LLC	Limited Liability Company	Delaware	Indirect

179.	Propco 11 LLC	Limited Liability Company	Delaware	Direct

180.	NIC 11 Michigan Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 9

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

181.	NIC 11 Ashford Court Owner LLC	Limited Liability Company	Delaware	Indirect

182.	NIC 11 Michigan Management LLC	Limited Liability Company	Delaware	Indirect

183.	NIC 11 Ashford Court Management LLC	Limited Liability Company	Delaware	Indirect

184.	Propco 14 LLC	Limited Liability Company	Delaware	Direct

185.	NIC 14 Ohio Owner LLC	Limited Liability Company	Delaware	Indirect

186.	NIC 14 Ohio Leasing LLC	Limited Liability Company	Delaware	Indirect

187.	NIC 14 Dayton Owner LLC	Limited Liability Company	Delaware	Indirect

188.	NIC 14 Dayton Leasing LLC	Limited Liability Company	Delaware	Indirect

189.	NIC 15 New Hampshire Leasing LLC	Limited Liability Company	Delaware	Indirect

190.	NIC 15 Pines of New Market Leasing LLC	Limited Liability Company	Delaware	Indirect

191.	NIC 15 Kirkwood Corners Leasing LLC	Limited Liability Company	Delaware	Indirect

192.	NIC 15 Pine Rock Manor Leasing LLC	Limited Liability Company	Delaware	Indirect

193.	Propco 15 LLC	Limited Liability Company	Delaware	Direct

194.	NIC 15 New Hampshire Owner LLC	Limited Liability Company	Delaware	Indirect

195.	NIC 15 Pines of New Market Owner LLC	Limited Liability Company	Delaware	Indirect

196.	NIC 15 Pine Rock Manor Owner LLC	Limited Liability Company	Delaware	Indirect

197.	NIC 15 Kirkwood Corners Owner LLC	Limited Liability Company	Delaware	Indirect

198.	Propco 16 LLC	Limited Liability Company	Delaware	Direct

199.	NIC 16 Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 10

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

200.	NIC 16 Autumn Leaves Owner LLC	Limited Liability Company	Delaware	Indirect

201.	NIC 16 Monticello West Owner LLC	Limited Liability Company	Delaware	Indirect

202.	NIC 16 Parkwood Healthcare Owner LLC	Limited Liability Company	Delaware	Indirect

203.	NIC 16 Parkwood Retirement Owner LLC	Limited Liability Company	Delaware	Indirect

204.	NIC 16 Signature Pointe Owner LLC	Limited Liability Company	Delaware	Indirect

205.	NIC 16 Walnut Place Owner LLC	Limited Liability Company	Delaware	Indirect

206.	Propco 17 LLC	Limited Liability Company	Delaware	Direct

207.	NIC 17 Owner LLC	Limited Liability Company	Delaware	Indirect

208.	NIC 17 Windsor Owner LLC	Limited Liability Company	Delaware	Indirect

209.	NIC 17 Leasing LLC	Limited Liability Company	Delaware	Indirect

210.	NIC 17 Windsor Leasing LLC	Limited Liability Company	Delaware	Indirect

211.	Propco 18 LLC	Limited Liability Company	Delaware	Direct

212.	NIC 18 Owner LLC	Limited Liability Company	Delaware	Indirect

213.	NIC 18 Gardens Owner LLC	Limited Liability Company	Delaware	Indirect

214.	NIC 18 Leasing LLC	Limited Liability Company	Delaware	Indirect

215.	NIC 18 Gardens Leasing LLC	Limited Liability Company	Delaware	Indirect

216.	Propco 19 LLC	Limited Liability Company	Delaware	Direct

217.	NIC 19 Owner LLC	Limited Liability Company	Delaware	Indirect

218.	NIC 19 Powell Owner LLC	Limited Liability Company	Delaware	Indirect

219.	NIC 19 Raintree Owner LLC	Limited Liability Company	Delaware	Indirect

220.	NIC 19 Leasing LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 11

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

221.	NIC 19 Powell Leasing LLC	Limited Liability Company	Delaware	Indirect

222.	NIC 19 Raintree Leasing LLC	Limited Liability Company	Delaware	Indirect

223.	Propco 20 LLC	Limited Liability Company	Delaware	Direct

224.	NIC 20 Owner LLC	Limited Liability Company	Delaware	Indirect

225.	NIC 20 Grand View Owner LLC	Limited Liability Company	Delaware	Indirect

226.	NIC 20 Leasing LLC	Limited Liability Company	Delaware	Indirect

227.	NIC 20 Grand View Leasing LLC	Limited Liability Company	Delaware	Indirect

228.	Propco 21 LLC	Limited Liability Company	Delaware	Direct

229.	SNR 21 Owner LLC	Limited Liability Company	Delaware	Indirect

230.	SNR 21 Logan Square Owner LLC	Limited Liability Company	Delaware	Indirect

231.	Propco 22 LLC	Limited Liability Company	Delaware	Direct

232.	SNR 22 Owner LLC	Limited Liability Company	Delaware	Indirect

233.	SNR 22 OKC Owner LLC	Limited Liability Company	Delaware	Indirect

234.	SNR 22 Shreveport Owner LLC	Limited Liability Company	Delaware	Indirect

235.	SNR 22 Southfield Owner LLC	Limited Liability Company	Delaware	Indirect

236.	SNR 22 Winston Salem Owner LP	Limited Partnership	Delaware	Indirect

237.	SNR 22 Management LLC	Limited Liability Company	Delaware	Indirect

238.	SNR 22 OKC Management LLC	Limited Liability Company	Delaware	Indirect

239.	SNR 22 Shreveport Management LLC	Limited Liability Company	Delaware	Indirect

240.	SNR 22 Southfield Management LLC	Limited Liability Company	Delaware	Indirect

241.	SNR 22 Winston-Salem Management LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 12

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

242.	Propco 23 LLC	Limited Liability Company	Delaware	Direct

243.	SNR 23 Owner LLC	Limited Liability Company	Delaware	Indirect

244.	SNR 23 Ivy Springs Owner LLC	Limited Liability Company	Delaware	Indirect

245.	SNR 23 Grace Manor Owner LLC	Limited Liability Company	Delaware	Indirect

246.	SNR 23 SNR Leasing LLC	Limited Liability Company	Delaware	Indirect

247.	SNR 23 Ivy Springs Leasing LLC	Limited Liability Company	Delaware	Indirect

248.	SNR 23 Grace Manor Leasing LLC	Limited Liability Company	Delaware	Indirect

249.	Propco 24 LLC	Limited Liability Company	Delaware	Direct

250.	SNR 24 Owner LLC	Limited Liability Company	Delaware	Indirect

251.	SNR 24 Bluebird Estates Owner LLC	Limited Liability Company	Delaware	Indirect

252.	SNR 24 Bridge Park Owner LLC	Limited Liability Company	Delaware	Indirect

253.	SNR 24 Chateau at Harveston Owner LLC	Limited Liability Company	Delaware	Indirect

254.	SNR 24 Copley Place Owner LLC	Limited Liability Company	Delaware	Indirect

255.	SNR 24 Crescent Heights Owner LP	Limited Partnership	Delaware	Indirect

256.	SNR 24 Cypress Woods Owner LLC	Limited Liability Company	Delaware	Indirect

257.	SNR 24 Golden Oaks Owner LLC	Limited Liability Company	Delaware	Indirect

258.	SNR 24 Lodge at Wake Forest Owner LP	Limited Partnership	Delaware	Indirect

259.	SNR 24 Maple Suites Owner LLC	Limited Liability Company	Delaware	Indirect

260.	SNR 24 Olympus Ranch Owner LLC	Limited Liability Company	Delaware	Indirect

261.	SNR 24 Peninsula Owner LLC	Limited Liability Company	Delaware	Indirect

262.	SNR 24 Rancho Village Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 13

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

263.	SNR 24 Rolling Hills Ranch Owner LLC	Limited Liability Company	Delaware	Indirect

264.	SNR 24 Shads Landing Owner LP	Limited Partnership	Delaware	Indirect

265.	SNR 24 Sterling Court Owner LLC	Limited Liability Company	Delaware	Indirect

266.	SNR 24 Venetian Gardens Owner LLC	Limited Liability Company	Delaware	Indirect

267.	SNR 24 Windward Palms Owner LLC	Limited Liability Company	Delaware	Indirect

268.	SNR 24 Management LLC	Limited Liability Company	Delaware	Indirect

269.	SNR 24 Bluebird Estates Management LLC	Limited Liability Company	Delaware	Indirect

270.	SNR 24 Bridge Park Management LLC	Limited Liability Company	Delaware	Indirect

271.	SNR 24 Chateau at Harveston Management LLC	Limited Liability Company	Delaware	Indirect

272.	SNR 24 Copley Place Management LLC	Limited Liability Company	Delaware	Indirect

273.	SNR 24 Crescent Heights Management LLC	Limited Liability Company	Delaware	Indirect

274.	SNR 24 Cypress Woods Management LLC	Limited Liability Company	Delaware	Indirect

275.	SNR 24 Golden Oaks Management LLC	Limited Liability Company	Delaware	Indirect

276.	SNR 24 Lodge at Wake Forest Management LLC	Limited Liability Company	Delaware	Indirect

277.	SNR 24 Maple Suites Management LLC	Limited Liability Company	Delaware	Indirect

278.	SNR 24 Olympus Ranch Management LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 14

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

279.	SNR 24 Peninsula Management LLC	Limited Liability Company	Delaware	Indirect

280.	SNR 24 Rancho Village Management LLC	Limited Liability Company	Delaware	Indirect

281.	SNR 24 Rolling Hills Ranch Management LLC	Limited Liability Company	Delaware	Indirect

282.	SNR 24 Shads Landing Management LLC	Limited Liability Company	Delaware	Indirect

283.	SNR 24 Sterling Court Management LLC	Limited Liability Company	Delaware	Indirect

284.	SNR 24 Venetian Gardens Management LLC	Limited Liability Company	Delaware	Indirect

285.	SNR 24 Windward Palms Management LLC	Limited Liability Company	Delaware	Indirect

286.	Propco 25 LLC	Limited Liability Company	Delaware	Direct

287.	SNR 25 Owner LLC	Limited Liability Company	Delaware	Indirect

288.	SNR 25 Legacy at Bear Creek Owner LLC	Limited Liability Company	Delaware	Indirect

289.	SNR 25 Legacy at Georgetown Owner LLC	Limited Liability Company	Delaware	Indirect

290.	SNR 25 Leasing LLC	Limited Liability Company	Delaware	Indirect

291.	SNR 25 Legacy at Bear Creek Leasing LLC	Limited Liability Company	Delaware	Indirect

292.	SNR 25 Legacy at Georgetown Leasing LLC	Limited Liability Company	Delaware	Indirect

293.	Propco 27 LLC	Limited Liability Company	Delaware	Direct

294.	SNR 27 Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 15

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

295.	SNR 27 Alexis Gardens Owner LLC	Limited Liability Company	Delaware	Indirect

296.	SNR 27 Andover Place Owner LLC	Limited Liability Company	Delaware	Indirect

297.	SNR 27 Arcadia Place Owner LLC	Limited Liability Company	Delaware	Indirect

298.	SNR 27 Aspen View Owner LLC	Limited Liability Company	Delaware	Indirect

299.	SNR 27 Augustine Landing Owner LLC	Limited Liability Company	Delaware	Indirect

300.	SNR 27 Cedar Ridge Owner LP	Limited Partnership	Delaware	Indirect

301.	SNR 27 Echo Ridge Owner LLC	Limited Liability Company	Delaware	Indirect

302.	SNR 27 Elm Park Estates Owner LLC	Limited Liability Company	Delaware	Indirect

303.	SNR 27 Genesee Gardens Owner LLC	Limited Liability Company	Delaware	Indirect

304.	SNR 27 Greenwood Terrace Owner LLC	Limited Liability Company	Delaware	Indirect

305.	SNR 27 Holiday Hills Estates Owner LLC	Limited Liability Company	Delaware	Indirect

306.	SNR 27 Indigo Pines Owner LLC	Limited Liability Company	Delaware	Indirect

307.	SNR 27 Kalama Heights Owner LLC	Limited Liability Company	Delaware	Indirect

308.	SNR 27 Marion Woods Owner LLC	Limited Liability Company	Delaware	Indirect

309.	SNR 27 Montara Meadows Owner LLC	Limited Liability Company	Delaware	Indirect

310.	SNR 27 Niagara Village Owner LLC	Limited Liability Company	Delaware	Indirect

311.	SNR 27 Parkrose Chateau Owner LLC	Limited Liability Company	Delaware	Indirect

312.	SNR 27 Pinegate Owner LLC	Limited Liability Company	Delaware	Indirect

313.	SNR 27 Quail Run Estates Owner LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 16

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

314.	SNR 27 Quincy Place Owner LLC	Limited Liability Company	Delaware	Indirect

315.	SNR 27 Redbud Hills Owner LLC	Limited Liability Company	Delaware	Indirect

316.	SNR 27 Stone Lodge Owner LLC	Limited Liability Company	Delaware	Indirect

317.	SNR 27 The Jefferson Owner LLC	Limited Liability Company	Delaware	Indirect

318.	SNR 27 The Remington Owner LLC	Limited Liability Company	Delaware	Indirect

319.	SNR 27 The Springs of Escondido Owner LLC	Limited Liability Company	Delaware	Indirect

320.	SNR 27 The Springs of Napa Owner LLC	Limited Liability Company	Delaware	Indirect

321.	SNR 27 The Woods at Holly Tree Owner LP	Limited Partnership	Delaware	Indirect

322.	SNR 27 University Pines Owner LLC	Limited Liability Company	Delaware	Indirect

323.	SNR 27 Management LLC	Limited Liability Company	Delaware	Indirect

324.	SNR 27 Alexis Gardens Management LLC	Limited Liability Company	Delaware	Indirect

325.	SNR 27 Andover Place Management LLC	Limited Liability Company	Delaware	Indirect

326.	SNR 27 Arcadia Place Management LLC	Limited Liability Company	Delaware	Indirect

327.	SNR 27 Aspen View Management LLC	Limited Liability Company	Delaware	Indirect

328.	SNR 27 Augustine Landing Management LLC	Limited Liability Company	Delaware	Indirect

329.	SNR 27 Cedar Ridge Management LLC	Limited Liability Company	Delaware	Indirect

330.	SNR 27 Echo Ridge Management LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 17

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

331.	SNR 27 Elm Park Estates Management LLC	Limited Liability Company	Delaware	Indirect

332.	SNR 27 Genesee Gardens Management LLC	Limited Liability Company	Delaware	Indirect

333.	SNR 27 Greenwood Terrace Management LLC	Limited Liability Company	Delaware	Indirect

334.	SNR 27 Holiday Hills Estates Management LLC	Limited Liability Company	Delaware	Indirect

335.	SNR 27 Indigo Pines Management LLC	Limited Liability Company	Delaware	Indirect

336.	SNR 27 Kalama Heights Management LLC	Limited Liability Company	Delaware	Indirect

337.	SNR 27 Marion Woods Management LLC	Limited Liability Company	Delaware	Indirect

338.	SNR 27 Montara Meadows Management LLC	Limited Liability Company	Delaware	Indirect

339.	SNR 27 Niagara Village Management LLC	Limited Liability Company	Delaware	Indirect

340.	SNR 27 Parkrose Chateau Management LLC	Limited Liability Company	Delaware	Indirect

341.	SNR 27 Pinegate Management LLC	Limited Liability Company	Delaware	Indirect

342.	SNR 27 Quail Run Estates Management LLC	Limited Liability Company	Delaware	Indirect

343.	SNR 27 Quincy Place Management LLC	Limited Liability Company	Delaware	Indirect

344.	SNR 27 Redbud Hills Management LLC	Limited Liability Company	Delaware	Indirect

345.	SNR 27 Stone Lodge Management LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 18

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

346.	SNR 27 The Jefferson Management LLC	Limited Liability Company	Delaware	Indirect

347.	SNR 27 The Remington Management LLC	Limited Liability Company	Delaware	Indirect

348.	SNR 27 The Springs of Escondido Management LLC	Limited Liability Company	Delaware	Indirect

349.	SNR 27 The Springs of Napa Management LLC	Limited Liability Company	Delaware	Indirect

350.	SNR 27 The Woods at Holly Tree Management LLC	Limited Liability Company	Delaware	Indirect

351.	SNR 27 University Pines Management LLC	Limited Liability Company	Delaware	Indirect

352.	NIC 4 Courtyards of New Bern Inc.	Corporation	Delaware	Indirect

353.	NIC 13 Durham Regent Inc.	Corporation	Delaware	Indirect

354.	NIC 13 Jordan Oaks Inc.	Corporation	Delaware	Indirect

355.	SNR 22 Winston Salem Inc.	Corporation	Delaware	Indirect

356.	SNR 24 Crescent Heights Inc.	Corporation	Delaware	Indirect

357.	SNR 24 Lodge at Wake Forest Inc.	Corporation	Delaware	Indirect

358.	SNR 24 Shads Landing Inc.	Corporation	Delaware	Indirect

359.	SNR 27 Cedar Ridge Inc.	Corporation	Delaware	Indirect

360.	SNR 27 The Woods at Holly Tree Inc.	Corporation	Delaware	Indirect

361.	NIC 4 Courtyards of New Bern GP LLC	Limited Liability Company	Delaware	Indirect

362.	NIC 13 Durham Regent Owner GP LLC	Limited Liability Company	Delaware	Indirect

363.	NIC 13 Jordan Oaks Owner GP LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 19

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

364.	SNR 22 Winston Salem Owner GP LLC	Limited Liability Company	Delaware	Indirect

365.	SNR 24 Crescent Heights Owner GP LLC	Limited Liability Company	Delaware	Indirect

366.	SNR 24 Lodge at Wake Forest Owner GP LLC	Limited Liability Company	Delaware	Indirect

367.	SNR 24 Shads Landing Owner GP LLC	Limited Liability Company	Delaware	Indirect

368.	SNR 27 Cedar Ridge Owner GP LLC	Limited Liability Company	Delaware	Indirect

369.	SNR 27 The Woods at Holly Tree GP LLC	Limited Liability Company	Delaware	Indirect

370.	NIC 12/13 Management LLC	Limited Liability Company	Delaware	Indirect

371.	NIC 12 Arlington Plaza Management LLC	Limited Liability Company	Delaware	Indirect

372.	NIC 13 The Bentley Management LLC	Limited Liability Company	Delaware	Indirect

373.	NIC 12 Blair House Management LLC	Limited Liability Company	Delaware	Indirect

374.	NIC 12 Blue Water Lodge Management LLC	Limited Liability Company	Delaware	Indirect

375.	NIC 12 Briarcrest Estates Management LLC	Limited Liability Company	Delaware	Indirect

376.	NIC 12 Chateau Ridgeland Management LLC	Limited Liability Company	Delaware	Indirect

377.	NIC 12 Cherry Laurel Management LLC	Limited Liability Company	Delaware	Indirect

378.	NIC 12 Colonial Harbor Management LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 20

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

379.	NIC 12 Country Squire Management LLC	Limited Liability Company	Delaware	Indirect

380.	NIC 12 Courtyard at Lakewood Management LLC	Limited Liability Company	Delaware	Indirect

381.	NIC 12 Desoto Beach Club Management LLC	Limited Liability Company	Delaware	Indirect

382.	NIC 13 Dogwood Estates Management LLC	Limited Liability Company	Delaware	Indirect

383.	NIC 13 Durham Regent Management LLC	Limited Liability Company	Delaware	Indirect

384.	NIC 12 El Dorado Management LLC	Limited Liability Company	Delaware	Indirect

385.	NIC 12 Essex House Management LLC	Limited Liability Company	Delaware	Indirect

386.	NIC 12 Fleming Point Management LLC	Limited Liability Company	Delaware	Indirect

387.	NIC 13 Fountains at Hidden Lakes Management LLC	Limited Liability Company	Delaware	Indirect

388.	NIC 12 Grasslands Estates Management LLC	Limited Liability Company	Delaware	Indirect

389.	NIC 12 Greeley Place Management LLC	Limited Liability Company	Delaware	Indirect

390.	NIC 12 Grizzly Peak Management LLC	Limited Liability Company	Delaware	Indirect

391.	NIC 13 Hidden Lakes Management LLC	Limited Liability Company	Delaware	Indirect

392.	NIC 13 Illahee Hills Management LLC	Limited Liability Company	Delaware	Indirect

393.	NIC 12 Jackson Oaks Management LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 21

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

394.	NIC 13 Jordan Oaks Management LLC	Limited Liability Company	Delaware	Indirect

395.	NIC 13 Lodge at Cold Spring Management LLC	Limited Liability Company	Delaware	Indirect

396.	NIC 13 Madison Estates Management LLC	Limited Liability Company	Delaware	Indirect

397.	NIC 13 Manor at Oakridge Management LLC	Limited Liability Company	Delaware	Indirect

398.	NIC 12 Maple Downs Management LLC	Limited Liability Company	Delaware	Indirect

399.	NIC 13 Oakwood Hills Management LLC	Limited Liability Company	Delaware	Indirect

400.	NIC 13 Orchid Terrace Management LLC	Limited Liability Company	Delaware	Indirect

401.	NIC 13 Palmer Hills Management LLC	Limited Liability Company	Delaware	Indirect

402.	NIC 12 Parkwood Estates Management LLC	Limited Liability Company	Delaware	Indirect

403.	NIC 13 Pinewood Hills Management LLC	Limited Liability Company	Delaware	Indirect

404.	NIC 12 Pioneer Valley Lodge Management LLC	Limited Liability Company	Delaware	Indirect

405.	NIC 13 Pueblo Regent Management LLC	Limited Liability Company	Delaware	Indirect

406.	NIC 12 Regency Residence Management LLC	Limited Liability Company	Delaware	Indirect

407.	NIC 13 The Regent Management LLC	Limited Liability Company	Delaware	Indirect

408.	NIC 13 Rock Creek Management LLC	Limited Liability Company	Delaware	Indirect

409.	NIC 13 Sheldon Oaks Management LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 22

	Subsidiary	Form of Organization	Jurisdiction of Organization	Direct or Indirect Ownership

410.	NIC 12 Simi Hills Management LLC	Limited Liability Company	Delaware	Indirect

411.	NIC 13 Sky Peaks Management LLC	Limited Liability Company	Delaware	Indirect

412.	NIC 12 Stoneybrook Lodge Management LLC	Limited Liability Company	Delaware	Indirect

413.	NIC 12 Summerfield Estates Management LLC	Limited Liability Company	Delaware	Indirect

414.	NIC 13 Thornton Place Management LLC	Limited Liability Company	Delaware	Indirect

415.	NIC 13 Uffelman Estates Management LLC	Limited Liability Company	Delaware	Indirect

416.	NIC 12 Ventura Place Management LLC	Limited Liability Company	Delaware	Indirect

417.	NIC 13 Village Gate Management LLC	Limited Liability Company	Delaware	Indirect

418.	NIC 13 Vista De La Montana Management LLC	Limited Liability Company	Delaware	Indirect

419.	NIC 13 Walnut Woods Management LLC	Limited Liability Company	Delaware	Indirect

420.	NIC 13 The Westmont Management LLC	Limited Liability Company	Delaware	Indirect

421.	NIC 13 Whiterock Court Management LLC	Limited Liability Company	Delaware	Indirect

Schedule 6.20(a) – Page 23

SCHEDULE 6.20(b)

UNCONSOLIDATED AFFILIATES OF BORROWER AND ITS SUBSIDIARIES

None.

Schedule 6.20(b) – Page 1

SCHEDULE 6.21

LEASES

None.

Schedule 6.21 – Page 1

SCHEDULE 6.22

PROPERTY

None.

Schedule 6.22 – Page 1

SCHEDULE 6.24

OTHER DEBT

Freddie Pinpoint

1.	$4,145,000.00 Multifamily Note Floating Rate, dated as of April 22, 2015, made by SNR 23 Grace Manor Owner LLC to Greystone Servicing Corporation, Inc.

2.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of April 23, 2015, by and between SNR 23 Grace Manor Owner LLC and Greystone Servicing Corporation, Inc.

3.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of April 23, 2015, made by SNR 23 Grace Manor Owner LLC for the benefit of Greystone Servicing Corporation, Inc.

4.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of April 23, 2015, made by and among SNR 23 Grace Manor Leasing LLC, Greystone Servicing Corporation, Inc. and Thrive Senior Living, LLC.

5.	Guaranty, dated as of April 23, 2015, by New Senior Investment Group Inc. for the benefit of Greystone Servicing Corporation, Inc.

6.	$13,704,000.00 Multifamily Note, dated as of April 22, 2015, made by SNR 23 Ivy Springs Owner LLC to Greystone Servicing Corporation, Inc.

7.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of April 23, 2015, by and between SNR 23 Ivy Springs Owner LLC and Greystone Servicing Corporation, Inc.

8.	Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement, dated as of April 23, 2015, made by SNR 23 Ivy Springs Owner LLC for the benefit of Greystone Servicing Corporation, Inc.

9.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of April 23, 2015, made by and among SNR 23 Ivy Springs Leasing LLC, Greystone Servicing Corporation, Inc. and Thrive Senior Living, LLC.

10.	Guaranty, dated as April 23, 2015, by New Senior Investment Group Inc. for the benefit of Greystone Servicing Corporation, Inc.

Schedule 6.24 – Page 1

GE – Watermark

11.	$26,000,000.00 Promissory Note, dated as of May 1, 2015, made by SNR 21 Logan Square Owner LLC to General Electric Capital Corporation.

12.	$26,000,000.00 Promissory Note, dated as of May 1, 2015, made by SNR 21 Logan Square Owner LLC to Compass Bank.

13.	Loan Agreement, dated as of May 1, 2015, by and among General Electric Capital Corporation, Compass Bank, SNR 21 Logan Square Owner LLC and New Senior Investment Group Inc.

14.

Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of April 30, 2015 but effective as of May 1, 2015, made by SNR 21 Logan Square Owner LLC for the benefit General Electric Capital Corporation.

15.	Guaranty of Recourse Obligations, dated as of May 1, 2015, by New Senior Investment Group Inc. for the benefit of General Electric Capital Corporation.

Pinpoint Texas (Synovus)

16.	$26,000,000.00 Promissory Note, dated as of May 1, 2015, made by SNR 25 Legacy at Georgetown Owner LLC and SNR 25 Legacy at Bear Creek Owner LLC to Synovus Bank.

17.	Loan Agreement, dated as of October 1, 2015, by and among SNR 25 Legacy at Georgetown Owner LLC, SNR 25 Legacy at Bear Creek Owner LLC and Synovus Bank.

18.	Deed of Trust, Assignment of Rents, Security Agreement and, Fixture Filing dated as of October 1, 2015, made by SNR 25 Legacy at Georgetown Owner LLC for the benefit of Synovus Bank.

19.

Collateral Assignment of Management Agreement, dated as of October 1, 2015, made by SNR 25 Legacy at Georgetown Owner LLC, SNR 25 Legacy at Georgetown Leasing LLC and Legacy at Georgetown Tenant, LLC for the benefit of Synovus Bank.

20.

Subordination of Management Agreement, dated as of October 1, 2015, made by and among Thrive Senior Living, LLC, SNR 25 Legacy at Georgetown Owner LLC, SNR 25 Legacy at Georgetown Leasing LLC, Legacy at Georgetown Tenant, LLC and Synovus Bank.

21.	Deed of Trust, Assignment of Rents, Security Agreement and, Fixture Filing dated as of October 1, 2015, made by SNR 25 Legacy at Bear Creek Owner LLC for the benefit of Synovus Bank.

22.

Collateral Assignment of Management Agreement, dated as of October 1, 2015, made by SNR 25 Legacy at Bear Creek Owner LLC, SNR 25 Legacy at Bear Creek Leasing LLC and Legacy at Bear Creek Tenant, LLC for the benefit of Synovus Bank.

Schedule 6.24 – Page 2

23.

Subordination of Management Agreement, dated as of October 1, 2015, made by and among Thrive Senior Living, LLC, SNR 25 Legacy at Bear Creek Owner LLC, SNR 25 Legacy at Bear Creek Leasing LLC, Legacy at Bear Creek Tenant, LLC and Synovus Bank.

24.	Guaranty of Recourse Obligations, dated as of October 1, 2015, by SNR Operations LLC and Propco 25 LLC for the benefit of Synovus Bank.

Freddie 43

25.	$11,395,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by NIC 10 Barkley Place Owner LLC to Walker & Dunlop, LLC.

26.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 10 Barkley Place Owner LLC and Walker & Dunlop, LLC.

27.

Amended and Restated Multifamily Renewal Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by NIC 10 Barkley Place Owner LLC for the benefit of Walker & Dunlop, LLC.

28.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 10 Barkley Place Leasing LLC, Walker & Dunlop, LLC and Barkley Place Management LLC.

29.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

30.	$22,085,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Bluebird Estates Owner LLC to Walker & Dunlop, LLC.

31.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Bluebird Estates Owner LLC and Walker & Dunlop, LLC.

32.	Multifamily Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by SNR 24 Bluebird Estates Owner LLC for the benefit of Walker & Dunlop, LLC.

33.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Bluebird Estates Leasing LLC, Walker & Dunlop, LLC and SNR 24 Bluebird Estates Management LLC.

34.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

35.	$15,890,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Bridge Park Owner LLC to Walker & Dunlop, LLC.

Schedule 6.24 – Page 3

36.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Bridge Park Owner LLC and Walker & Dunlop, LLC.

37.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Bridge Park Owner LLC for the benefit of Walker & Dunlop, LLC.

38.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Bridge Park Leasing LLC, Walker & Dunlop, LLC and SNR 24 Bridge Park Management LLC.

39.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Bridge Park Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

40.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

41.	$25,275,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Chateau at Harveston Owner LLC to Walker & Dunlop, LLC.

42.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Chateau at Harveston Owner LLC and Walker & Dunlop, LLC.

43.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by SNR 24 Chateau at Harveston Owner LLC for the benefit of Walker & Dunlop, LLC.

44.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Chateau at Harveston Leasing LLC, Walker & Dunlop, LLC and SNR 24 Chateau at Harveston Management LLC.

45.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Chateau at Harveston Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

46.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

47.	$6,600,000.00 Multifamily Note, dated as of March 27, 2015, made by Chateau Brickyard Owner LLC to Walker & Dunlop, LLC.

48.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between Chateau Brickyard Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 4

49.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by Chateau Brickyard Owner LLC for the benefit of Walker & Dunlop, LLC.

50.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among Chateau Brickyard Operations LLC, Walker & Dunlop, LLC and Chateau Brickyard Management LLC.

51.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

52.	$15,500,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Copley Place Owner LLC to Walker & Dunlop, LLC.

53.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Copley Place Owner LLC and Walker & Dunlop, LLC.

54.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Copley Place Owner LLC for the benefit of Walker & Dunlop, LLC.

55.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Copley Place Leasing LLC, Walker & Dunlop, LLC and SNR 24 Copley Place Management LLC.

56.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Copley Place Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

57.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

58.	$19,970,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 4 Courtyards of New Bern Owner LLC to Walker & Dunlop, LLC.

59.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 4 Courtyards of New Bern Owner LLC and Walker & Dunlop, LLC.

60.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by NIC 4 Courtyards of New Bern Owner LLC for the benefit of Walker & Dunlop, LLC.

61.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 4 Courtyards of New Bern Leasing LLC, Walker & Dunlop, LLC and Holiday AL NIC Management LLC.

Schedule 6.24 – Page 5

62.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

63.	$20,775,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC Courtyards Owner LLC to Walker & Dunlop, LLC.

64.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC Courtyards Owner LLC and Walker & Dunlop, LLC.

65.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by NIC Courtyards Owner LLC for the benefit of Walker & Dunlop, LLC.

66.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC Courtyards Leasing LLC, Walker & Dunlop, LLC and NIC Courtyards Management LLC.

67.	Guaranty, dated as of March 27, 2015, made by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

68.	$21,285,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Crescent Heights Owner LLC to Walker & Dunlop, LLC.

69.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Crescent Heights Owner LLC and Walker & Dunlop, LLC.

70.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by SNR 24 Crescent Heights Owner LLC for the benefit of Walker & Dunlop, LLC.

71.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Crescent Heights Leasing LLC, Walker & Dunlop, LLC and SNR 24 Crescent Heights Management LLC.

72.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

73.	$17,800,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Cypress Woods Owner LLC to Walker & Dunlop, LLC.

74.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Cypress Woods Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 6

75.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by SNR 24 Cypress Woods Owner LLC for the benefit of Walker & Dunlop, LLC.

76.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Cypress Woods Leasing LLC, Walker & Dunlop, LLC and SNR 24 Cypress Woods Management LLC.

77.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Cypress Woods Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

78.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

79.	$20,000,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 7 Glen Riddle Owner LLC to Walker & Dunlop, LLC.

80.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 7 Glen Riddle Owner LLC and Walker & Dunlop, LLC.

81.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 7 Glen Riddle Owner LLC for the benefit of Walker & Dunlop, LLC.

82.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 7 Glen Riddle Leasing LLC, Walker & Dunlop, LLC and Glen Riddle Management LLC.

83.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

84.	$7,455,000.00 Multifamily Note, dated as of March 27, 2015, made by Golden Living Taylorsville Owner LLC to Walker & Dunlop, LLC.

85.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between Golden Living Taylorsville Owner LLC and Walker & Dunlop, LLC.

86.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by Golden Living Taylorsville Owner LLC for the benefit of Walker & Dunlop, LLC.

87.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among Golden Living Taylorsville Leasing LLC, Walker & Dunlop, LLC and Golden Living Taylorsville Management LLC.

Schedule 6.24 – Page 7

88.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

89.	$22,735,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Golden Oaks Owner LLC to Walker & Dunlop, LLC.

90.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Golden Oaks Owner LLC and Walker & Dunlop, LLC.

91.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by SNR 24 Golden Oaks Owner LLC for the benefit of Walker & Dunlop, LLC.

92.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Golden Oaks Leasing LLC, Walker & Dunlop, LLC and SNR 24 Golden Oaks Management LLC.

93.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Golden Oaks Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

94.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

95.	$11,500,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 20 Grand View Owner LLC to Walker & Dunlop, LLC.

96.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 20 Grand View Owner LLC and Walker & Dunlop, LLC.

97.	Multifamily Mortgage, Assignment of Rents and Security Agreement and Fixture Filing, dated as of March 27, 2015, made by NIC 20 Grand View Owner LLC for the benefit of Walker & Dunlop, LLC.

98.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 20 Grand View Leasing LLC, Walker & Dunlop, LLC and Jerry Erwin Associates, Inc.

99.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

100.	$11,550,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by NIC 9 Heritage Oaks Owner LLC to Walker & Dunlop, LLC.

Schedule 6.24 – Page 8

101.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 9 Heritage Oaks Owner LLC and Walker & Dunlop, LLC.

102.

Amended and Restated Multifamily Deed of Trust, Assignment of Rents, Security Agreement, Fixture Filing and Substitution of Trustee, dated as of March 27, 2015, made by NIC 9 Heritage Oaks Owner LLC for the benefit of Walker & Dunlop, LLC.

103.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 9 Heritage Oaks Leasing LLC, Walker & Dunlop, LLC and NIC 9 Heritage Oaks Management LLC.

104.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

105.	$13,970,000.00 Multifamily Note, dated as of March 27, 2015, made by Heritage Place Owner LLC to Walker & Dunlop, LLC.

106.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between Heritage Place Owner LLC and Walker & Dunlop, LLC.

107.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by Heritage Place Owner LLC for the benefit of Walker & Dunlop, LLC.

108.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among Heritage Place Leasing LLC, Walker & Dunlop, LLC and Heritage Place Management LLC.

109.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

110.	$13,440,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 22 Winston-Salem Owner LLC to Walker & Dunlop, LLC.

111.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 22 Winston-Salem Owner LLC and Walker & Dunlop, LLC.

112.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by SNR 22 Winston-Salem Owner LLC for the benefit of Walker & Dunlop, LLC.

113.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 22 Winston-Salem Owner LLC, Walker & Dunlop, LLC and SNR 22 Winston-Salem Management LLC.

114.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 22 Winston-Salem Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

Schedule 6.24 – Page 9

115.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

116.	$2,490,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 15 Kirkwood Corners Owner LLC to Walker & Dunlop, LLC.

117.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 15 Kirkwood Corners Owner LLC and Walker & Dunlop, LLC.

118.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 15 Kirkwood Corners Owner LLC for the benefit of Walker & Dunlop, LLC.

119.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 15 Kirkwood Corners Leasing LLC, Walker & Dunlop, LLC and NIC 15 Kirkwood Corners Management LLC.

120.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

121.	$6,900,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 14 Dayton Owner LLC to Walker & Dunlop, LLC.

122.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 14 Dayton Owner LLC and Walker & Dunlop, LLC.

123.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 14 Dayton Owner LLC for the benefit of Walker & Dunlop, LLC.

124.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 14 Dayton Leasing LLC, Walker & Dunlop, LLC and Holiday AL NIC Management LLC.

125.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

126.	$22,820,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Lodge at Wake Forest Owner LLC to Walker & Dunlop, LLC.

127.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Lodge at Wake Forest Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 10

128.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by SNR 24 Lodge at Wake Forest Owner LLC for the benefit of Walker & Dunlop, LLC.

129.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Lodge at Wake Forest Management LLC, Walker & Dunlop, LLC and SNR 24 Holiday AL Management Sub LLC.

130.	Guaranty, dated as of March 27, 2015, made by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

131.	$17,365,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 6 Manor at Woodside Owner LLC to Walker & Dunlop, LLC.

132.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 6 Manor at Woodside Owner LLC and Walker & Dunlop, LLC.

133.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 6 Manor at Woodside Owner LLC for the benefit of Walker & Dunlop, LLC.

134.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 6 Manor at Woodside Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

135.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

136.	$3,720,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 19 Powell Owner LLC to Walker & Dunlop, LLC.

137.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 19 Powell Owner LLC and Walker & Dunlop, LLC.

138.	Multifamily Deed of Trust, Absolute Assignment of Leases and Rents and Security Agreement, dated as of March 27, 2015, made by NIC 19 Powell Owner LLC for the benefit of Walker & Dunlop, LLC.

139.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 19 Powell Leasing LLC, Walker & Dunlop, LLC and FHC Tennessee Property Management LLC.

140.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

Schedule 6.24 – Page 11

141.	$25,205,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Maple Suites Owner LLC to Walker & Dunlop, LLC.

142.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Maple Suites Owner LLC and Walker & Dunlop, LLC.

143.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Maple Suites Owner LLC for the benefit of Walker & Dunlop, LLC.

144.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Maple Suites Owner LLC, Walker & Dunlop, LLC and SNR 24 Maple Suites Management LLC.

145.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Maple Suites Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

146.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

147.	$18,890,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Olympus Ranch Owner LLC to Walker & Dunlop, LLC.

148.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Olympus Ranch Owner LLC and Walker & Dunlop, LLC.

149.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Olympus Ranch Owner LLC for the benefit of Walker & Dunlop, LLC.

150.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Olympus Ranch Owner LLC, Walker & Dunlop, LLC and SNR 24 Olympus Ranch Management LLC.

151.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Olympus Ranch Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

152.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

153.	$21,455,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Peninsula Owner LLC to Walker & Dunlop, LLC.

Schedule 6.24 – Page 12

154.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Peninsula Owner LLC and Walker & Dunlop, LLC.

155.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Peninsula Owner LLC for the benefit of Walker & Dunlop, LLC.

156.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Peninsula Owner LLC, Walker & Dunlop, LLC and SNR 24 Peninsula Management LLC.

157.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC, as Lender.

158.	$8,175,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 15 Pine Rock Owner LLC to Walker & Dunlop, LLC.

159.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 15 Pine Rock Owner LLC and Walker & Dunlop, LLC.

160.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 15 Pine Rock Owner LLC for the benefit of Walker & Dunlop, LLC.

161.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 15 Pine Rock Manor Leasing LLC, Walker & Dunlop, LLC and NIC 15 Pine Rock Manor Management LLC.

162.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

163.	$5,950,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 15 Pines of New Market Owner LLC to Walker & Dunlop, LLC.

164.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 15 Pines of New Market Owner LLC and Walker & Dunlop, LLC.

165.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 15 Pines of New Market Owner LLC for the benefit of Walker & Dunlop, LLC.

166.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 15 Pines of New Market Leasing LLC, Walker & Dunlop, LLC and NIC 15 Pines of New Market Management LLC.

Schedule 6.24 – Page 13

167.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

168.	$7,430,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 19 Raintree Owner LLC to Walker & Dunlop, LLC.

169.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 19 Raintree Owner LLC and Walker & Dunlop, LLC.

170.

Multifamily Deed of Trust, Absolute Assignment of Leases and Rents and Security Agreement (including Fixture Filing), dated as of March 27, 2015, made by NIC 19 Raintree Owner LLC for the benefit of Walker & Dunlop, LLC.

171.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 19 Raintree Leasing LLC, Walker & Dunlop, LLC and FHC Tennessee Property Management LLC.

172.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

173.	$18,660,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Rancho Village Owner LLC to Walker & Dunlop, LLC.

174.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Rancho Village Owner LLC and Walker & Dunlop, LLC.

175.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by SNR 24 Rancho Village Owner LLC for the benefit of Walker & Dunlop, LLC.

176.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

177.	$14,475,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Rolling Hills Ranch Owner LLC to Walker & Dunlop, LLC.

178.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Rolling Hills Ranch Owner LLC and Walker & Dunlop, LLC.

179.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Rolling Hills Ranch Owner LLC for the benefit of Walker & Dunlop, LLC.

180.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Rolling Hills Ranch Owner LLC, Walker & Dunlop, LLC and SNR 24 Rolling Hills Ranch Management LLC.

Schedule 6.24 – Page 14

181.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Rolling Hills Ranch Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

182.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

183.	$14,350,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by NIC 4 Royal Palm Owner LLC to Walker & Dunlop, LLC.

184.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 4 Royal Palm Owner LLC and Walker & Dunlop, LLC.

185.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 4 Royal Palm Owner LLC for the benefit of Walker & Dunlop, LLC.

186.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 4 Royal Palm Leasing LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

187.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

188.	$6,500,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 8 Schenley Gardens Owner LLC to Walker & Dunlop, LLC.

189.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 8 Schenley Gardens Owner LLC and Walker & Dunlop, LLC.

190.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 8 Schenley Gardens Owner LLC for the benefit of Walker & Dunlop, LLC.

191.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 8 Schenley Gardens Leasing LLC, Walker & Dunlop, LLC and Schenley Gardens Management LLC.

192.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

193.	$22,005,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 24 Shads Landing Owner LLC to Walker & Dunlop, LLC.

Schedule 6.24 – Page 15

194.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Shads Landing Owner LLC and Walker & Dunlop, LLC.

195.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Shads Landing Owner LLC for the benefit of Walker & Dunlop, LLC.

196.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Shads Landing Leasing LLC, Walker & Dunlop, LLC and SNR 24 Shads Landing Management LLC.

197.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

198.	$9,365,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by SNR 24 Sterling Court Owner LLC to Walker & Dunlop, LLC.

199.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Sterling Court Owner LLC and Walker & Dunlop, LLC.

200.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Sterling Court Owner LLC for the benefit of Walker & Dunlop, LLC.

201.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Sterling Court Owner LLC, Walker & Dunlop, LLC and SNR 24 Sterling Court Management LLC.

202.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Sterling Court Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

203.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

204.	$12,435,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by NIC 4 Summerfield Owner LLC to Walker & Dunlop, LLC.

205.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 4 Summerfield Owner LLC and Walker & Dunlop, LLC.

206.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 4 Summerfield Owner LLC for the benefit of Walker & Dunlop, LLC.

Schedule 6.24 – Page 16

207.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 4 Summerfield Leasing LLC, Walker & Dunlop, LLC and Holiday AL NIC Management LLC.

208.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

209.	$10,055,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by NIC 4 Sunset Lake Owner LLC to Walker & Dunlop, LLC.

210.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 4 Sunset Lake Owner LLC and Walker & Dunlop, LLC.

211.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 4 Sunset Lake Owner LLC for the benefit of Walker & Dunlop, LLC.

212.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 4 Sunset Lake Leasing LLC, Walker & Dunlop, LLC and Holiday AL NIC Management LLC.

213.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

214.	$6,185,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 18 Gardens Owner LLC to Walker & Dunlop, LLC.

215.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 18 Gardens Owner LLC and Walker & Dunlop, LLC.

216.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

217.	$16,565,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by SNR 24 Venetian Gardens Owner LLC to Walker & Dunlop, LLC.

218.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Venetian Gardens Owner LLC and Walker & Dunlop, LLC.

219.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Venetian Gardens Owner LLC for the benefit of Walker & Dunlop, LLC.

220.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Venetian Gardens Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

Schedule 6.24 – Page 17

221.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

222.	$8,365,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by NIC 4 Village Place Owner LLC to Walker & Dunlop, LLC.

223.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 4 Village Place Owner LLC and Walker & Dunlop, LLC.

224.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by NIC 4 Village Place Owner LLC for the benefit of Walker & Dunlop, LLC.

225.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

226.	$6,530,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 22 Shreveport Owner LLC to Walker & Dunlop, LLC.

227.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 22 Shreveport Owner LLC and Walker & Dunlop, LLC.

228.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 22 Shreveport Owner LLC for the benefit of Walker & Dunlop, LLC.

229.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 22 Shreveport Management LLC, Walker & Dunlop, LLC and FHC Louisiana Management LLC.

230.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

231.	$4,580,000.00 Multifamily Note, dated as of March 27, 2015, made by SNR 22 OKC Owner LLC to Walker & Dunlop, LLC.

232.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 22 OKC Owner LLC and Walker & Dunlop, LLC.

233.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 22 OKC Owner LLC for the benefit of Walker & Dunlop, LLC.

Schedule 6.24 – Page 18

234.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 22 OKC Owner LLC, Walker & Dunlop, LLC and SNR 22 OKC Management LLC.

235.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 22 OKC Management LLC, Walker & Dunlop, LLC and FHC Oklahoma Management LLC.

236.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

237.	$33,875,000.00 Multifamily Note, dated as of March 27, 2015, made by NIC 17 Windsor Owner LLC to Walker & Dunlop, LLC.

238.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between NIC 17 Windsor Owner LLC and Walker & Dunlop, LLC.

239.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of March 27, 2015, made by NIC 17 Windsor Owner LLC for the benefit of Walker & Dunlop, LLC.

240.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among NIC 17 Windsor Leasing LLC, Walker & Dunlop, LLC and FHC Texas Property Management LLC.

241.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

242.	$16,805,000.00 Amended and Restated Multifamily Note, dated as of March 27, 2015, made by SNR 24 Windward Palms Owner LLC to Walker & Dunlop, LLC.

243.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of March 27, 2015, by and between SNR 24 Windward Palms Owner LLC and Walker & Dunlop, LLC.

244.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of March 27, 2015, made by SNR 24 Windward Palms Owner LLC for the benefit of Walker & Dunlop, LLC.

245.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of March 27, 2015, made by and among SNR 24 Windward Palms Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

246.	Guaranty, dated as of March 27, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

Schedule 6.24 – Page 19

247.

Cross-Collateralization Agreement –Master (Sub-Pool 1), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, NIC 4 Summerfield Owner LLC, NIC 4 Bayside Terrace Owner LLC, NIC 4 Bradenton Owner LLC, NIC 4 Sunset Lake Owner LLC and SNR 24 Venetian Gardens Owner LLC.

248.

Cross-Collateralization Agreement –Master (Sub-Pool 2), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, NIC 4 Village Place Owner LLC, BIC 4 Balmoral Owner LLC, NIC 4 Royal Palm Owner LLC and NIC 10 Barkley Place Owner LLC.

249.

Cross-Collateralization Agreement –Master (Sub-Pool 3), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, NIC 4 The Grande Owner LLC, NIC 4 Spring Owner LLC, NIC 4 The Plaza Owner LLC, NIC 4 Emerald Park Retirement Owner LLC, SNR 24 Sterling Court Owner LLC, SNR 24 Windward Palms Owner LLC.

250.

Cross-Collateralization Agreement –Master (Sub-Pool 4), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, SNR 24 Chateau at Harveston Owner LLC, SNR 24 Golden Oaks Owner LLC and SNR 24 Rancho Village Owner LLC.

251.

Cross-Collateralization Agreement –Master (Sub-Pool 5), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, NIC 15 Kirkwood Corners Owner LLC, NIC 15 Pine Rock Manor Owner LLC, NIC 15 Pines of New Market Owner LLC and SNR 245 Maple Suites Owner LLC.

252.

Cross-Collateralization Agreement –Master (Sub-Pool 6), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, Chateau Brickyard Owner LLC, Golden Living Taylorsville Owner LLC, Heritage Place Owner LLC and SNR 24 Olympus Ranch Owner LLC.

253.

Cross-Collateralization Agreement –Master (Sub-Pool 7), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, NIC 18 Gardens Owner LLC, NIC 19 Raintree Owner LLC, NIC 19 Powell Owner LLC, NIC 20 Grand View Owner LLC and SNR 22 Shreveport Owner LLC.

254.

Cross-Collateralization Agreement –Master (Sub-Pool 8), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, NIC 4 Courtyards of New Bern Owner LLC, SNR 22 Winston-Salem Owner LLC, SNR 24 Crescent Height Owner LLC, SNR 24 Lodge at Wake Forest Owner LLC and SNR 24 Shads Landing Owner LLC.

255.

Cross-Collateralization Agreement –Master (Sub-Pool 9), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, NIC 7 Glen Riddle Owner LLC, NIC 8 Schenley Gardens Owner LLC, NIC 8 Heritage Oaks Owner LLC, NIC 14 Dayton Owner LLC, SNR 24 Bluebird Estates Owner LLC and SNR 24 Copley Place Owner LLC.

256.	Cross-Collateralization Agreement –Master (Sub-Pool 10), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, SNR 24 Bridge Park Owner LLC and SNR 24 Peninsula Owner LLC.

Schedule 6.24 – Page 20

257.

Cross-Collateralization Agreement –Master (Sub-Pool 11), dated as of March 27, 2015, made by and among Walker & Dunlop, LLC, NIC Courtyards Owner LLC, NIC 17 Windsor Owner LLC and SNR 24 Cypress Woods Owner LLC.

Freddie 28 (Timber)

258.	$17,384,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Alexis Gardens Owner LLC to Walker & Dunlop, LLC.

259.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Alexis Gardens Owner LLC and Walker & Dunlop, LLC.

260.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Alexis Gardens Owner LLC for the benefit of Walker & Dunlop, LLC.

261.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Alexis Gardens Owner LLC, Walker & Dunlop, LLC and SNR 27 Alexis Gardens Management LLC.

262.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Alexis Gardens Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

263.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

264.	$13,995,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Andover Place Owner LLC to Walker & Dunlop, LLC.

265.	Multifamily Loan and Security Agreement—Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Andover Place Owner LLC and Walker & Dunlop, LLC.

266.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Andover Place Owner LLC for the benefit of Walker & Dunlop, LLC.

267.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Andover Place Owner LLC, Walker & Dunlop, LLC and SNR 27 Andover Place Management LLC.

268.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Andover Place Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

Schedule 6.24 – Page 21

269.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

270.	$16,575,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Arcadia Place Owner LLC and Walker & Dunlop, LLC.

271.	Multifamily Loan and Security Agreement—Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Arcadia Place Owner LLC and Walker & Dunlop, LLC.

272.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 Arcadia Place Owner LLC for the benefit of Walker & Dunlop, LLC.

273.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Arcadia Place Owner LLC, Walker & Dunlop, LLC and SNR 27 Arcadia Place Management LLC.

274.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Arcadia Place Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

275.	Guaranty, dated as of August 12, 2015, made by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

276.	$14,110,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Aspen View Owner LLC to Walker & Dunlop, LLC.

277.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Aspen View Owner LLC and Walker & Dunlop, LLC.

278.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 Aspen View Owner LLC for the benefit of Walker & Dunlop, LLC.

279.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Aspen View Owner LLC, Walker & Dunlop, LLC and SNR 27 Aspen View Management LLC.

280.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Aspen View Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

281.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

Schedule 6.24 – Page 22

282.	$19,076,000.00 Amended and Restated Multifamily Note, dated as of August 12, 2015, made by SNR 27 Augustine Landing Owner LLC to Walker & Dunlop, LLC.

283.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Augustine Landing Owner LLC and Walker & Dunlop, LLC.

284.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Augustine Landing Owner LLC for the benefit of Walker & Dunlop, LLC.

285.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Augustine Landing Owner LLC, Walker & Dunlop, LLC and SNR 27 Augustine Landing Management LLC.

286.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Augustine Landing Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

287.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

288.	$15,637,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Cedar Ridge Owner LLC to Walker & Dunlop, LLC.

289.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Cedar Ridge Owner LLC and Walker & Dunlop, LLC.

290.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 Cedar Ridge Owner LLC for the benefit of Walker & Dunlop, LLC.

291.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Cedar Ridge Owner LLC, Walker & Dunlop, LLC and SNR 27 Cedar Ridge Management LLC.

292.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Cedar Ridge Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

293.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

294.	$20,910,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Echo Ridge Owner LLC to Walker & Dunlop, LLC.

Schedule 6.24 – Page 23

295.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Echo Ridge Owner LLC and Walker & Dunlop, LLC.

296.

Multifamily Deed of Trust, Absolute Assignment of Leases and Rents and Security Agreement (Including Fixture Filing), dated as of August 12, 2015, made by SNR 27 Echo Ridge Owner LLC for the benefit of Walker & Dunlop, LLC.

297.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Echo Ridge Owner LLC, Walker & Dunlop, LLC and SNR 27 Echo Ridge Management LLC.

298.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Echo Ridge Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

299.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

300.	$13,582,000.00 Amended and Restated Multifamily Note, dated as of August 12, 2015, made by SNR 27 Elm Park Estates Owner LLC to Walker & Dunlop, LLC.

301.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Elm Park Estates Owner LLC and Walker & Dunlop, LLC.

302.

Amended and Restated Multifamily Deed of Trust, Assignment of Rents, Security Agreement, Fixture Filing and Substitution of Trustee, dated as of August 12, 2015, made by SNR 27 Elm Park Estates Owner LLC for the benefit of Walker & Dunlop, LLC.

303.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Elm Park Estates Owner LLC, Walker & Dunlop, LLC and SNR 27 Elm Park Estates Management LLC.

304.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 El Park Estates Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

305.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

306.	$15,900,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Genesee Gardens Owner LLC to Walker & Dunlop, LLC.

Schedule 6.24 – Page 24

307.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Genesee Gardens Owner LLC and Walker & Dunlop, LLC.

308.	Multifamily Mortgage, dated as of August 12, 2015, made by SNR 27 Genesee Gardens Owner LLC for the benefit of Walker & Dunlop, LLC.

309.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Genesee Gardens Owner LLC, Walker & Dunlop, LLC and SNR 27 Genesee Gardens Management LLC.

310.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Genesee Gardens Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

311.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

312.	$19,643,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Greenwood Terrace Owner LLC to Walker & Dunlop, LLC.

313.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Greenwood Terrace Owner LLC and Walker & Dunlop, LLC.

314.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Greenwood Terrace Owner LLC for the benefit of Walker & Dunlop, LLC.

315.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Greenwood Terrace Owner LLC, Walker & Dunlop, LLC and SNR 27 Greenwood Terrace Management LLC.

316.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Greenwood Terrace Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

317.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

318.	$12,063,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Holiday Hills Estates Owner LLC to Walker & Dunlop, LLC.

Schedule 6.24 – Page 25

319.	Multifamily Loan and Security Agreement – Seniors Housing dated as of August 12, 2015, by and between SNR 27 Holiday Hills Estates Owner LLC and Walker & Dunlop, LLC.

320.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Holiday Hills Estates Owner LLC for the benefit of Walker & Dunlop, LLC.

321.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Holiday Hills Estates Owner LLC, Walker & Dunlop, LLC and SNR 27 Holiday Hills Estates Management LLC.

322.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Holiday Hills Estates Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

323.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

324.	$15,334,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Indigo Pines Owner LLC to Walker & Dunlop, LLC.

325.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Indigo Pines Owner LLC and Walker & Dunlop, LLC.

326.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Indigo Pines Owner LLC for the benefit of Walker & Dunlop, LLC.

327.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Indigo Pines Owner LLC, Walker & Dunlop, LLC and SNR 27 Indigo Pines Management LLC.

328.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Indigo Pines Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

329.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

330.	$13,394,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 The Jefferson Owner LLC to Walker & Dunlop, LLC.

Schedule 6.24 – Page 26

331.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 The Jefferson Owner LLC and Walker & Dunlop, LLC.

332.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 The Jefferson Owner LLC for the benefit of Walker & Dunlop, LLC.

333.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Jefferson Owner LLC, Walker & Dunlop, LLC and SNR 27 The Jefferson Management LLC.

334.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Jefferson Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

335.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

336.	$22,896,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Kalama Heights Owner LLC to Walker & Dunlop, LLC.

337.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Kalama Heights Owner LLC and Walker & Dunlop, LLC.

338.	Multifamily Mortgage, Assignment of Rents, Security Agreement and Financing Statement, dated as of August 12, 2015, made by SNR 27 Kalama Heights Owner LLC for the benefit of Walker & Dunlop, LLC.

339.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Kalama Heights Owner LLC, Walker & Dunlop, LLC and SNR 27 Kalama Heights Management LLC.

340.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Kalama Heights Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

341.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

342.	$19,936,000.00 Amended and Restated Multifamily Note, dated as of August 12, 2015, made by SNR 27 Marion Woods Owner LLC to Walker & Dunlop, LLC.

343.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Marion Woods Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 27

344.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Marion Woods Owner LLC for the benefit of Walker & Dunlop, LLC.

345.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Marion Woods Owner LLC, Walker & Dunlop, LLC and SNR 27 Marion Woods Management LLC.

346.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Marion Woods Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

347.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

348.	$11,670,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Montara Meadows Owner LLC to Walker & Dunlop, LLC.

349.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Montara Meadows Owner LLC and Walker & Dunlop, LLC.

350.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Montara Meadows Owner LLC for the benefit of Walker & Dunlop, LLC.

351.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Montara Meadows Owner LLC, Walker & Dunlop, LLC and SNR 27 Montara Meadows Management LLC.

352.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Montara Meadows Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

353.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

354.	$12,845,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Niagara Village Owner LLC to Walker & Dunlop, LLC.

355.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Niagara Village Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 28

356.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Niagara Village Owner LLC for the benefit of Walker & Dunlop, LLC.

357.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Niagara Village Owner LLC, Walker & Dunlop, LLC and SNR 27 Niagara Village Management LLC.

358.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Niagara Village Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

359.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

360.	$12,569,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Parkrose Chateau Owner LLC to Walker & Dunlop, LLC.

361.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Parkrose Chateau Owner LLC and Walker & Dunlop, LLC.

362.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Parkrose Chateau Owner LLC for the benefit of Walker & Dunlop, LLC.

363.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Parkrose Chateau Owner LLC, Walker & Dunlop, LLC and SNR 27 Parkrose Chateau Management LLC.

364.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Parkrose Chateau Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

365.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

366.	$12,902,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Pinegate Owner LLC to Walker & Dunlop, LLC.

367.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Pinegate Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 29

368.	Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Pinegate Owner LLC for the benefit of Walker & Dunlop, LLC.

369.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Pinegate Owner LLC, Walker & Dunlop, LLC and SNR 27 Pinegate Management LLC.

370.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Pinegate Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

371.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

372.	$18,799,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Quail Run Estates Owner LLC to Walker & Dunlop, LLC.

373.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Quail Run Estates Owner LLC and Walker & Dunlop, LLC.

374.	Multifamily Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 Quail Run Estates Owner LLC for the benefit of Walker & Dunlop, LLC.

375.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Quail Run Estates Owner LLC, Walker & Dunlop, LLC and SNR 27 Quail Run Estates Management LLC.

376.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Quail Run Estates Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

377.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

378.	$16,435,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Quincy Place Owner LLC to Walker & Dunlop, LLC.

379.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Quincy Place Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 30

380.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Quincy Place Owner LLC for the benefit of Walker & Dunlop, LLC.

381.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Quincy Place Owner LLC, Walker & Dunlop, LLC and SNR 27 Quincy Place Management LLC.

382.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Quincy Place Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

383.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

384.	$16,500,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Redbud Hills Owner LLC to Walker & Dunlop, LLC.

385.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Redbud Hills Owner LLC and Walker & Dunlop, LLC.

386.	Multifamily Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 Redbud Hills Owner LLC for the benefit of Walker & Dunlop, LLC.

387.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Redbud Hills Owner LLC, Walker & Dunlop, LLC and SNR 27 Redbud Hills Management LLC.

388.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Redbud Hills Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

389.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

390.	$13,628,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 The Remington Owner LLC to Walker & Dunlop, LLC.

391.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 The Remington Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 31

392.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 The Remington Owner LLC for the benefit of Walker & Dunlop, LLC.

393.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Remington Owner LLC, Walker & Dunlop, LLC and SNR 27 The Remington Management LLC.

394.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Remington Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

395.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

396.	$15,375,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 The Springs of Escondido Owner LLC to Walker & Dunlop, LLC.

397.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 The Springs of Escondido Owner LLC and Walker & Dunlop, LLC.

398.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 The Springs of Escondido Owner LLC for the benefit of Walker & Dunlop, LLC.

399.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Springs of Escondido Owner LLC, Walker & Dunlop, LLC and SNR 27 The Springs of Escondido Management LLC.

400.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Springs of Escondido Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

401.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

402.	$15,408,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 The Springs of Napa Owner LLC to Walker & Dunlop, LLC.

403.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 The Springs of Napa Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 32

404.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 The Springs of Napa Owner LLC for the benefit of Walker & Dunlop, LLC.

405.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Springs of Napa Owner LLC, Walker & Dunlop, LLC and SNR 27 The Springs of Napa Management LLC.

406.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Springs of Napa Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

407.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

408.	$19,675,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 Stone Lodge Owner LLC to Walker & Dunlop, LLC.

409.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 Stone Lodge Owner LLC and Walker & Dunlop, LLC.

410.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 Stone Lodge Owner LLC for the benefit of Walker & Dunlop, LLC.

411.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Stone Lodge Owner LLC, Walker & Dunlop, LLC and SNR 27 Stone Lodge Management LLC.

412.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 Stone Lodge Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

413.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

414.	$21,057,000.00 Amended and Restated Multifamily Note, dated as of August 12, 2015, made by SNR 27 University Pines Owner LLC to Walker & Dunlop, LLC.

415.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 University Pines Owner LLC and Walker & Dunlop, LLC.

Schedule 6.24 – Page 33

416.	Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of August 12, 2015, made by SNR 27 University Pines Owner LLC for the benefit of Walker & Dunlop, LLC.

417.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 University Pines Owner LLC, Walker & Dunlop, LLC and SNR 27 University Pines Management LLC.

418.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 University Pines Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

419.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

420.	$27,382,000.00 Multifamily Note, dated as of August 12, 2015, made by SNR 27 The Woods at Holly Tree Owner LLC to Walker & Dunlop, LLC.

421.	Multifamily Loan and Security Agreement – Seniors Housing, dated as of August 12, 2015, by and between SNR 27 The Woods at Holly Tree Owner LLC and Walker & Dunlop, LLC.

422.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of August 12, 2015, made by SNR 27 The Woods at Holly Tree Owner LLC for the benefit of Walker & Dunlop, LLC.

423.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR The Woods at Holly Tree Owner LLC, Walker & Dunlop, LLC and SNR 27 The Woods at Holly Tree Management LLC.

424.

Collateral Assignment of Management Agreement and Subordination of Management Fees – Seniors Housing, dated as of August 12, 2015, made by and among SNR 27 The Woods at Holly Tree Management LLC, Walker & Dunlop, LLC and Holiday AL Management Sub LLC.

425.	Guaranty, dated as of August 12, 2015, by New Senior Investment Group Inc. for the benefit of Walker & Dunlop, LLC.

426.

Cross-Collateralization Agreement –Master (Sub-Pool 1), dated as of August 12, 2015, made by and among Walker & Dunlop, LLC, SNR 27 Arcadia Place Owner LLC, SNR 27 The Remington Owner LLC, SNR 27 The Springs of Escondido Owner LLC and SNR 27 The Springs of Napa Owner LLC.

Schedule 6.24 – Page 34

427.

Cross-Collateralization Agreement –Master (Sub-Pool 2), dated as of August 12, 2015, made by and among Walker & Dunlop, LLC, SNR 27 Augustine Landing Owner LLC, SNR 27 Marion Woods Owner LLC and SNR 27 University Pines Owner LLC.

428.

Cross-Collateralization Agreement –Master (Sub-Pool 3), dated as of August 12, 2015, made by and among Walker & Dunlop, LLC, SNR 27 Aspen View Owner LLC, SNR 27 Montara Meadows Owner LLC, SNR 27 Parkrose Chateau Owner LLC, SNR 27 Quincy Place Owner LLC and SNR 27 Stone Lodge Owner LLC.

429.

Cross-Collateralization Agreement –Master (Sub-Pool 4), dated as of August 12, 2015, made by and among Walker & Dunlop, LLC, SNR 27 Cedar Ridge Owner LLC, SNR 27 Elm Park Estates Owner LLC, SNR 27 Indigo Pines Owner LLC, SNR 27 Pinegate Owner LLC and SNR 27 The Woods at Holly Tree Owner LLC.

430.

Cross-Collateralization Agreement –Master (Sub-Pool 5), dated as of August 12, 2015, made by and among Walker & Dunlop, LLC, SNR 27 Alexis Gardens Owner LLC, SNR 27 Echo Ridge Owner LLC, SNR 27 Greenwood Terrace Owner LLC, SNR The Jefferson Owner LLC and SNR 27 Redbud Hills Owner LLC.

431.

Cross-Collateralization Agreement –Master (Sub-Pool 6), dated as of August 12, 2015, made by and among Walker & Dunlop, LLC, SNR 27 Andover Place Owner LLC, SNR 27 Holiday Hills Estates Owner LLC, SNR 27 Kalama Heights Owner LLC, SNR Niagara Village Owner LLC and SNR 27 Quail Run Estates Owner LLC.

Freddie Needle

432.

$720,000,000 Consolidated, Amended and Restated Master Multifamily Note, dated as of October 10, 2018, made by NIC 12 Arlington Plaza Owner LLC, NIC 12 Blair House Owner LLC, NIC 12 Blue Water Lodge Owner LLC, NIC 12 Briarcrest Estates Owner LLC, NIC 12 Chateau Ridgeland Owner LLC, NIC 12 Cherry Laurel Owner LLC, NIC 12 Colonial Harbor Owner LLC, NIC 12 Country Squire Owner LLC, NIC 12 Courtyard at Lakewood Owner LLC, NIC 12 Desoto Beach Club Owner LLC, NIC 12 El Dorado Owner LLC, NIC 12 Essex House Owner LLC, NIC 12 Fleming Point Owner LLC, NIC 12 Grasslands Estates Owner LLC, NIC 12 Greeley Place Owner LLC, NIC 12 Grizzly Peak Owner LLC, NIC 12 Jackson Oaks Owner LLC, NIC 12 Maple Downs Owner LLC, NIC 12 Parkwood Estates Owner LLC, NIC 12 Pioneer Valley Lodge Owner LLC, NIC 12 Regency Residence Owner LLC, NIC 12 Simi Hills Owner LLC, NIC 12 Stoneybrook Lodge Owner LLC, NIC 12 Ventura Place Owner LLC, NIC 13 The Bentley Owner LLC, NIC 13 Dogwood Estates Owner LLC, NIC 13 Durham Regent Owner LP, NIC 13 Fountains at Hidden Lakes Owner LLC, NIC 13 Hidden Lakes Owner LLC, NIC 13 Illahee Hills Owner LLC, NIC 13 Jordan Oaks Owner LP, NIC 13 Lodge at Cold Spring Owner LLC, NIC 13 Madison Estates Owner LLC, NIC 13 Manor at Oakridge Owner LLC, NIC 13 Oakwood Hills Owner LLC, NIC 13 Orchid Terrace Owner LLC, NIC 13 Palmer Hills Owner LLC, NIC 13 Pinewood Hills Owner LLC, NIC 13 Pueblo Regent Owner LLC, NIC 13 The Regent Owner LLC, NIC 13 Rock Creek Owner LLC, NIC 13 Sheldon Oaks Owner LLC, NIC 13 Sky Peaks Owner LLC, NIC 13 Thornton Place Owner LLC, NIC 13 Uffelman Estates Owner LLC, NIC 13 Village Gate Owner LLC, NIC 13 Vista De La Montana Owner LLC, NIC 13 Walnut Woods Owner LLC, NIC 13 The Westmont Owner LLC and NIC 13 Whiterock Court Owner LLC to KeyBank National Association.

Schedule 6.24 – Page 35

433.

Master Multifamily Loan and Security Agreement, dated as of October 10, 2018, made by and among KeyBank National Association, NIC 12 Arlington Plaza Owner LLC, NIC 12 Blair House Owner LLC, NIC 12 Blue Water Lodge Owner LLC, NIC 12 Briarcrest Estates Owner LLC, NIC 12 Chateau Ridgeland Owner LLC, NIC 12 Cherry Laurel Owner LLC, NIC 12 Colonial Harbor Owner LLC, NIC 12 Country Squire Owner LLC, NIC 12 Courtyard at Lakewood Owner LLC, NIC 12 Desoto Beach Club Owner LLC, NIC 12 El Dorado Owner LLC, NIC 12 Essex House Owner LLC, NIC 12 Fleming Point Owner LLC, NIC 12 Grasslands Estates Owner LLC, NIC 12 Greeley Place Owner LLC, NIC 12 Grizzly Peak Owner LLC, NIC 12 Jackson Oaks Owner LLC, NIC 12 Maple Downs Owner LLC, NIC 12 Parkwood Estates Owner LLC, NIC 12 Pioneer Valley Lodge Owner LLC, NIC 12 Regency Residence Owner LLC, NIC 12 Simi Hills Owner LLC, NIC 12 Stoneybrook Lodge Owner LLC, NIC 12 Ventura Place Owner LLC, NIC 13 The Bentley Owner LLC, NIC 13 Dogwood Estates Owner LLC, NIC 13 Durham Regent Owner LP, NIC 13 Fountains at Hidden Lakes Owner LLC, NIC 13 Hidden Lakes Owner LLC, NIC 13 Illahee Hills Owner LLC, NIC 13 Jordan Oaks Owner LP, NIC 13 Lodge at Cold Spring Owner LLC, NIC 13 Madison Estates Owner LLC, NIC 13 Manor at Oakridge Owner LLC, NIC 13 Oakwood Hills Owner LLC, NIC 13 Orchid Terrace Owner LLC, NIC 13 Palmer Hills Owner LLC, NIC 13 Pinewood Hills Owner LLC, NIC 13 Pueblo Regent Owner LLC, NIC 13 The Regent Owner LLC, NIC 13 Rock Creek Owner LLC, NIC 13 Sheldon Oaks Owner LLC, NIC 13 Sky Peaks Owner LLC, NIC 13 Thornton Place Owner LLC, NIC 13 Uffelman Estates Owner LLC, NIC 13 Village Gate Owner LLC, NIC 13 Vista De La Montana Owner LLC, NIC 13 Walnut Woods Owner LLC, NIC 13 The Westmont Owner LLC and NIC 13 Whiterock Court Owner.

434.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of December 23, 2013, made by made by NIC 12 Arlington Plaza Owner LLC for the benefit of KeyBank National Association.

435.

Multifamily Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by made by NIC 12 Blair House Owner LLC for the benefit of KeyBank National Association.

436.	Multifamily Mortgage, dated as of October 10, 2018, made by NIC 12 Blue Water Lodge Owner LLC for the benefit of KeyBank National Association.

437.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Briarcrest Estates Owner LLC for the benefit of KeyBank National Association.

438.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Chateau Ridgeland Owner LLC for the benefit of KeyBank National Association.

Schedule 6.24 – Page 36

439.

Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Cherry Laurel Owner LLC for the benefit of KeyBank National Association.

440.

Second Amended and Restated Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 12 Colonial Harbor Owner LLC for the benefit of KeyBank National Association.

441.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Country Squire Owner LLC for the benefit of KeyBank National Association.

442.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Courtyard at Lakewood Owner LLC for the benefit of KeyBank National Association.

443.

Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Desoto Beach Club Owner LLC for the benefit of KeyBank National Association.

444.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 12 El Dorado Owner LLC for the benefit of KeyBank National Association.

445.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Essex House Owner LLC for the benefit of KeyBank National Association.

446.	Consolidation, Extension and Modification Agreement, dated as of October 10, 2018, made by NIC 12 Fleming Point Owner LLC for the benefit of KeyBank National Association.

447.

Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Grasslands Estates Owner LLC for the benefit of KeyBank National Association.

448.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Greeley Place Owner LLC for the benefit of KeyBank National Association.

449.	Multifamily Deed of Trust, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 12 Grizzly Peak Owner LLC for the benefit of KeyBank National Association.

450.

Multifamily Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of October 10, 2018, made by NIC 12 Jackson Oaks Owner LLC for the benefit of KeyBank National Association.

Schedule 6.24 – Page 37

451.	Consolidation, Extension and Modification Agreement, dated as of October 10, 2018, made by NIC 12 Maple Downs Owner LLC for the benefit of KeyBank National Association.

452.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Parkwood Estates Owner LLC for the benefit of KeyBank National Association.

453.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Pioneer Valley Lodge Owner LLC for the benefit of KeyBank National Association.

454.

Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Regency Residence Owner LLC for the benefit of KeyBank National Association.

455.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 12 Simi Hills Owner LLC for the benefit of KeyBank National Association.

456.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Stoneybrook Lodge Owner LLC for the benefit of KeyBank National Association.

457.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 12 Ventura Place Owner LLC for the benefit of KeyBank National Association.

458.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 The Bentley Owner LLC for the benefit of KeyBank National Association.

459.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 Dogwood Estates Owner LLC for the benefit of KeyBank National Association.

460.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 Durham Regent Owner LP for the benefit of KeyBank National Association.

461.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Fountains at Hidden Lakes Owner LLC for the benefit of KeyBank National Association.

462.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Hidden Lakes Owner LLC for the benefit of KeyBank National Association.

Schedule 6.24 – Page 38

463.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Illahee Hills Owner LLC for the benefit of KeyBank National Association.

464.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 Jordan Oaks Owner LP for the benefit of KeyBank National Association.

465.	Multifamily Open-End Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Lodge at Cold Spring Owner LLC for the benefit of KeyBank National Association.

466.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 Madison Estates Owner LLC for the benefit of KeyBank National Association.

467.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Manor at Oakridge Owner LLC for the benefit of KeyBank National Association.

468.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Oakwood Hills Owner LLC for the benefit of KeyBank National Association.

469.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Orchid Terrace Owner LLC for the benefit of KeyBank National Association.

470.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Palmer Hills Owner LLC for the benefit of KeyBank National Association.

471.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 Pinewood Hills Owner LLC for the benefit of KeyBank National Association.

472.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Pueblo Regent Owner LLC for the benefit of KeyBank National Association.

473.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 The Regent Owner LLC for the benefit of KeyBank National Association.

474.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Rock Creek Owner LLC for the benefit of KeyBank National Association.

Schedule 6.24 – Page 39

475.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Sheldon Oaks Owner LLC for the benefit of KeyBank National Association.

476.	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 Sky Peaks Owner LLC for the benefit of KeyBank National Association.

477.

Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Thornton Place Owner LLC for the benefit of KeyBank National Association.

478.

Multifamily Deed of Trust, Absolute Assignment of Leases and Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Uffelman Estates Owner LLC for the benefit of KeyBank National Association.

479.	Multifamily Open-End Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Village Gate Owner LLC for the benefit of KeyBank National Association.

480.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 Vista De La Montana Owner LLC for the benefit of KeyBank National Association.

481.	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of October 10, 2018, made by NIC 13 Walnut Woods Owner LLC for the benefit of KeyBank National Association.

482.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 The Westmont Owner LLC for the benefit of KeyBank National Association.

483.

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of October 10, 2018, made by NIC 13 Whiterock Court Owner LLC for the benefit of KeyBank National Association.

484.	Guaranty, dated as of October 10, 2018, made by New Senior Investment Group Inc. for the benefit of KeyBank National Association.

Schedule 6.24 – Page 40

SCHEDULE 6.33

MATERIAL CONTRACTS OF BORROWING BASE PROPERTIES

Operating Leases

1.

Master Lease and Security Agreement dated as of July 18, 2012, by and among Orchard Park Owner LLC, Sunshine Villa Owner LLC, Sheldon Park Owner LLC, Desert Flower Owner LLC, Canyon Creek Owner LLC and Willow Park Owner LLC, collectively, as landlord, and Orchard Park Leasing LLC, Sunshine Villa Leasing LLC, Sheldon Park Leasing LLC, Desert Flower Leasing LLC, Canyon Creek Leasing LLC and Willow Park Leasing LLC, collectively, as tenant, as amended by that certain First Amendment to Master Lease and Security Agreement dated as of October 31, 2016, and as further amended by that certain Second Amendment to Master Lease and Security Agreement dated as of August 18, 2017.

2.

Master Lease and Security Agreement dated as of October 1, 2015, by and among SNR 25 Legacy at Bear Creek Owner LLC and SNR 25 Legacy at Georgetown Owner LLC, collectively, as landlord, and SNR 25 Legacy at Bear Creek Leasing LLC and SNR 25 Legacy at Georgetown Leasing LLC, collectively, as tenant.

Triple Net Leases

None.

Management Agreements

1.	Management Agreement dated as July 18, 2012, by and between Orchard Park Management LLC and Orchard Park Leasing LLC.

2.	Management Agreement dated as July 18, 2012, by and between Sunshine Villa Management LLC and Sunshine Villa Leasing LLC.

3.	Management Agreement dated as July 18, 2012, by and between Sheldon Park Management LLC and Sheldon Park Leasing LLC.

4.	Management Agreement dated as July 18, 2012, by and between Desert Flower Management LLC and Desert Flower Leasing LLC.

5.	Management Agreement dated as July 18, 2012, by and between Canyon Creek Property Management LLC and Canyon Creek Leasing LLC.

6.	Management Agreement dated as July 18, 2012, by and between Willow Park Management LLC and Willow Park Leasing LLC.

7.	Agreement to Provide Management Services to Assisted Living Facility dated as of October 1, 2015, by and between SNR 25 Legacy at Bear Creek Leasing LLC and Thrive Senior Living, LLC.

Schedule 6.33 – Page 1

8.	Agreement to Provide Management Services to Assisted Living Facility dated as of October 1, 2015, by and between SNR 25 Legacy at Georgetown Leasing LLC and Thrive Senior Living, LLC.

Other Leases

None.

Schedule 6.33 – Page 2

SCHEDULE 6.37

HEALTHCARE REPRESENTATIONS

None.

Schedule 6.37 – Page 1

SCHEDULE 7.13

MANAGEMENT AGREEMENTS

Management Agreements

9.	Management Agreement dated as July 18, 2012, by and between Orchard Park Management LLC and Orchard Park Leasing LLC.

10.	Management Agreement dated as July 18, 2012, by and between Sunshine Villa Management LLC and Sunshine Villa Leasing LLC.

11.	Management Agreement dated as July 18, 2012, by and between Sheldon Park Management LLC and Sheldon Park Leasing LLC.

12.	Management Agreement dated as July 18, 2012, by and between Desert Flower Management LLC and Desert Flower Leasing LLC.

13.	Management Agreement dated as July 18, 2012, by and between Canyon Creek Property Management LLC and Canyon Creek Leasing LLC.

14.	Management Agreement dated as July 18, 2012, by and between Willow Park Management LLC and Willow Park Leasing LLC.

Schedule 7.13 – Page 1